Execution Version

FIFTH AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT

This FIFTH AMENDMENT AND LIMITED WAIVER TO CREDIT AGREEMENT (this
“Amendment/Waiver”) is entered into as of September 2, 2022 (the “Agreement Date”), among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, and BLUE BIRD GLOBAL CORPORATION, a Delaware corporation, each as Intermediate Parents, the several banks and other financial institutions from time to time party hereto (the “Consenting Lenders”), and BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent”), and Fifth Third Bank and Truist Bank, each as an Issuing Bank.

R E C I T A L S:

A.The Borrower, Holdings, the Intermediate Parents, the Consenting Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent are parties to the Credit Agreement, dated as of December 12, 2016, as amended by the First Amendment to Credit Agreement, dated as of September 13, 2018, the Second Amendment to Credit Agreement dated as of May 7, 2020, the Third Amendment to Credit Agreement dated as of December 4, 2020, and the Fourth Amendment to Credit Agreement dated as of November 24, 2021 (as further amended, restated, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”).

B.As of the Agreement Date, the Specified Events (as defined below) may occur and, if so, could constitute Defaults and/or Events of Default.

C.In an abundance of caution, the Borrower has requested that the Administrative Agent and the Lenders waive the Specified Events during the Limited Waiver Period (as defined below).

D.Upon the terms and subject to the conditions set forth in this Amendment/Waiver, the Consenting Lenders, which constitute Required Lenders as of the Agreement Date, have agreed to waive the Specified Events during the Limited Waiver Period.

In consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions and Interpretation.

1.1Definitions. Unless otherwise defined in this Amendment/Waiver, capitalized terms used herein shall have the meanings given to them in the Credit Agreement.

1.2Interpretation. This Amendment/Waiver shall be construed and interpreted in accordance with the rules of construction set forth in Sections 1.02 and 1.03 of the Credit Agreement.

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Section 2.    Confirmation by Loan Parties of Obligations and Specified Events. Each Loan Party acknowledges and agrees that, as of the Agreement Date, the aggregate outstanding principal balance of the Loan Document Obligations under the Credit Agreement is $196,613,008.00, and the respective aggregate outstanding principal amounts of the Revolving Loans, the LC Exposure, the Swingline Exposure and the Term Loans as of the Agreement Date are the following:

Revolving Loans (excluding LC Exposure and Swingline Exposure)	$35,000,000.00

LC Exposure	$6,300,508.00

Swingline Exposure	$ 0

Term Loans	$155,312,500.00

The foregoing amounts do not include Secured Cash Management Obligations or Secured Swap Obligations and do not include interest, fees, expenses, indemnity payments and other amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Loan Documents, all of which the Loan Parties hereby acknowledge and agree are outstanding and payable in accordance with the Loan Documents.

Each Loan Party further acknowledges and agrees that no Defaults or Events of Default (a) have occurred or are continuing as of the Agreement Date or (b) are expected by the Loan Parties to occur during the Limited Waiver Period, except (in the case of clause (b) only) for the following (the “Specified Events”):

(a)a breach of Section 6.10(b) of the Credit Agreement with respect to the fiscal quarter ending October 1, 2022; and

(b)a breach of Section 6.10(d) of the Credit Agreement with respect to the three-month period ending October 1, 2022.

Each Loan Party acknowledges and agrees that, except to the extent (and only to the extent) expressly set forth herein, the identification of the Specified Events does not preclude the existence of current or future defaults, Defaults or Events of Default under the Loan Documents or constitute a waiver of any such current or future defaults, Defaults or Events of Default, whether they are known or unknown.

Each Loan Party further acknowledges and agrees that, as of the Waiver Effective Date, in addition to any other rights and remedies that the Secured Parties may have under the Loan Documents, at law, in equity or otherwise, in the absence of the Limited Waiver (as defined below), any Specified Event that constitutes an Event of Default that on or after the Waiver Effective Date has occurred and is continuing would permit the Lenders to (a) accelerate all or any portion of the Secured Obligations and
(b) charge default interest in accordance with Section 2.13(c) of the Credit Agreement.

Section 3.    Limited Waiver.

(a)In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Amendment/Waiver, and upon the terms and subject to the conditions of this Amendment/Waiver, effective as of the Waiver Effective Date, each of the Consenting Lenders hereby waives the Specified Events until the Limited Waiver Period ends in accordance with its terms (the “Limited Waiver”). The Borrower acknowledges and agrees that the Limited Waiver is a one-time waiver and is limited to the extent specifically set forth herein and no other terms, covenants or provisions of the Credit Agreement or any other Loan Document are intended

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pursuant to this Section 3 to (or shall) be affected hereby, all of which remain in full force and effect unaffected hereby. Except for the Specified Events during the Limited Waiver Period as described in the first sentence of this Section 3(a), each Loan Party acknowledges and agrees that the Limited Waiver shall not waive (or be deemed to be or constitute a waiver of) any covenant, term or provision in the Credit Agreement or any other Loan Document (or any breach thereof or any Default or Event of Default) or, except as expressly provided herein, hinder, restrict or otherwise modify any of the rights and remedies of any of the Lenders in respect of any present or future Default or Event of Default (whether or not related to the Specified Events) under the Credit Agreement or any other Loan Document, at law, in equity or otherwise.

(b)Immediately upon the Limited Waiver Period ending in accordance with its terms, any Specified Event that shall have occurred on or before such date (determined solely for this purpose without giving effect to Section 3(a) above) shall be deemed to constitute an Event of Default that has occurred immediately upon the expiration of the Limited Waiver Period.

(c)As used herein, the term “Limited Waiver Period” shall mean the period beginning on the Waiver Effective Date and ending on the earliest to occur of (the occurrence of clause (i), (ii) or (iii), a “Termination Event”): (i) the occurrence or existence of any Default or Event of Default (other than those arising from the Specified Events), (ii) the occurrence or existence of any Limited Waiver Default (as defined below) or (iii) the later of (A) December 31, 2022, or (B) such later date as the Required Lenders may agree in their sole discretion in writing.

(d)As used herein, the term “Limited Waiver Default” shall mean the occurrence or existence of any of the following:

(i)any representation or warranty contained in this Amendment/Waiver shall be incorrect in any material respect as of the Waiver Effective Date, provided that if any such representation or warranty is qualified by or subject to a materiality qualification, such representation or warranty shall be true and correct in all respects;

(ii)any Loan Party breaches any provision of this Amendment/Waiver;

(iii)the Administrative Agent shall not have received, within 45 days after the Agreement Date (or such later date as the Required Lenders may agree in their sole discretion), a perfection certificate, in form substantially consistent with the perfection certificate delivered in connection with the Closing Date, dated on or about the date of the delivery thereof;

(iv)Borrower shall not have provided to the Administrative Agent, within 45 days after the Agreement Date (or such later date as the Required Lenders may agree in their sole discretion), Lien searches from the Secretary of State (or comparable state authority) of the jurisdictions of organization of each of the Loan Parties;

(v)failure of Loan Parties to have reasonably cooperated in a timely manner with the Administrative Agent and the Lenders to demonstrate all Liens in the Collateral granted (or purported to be granted) pursuant to the Loan Documents have been perfected, and have the priority required, in accordance with the Loan Documents;

(vi)the failure by the Borrower to (A) maintain the engagement of Ankura Consulting Group, LLC (“Ankura”), or such other financial advisor to the Borrower that is acceptable to the Required Lenders in their sole discretion (Ankura and any permitted

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successor thereof, the “Financial Advisor”), to perform services including (i) assessment of the cost structure of the Borrower and its Subsidiaries, (ii) identifying efficiencies and synergies for the Borrower and its Subsidiaries and (iii) such other matters customary for the position and as requested by the Consenting Lenders, (B) authorize and instruct the Financial Advisor to (i) share with the Administrative Agent, among other information, all budgets, records, projections, financial information, reports and other information relating to the Collateral, the financial condition and operations of the Loan Parties and their Affiliates as reasonably requested by the Administrative Agent from time to time and (ii) communicate directly with the Administrative Agent as the Administrative Agent may reasonably request or (C) cooperate with the Financial Advisor and provide the Financial Advisor full access to the Loan Parties’ books and records, premises, and management;

(vii)the failure by the Borrower to participate in a monthly conference call with the Administrative Agent and the Lenders with respect the most recently-ended fiscal month on or before each date that is 14 days after the date on which the Borrower is required to deliver the monthly financial statements pursuant to Section 5.01(c) of the Credit Agreement with respect to such month, during which call the Lenders shall be entitled to discuss with senior management of the Borrower the financial condition and results of the Borrower and its Subsidiaries;

(viii)the initiation of any action by, or any other challenge of, any Loan Party or any Affiliate thereof to invalidate or limit the enforceability of any provision of this Amendment/Waiver; or

(ix)any holder or holders of any Lien forecloses (or receives a grant of a deed in lieu of foreclosure or the like) on any assets of any Loan Party or any of its Subsidiaries with an aggregate value of greater than $100,000, which value with respect to each such asset shall be deemed to be the greater of the fair market value or book value of such asset, or takes any action to otherwise realize on such Lien.

Any Limited Waiver Default shall cause the immediate termination of the Limited Waiver Period.

(e)Upon the occurrence of a Termination Event, the Limited Waiver Period shall immediately end without the requirement of any demand, presentment, protest, notice or other action of any kind, all of which Borrower and the other Loan Parties each waives, and the Lenders shall be entitled to exercise all rights and remedies available under the Loan Documents and/or applicable law in respect of the Specified Events; provided that, the Lenders may not charge default interest pursuant to Section 2.13(c) of the Credit Agreement in respect of any Specified Event during the Limited Waiver Period.

(f)Any agreement by the Lenders to extend the Limited Waiver Period, if any, must be set forth in writing and signed by a duly authorized signatory of each of the Administrative Agent and the Required Lenders.

(g)The Borrower and the other Loan Parties each acknowledge that the Lenders have not made any assurances concerning (i) any possibility of an extension of the Limited Waiver Period or (ii) any additional forbearance, waiver, restructuring or other accommodations.

(h)The parties hereto agree that the running of all statutes of limitation and the doctrine of laches applicable to all claims or causes of action that any Secured Party may be entitled to take or bring in order to enforce its rights and remedies against Borrower or any other

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Loan Party are, to the fullest extent permitted by law, tolled and suspended during the Limited Waiver Period.

(i)The Borrower and the other Loan Parties acknowledge and agree that any Loan or other financial accommodation that any Lender or Issuing Bank makes on or after the Waiver Effective Date has been made by such party in reliance upon, and is consideration for, among other things, the waiver of claims contained in Section 8.8 hereof and the other covenants, agreements, representations and warranties of Borrower and the other Loan Parties hereunder.

(j)The parties hereto agree that during the Limited Waiver Period, any provision of the Credit Agreement other than Section 6.10 that requires compliance with the Financial Performance Covenant (on a Pro Forma Basis or otherwise) will be tested as if the Limited Waiver was not in effect.

Section 4.    Covenants.

(a)Trigger Election. The Borrower agrees that it will not make a Trigger Election during the Limited Waiver Period (and that a breach of this covenant shall be deemed to constitute an immediate Event of Default under Section 7.01(d)(i) of the Credit Agreement).

(b)Co-operation. The Loan Parties shall deliver to the Administrative Agent and the Lenders such other information regarding the operations, business affairs, financial condition of any Loan Party and any of their Subsidiaries, or compliance with any terms of any Loan Document (including this Amendment/Waiver), as the Administrative Agent or the Required Lenders may reasonably request.

Section 5.    Effectiveness.

5.1Conditions Precedent. The effectiveness of this Amendment/Waiver (other than Section 3) is subject to the satisfaction conditions (a) and (b) below, and the effectiveness of Section 3 is subject to the satisfaction of all the following conditions precedent (the first date on which such conditions have been satisfied being referred to herein as the “Waiver Effective Date”):

(a)The Administrative Agent (or its counsel) shall have received (i) a duly executed and completed counterpart hereof that bears the signature of the Borrower and each other Loan Party, (ii) a duly executed and completed counterpart hereof that bears the signature of the Administrative Agent and (iii) a duly executed and completed counterpart hereof that bears the signature of each of the Lenders party hereto (comprising the Required Lenders);

(b)The Administrative Agent shall have received an Acknowledgment and Confirmation in the form of Annex I hereto from an authorized officer of each Loan Party;

(c)Upon and after giving effect to this Amendment/Waiver, (i) all of the representations and warranties set forth in Section 7 below and in the Credit Agreement will be true and correct and (ii) and no Default or Event of Default shall exist;

(d)The Administrative Agent shall have received (i) reimbursement of reasonable and documented out of pocket expenses in connection with this Amendment/Waiver and the other transactions contemplated hereby in accordance with Section 9.03 of the Credit Agreement and
(ii) on behalf of itself, its Affiliates and each Consenting Lender for the account of each Consenting Lender that duly executes this Amendment/Waiver on or prior to 5:00 p.m. New York

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time on September 1, 2022 (or such later date and time as notified by the Borrower in writing to the Lenders through the Administrative Agent), a fee equal to 0.05% of the aggregate outstanding principal amount of the Revolving Commitments and Term Loans held by such Consenting Lender on the Waiver Effective Date; and

(e)The Administrative Agent shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five
(5) Business Days prior to the Waiver Effective Date by the Administrative Agent required by regulatory authorities under applicable Anti-Money Laundering Laws, including the USA PATRIOT Act and other “know your customer” rules and regulations.

5.1Agreement Date; Waiver Effective Date. This Amendment/Waiver shall be effective on the Agreement Date (other than Section 3), and Section 3 shall be effective on the Waiver Effective Date.

Section 6.    Fifth Amendment; SOFR transition.

(f)On the Agreement Date, (i) the Administrative Agent and the Borrower hereby jointly elect to trigger a fallback from the Eurodollar Rate (as defined in the Credit Agreement as in effect immediately prior to the Agreement Date), and the Lenders are hereby notified of such election, which shall constitute an Early Opt-in Election, and (ii) subject to the satisfaction of the conditions precedent set forth in Section 5.1(a) and (b) hereof and whether or not the Waiver Effective Date shall have occurred or would occur in the future, the Credit Agreement is hereby amended to delete the red font stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue font double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto (the “Fifth Amendment”). The Lenders party hereto (constituting the Required Lenders) waive the notice period in clause (4) of the definition of Benchmark Replacement Date.

(g)Notwithstanding anything to the contrary in the Credit Agreement or this Amendment/Waiver, any Eurodollar Loans (as defined in the Credit Agreement as in effect immediately prior to the Agreement Date) outstanding as of the Agreement Date shall continue to the end of the applicable Interest Period for such Eurodollar Loans and the provisions of the Credit Agreement applicable thereto shall continue and remain in effect (notwithstanding the election of the Administrative Agent and the Borrower to trigger an Early Opt-In Election and the occurrence of the Agreement Date) until the end of the applicable Interest Period for such Eurodollar Loans, after which such provisions shall have no further force or effect; provided that, for the avoidance of doubt, at any time from and after the Agreement Date, the Borrower shall not be permitted to request a Borrowing of, conversion to or continuation of any Eurodollar Loans.

Section 7.    Representations and Warranties. Each Loan Party party hereto represents and warrants to each of the Lenders and the Administrative Agent that as of each of the Agreement Date and the Waiver Effective Date:

7.1Power and Authority. Such Loan Party is duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has all corporate or other organizational power and authority to carry on its business and to execute, deliver and perform its obligations under this Amendment/Waiver and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

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7.2Authorization. This Amendment/Waiver has been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Amendment/Waiver has been duly executed and delivered by each such Loan Party and constitutes, and the Credit Agreement as amended or otherwise modified hereby constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

7.3Non-Violation. The execution, delivery and performance of this Amendment/Waiver by such Loan Party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except (x) such as have been obtained or made and are in full force and effect except filings necessary to perfect Liens created under the Loan Documents or (y) for consents, approvals, registrations, filings or other actions the failure to make or obtain would not reasonably be expected to be adverse in any material respect to the rights of the Administrative Agent or the Lenders, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder except (in the case of each of clauses (b)(ii) and
(c) to the extent that such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or constituting Permitted Encumbrances.

7.4Representations and Warranties in Credit Agreement. Other than with respect to any Specified Events, the representations and warranties of each Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language are true and correct in all respects on and as of the date hereof or on such earlier date, as the case may be.

7.5No Event of Default. As of each of the Agreement Date and the Waiver Effective Date, immediately after giving effect to this Amendment/Waiver, no Default or Event of Default has occurred and is continuing.

Section 8.    Miscellaneous.

8.1Governing Law. THIS AMENDMENT/WAIVER AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). TO THE FULLEST EXTENT PERMITTED BY LAW, EACH LOAN PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AMENDMENT/WAIVER OR ANY OF THE OTHER LOAN DOCUMENTS.

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8.2Incorporation by Reference. The parties hereto acknowledge and agree that Sections 9.03, 9.05, 9.09, 9.10, 9.12 and 9.18 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

8.3Successors and Assigns. This Amendment/Waiver shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.4Counterparts. This Amendment/Waiver may be executed by the parties hereto separately in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Transmission by a party to another party (or its counsel) via facsimile or electronic mail of a copy of this Amendment/Waiver (or a signature page of this Amendment/Waiver) shall be as fully effective as delivery by such transmitting party to the other parties hereto of a counterpart of this Amendment/Waiver that had been manually signed by such transmitting party.

8.5Entire Agreement. This Amendment/Waiver, together with the Credit Agreement as amended or otherwise modified hereby and the other Loan Documents, embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof.

8.6Severability. Any provision of this Amendment/Waiver that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7Effect of Amendment/Waiver.

(a)Except as expressly set forth herein, this Amendment/Waiver shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders and the Administrative Agent under the Credit Agreement or the other Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or the other Loan Documents or any other provision of the Credit Agreement or of any other Loan Document, all of which are hereby ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)On and after each of the Agreement Date and the Waiver Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended or otherwise modified hereby.

(c)This Amendment/Waiver and the Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Credit Agreement as amended or otherwise modified hereby and the other Loan Documents.

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8.8Waiver of Claims. The Loan Parties hereby acknowledge and agree that, through the date hereof, each of the Administrative Agent, the Issuing Banks, the Lenders and the other Secured Parties (collectively, the “Lender Parties”) has acted in good faith and has conducted itself in a commercially reasonable manner in its relationships with the Loan Parties in connection with the Secured Obligations, the Credit Agreement, the other Loan Documents, each agreement that represents Secured Cash Management Obligations, each Swap Agreement the obligations under which constitute Secured Swap Obligations and the other transactions contemplated hereby (the “Released Transactions and Transaction Documents”), and the Loan Parties hereby waive and release any claims to the contrary with respect to the period through the Waiver Effective Date. To the maximum extent permitted by law, each Loan Party on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, “Releasors”) hereby forever waives, releases, acquits and forever discharges each of the Lender Parties in any capacity and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys, advisors, both present and former, and other representatives of each of the foregoing from any and all claims and defenses, known or unknown as of the date hereof, with respect to the Released Transactions and Transaction Documents.

8.9Headings. The headings used in this Amendment/Waiver are for convenience only, are not part of this Amendment/Waiver and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment/Waiver.

[Signature page follows.]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment/Waiver to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BLUE BIRD CORPORATION, as Holdings

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

BLUE BIRD BODY COMPANY, as Borrower

By: /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer

BLUE BIRD GLOBAL CORPORATION, as
Intermediate Parent

By: /s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

PEACH COUNTY HOLDINGS, INC., as
Intermediate Parent

By: /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer

SCHOOL BUS HOLDINGS INC., as Intermediate Parent

By: /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer

Blue Bird –Fifth Amendment and Limited Waiver to Credit Agreement

BANK OF MONTREAL,
as Administrative Agent, Swingline Lender, Issuing Bank and a Lender

By: /s/ Paul Bahra
Name: Paul Bahra
Title: Director

Blue Bird –Fifth Amendment and Limited Waiver to Credit Agreement

Acknowledged and agreed to by the undersigned:

Name of Institution:

Bank of America, N.A., as a Lender [and as an Issuing Bank]

By: /s/ Miles Nerren
Name: Miles Nerren
Title: Senior Vice President

Blue Bird –Fifth Amendment and Limited Waiver to Credit Agreement

Acknowledged and agreed to by the undersigned:

Name of Institution:

Capital One, NA, as a Lender

By: /s/ Robert P. Harvey

Name: Robert P. Harvey
Title: Authorized Signer

Blue Bird - Fifth Amendment and Limited Waiver to Credit Agreement

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Acknowledged and agreed to by the undersigned:

Name of Institution:

CIBC Bank USA, as a Lender

By: /s/ Timothy Roberts     Name: Timothy Roberts Title: Managing Director

Blue Bird - Fifth Amendment and Limited Waiver to Credit Agreement
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Acknowledged and agreed to by the undersigned:

Name of Institution:

FIFTH THIRD BANK, NATIONAL ASSOCIATION
as an Issuing Bank and as a Lender

By: /s/ Cynthia Clark     Name: Cynthia Clark
Title: Vice President

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Acknowledged and agreed to by the undersigned:

Name of Institution:

JPMorgan Chase Bank, N.A. , as a Lender

By: /s/ Laura Woodward
Name: Laura Woodward
Title: Vice President

If a second signature is required:

By:
Name:
Title:

Blue Bird - Fifth Amendment and Limited Waiver to Credit Agreement
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Acknowledged and agreed to by the undersigned:

Name of Institution:
Regions Bank, as a Lender [and as an Issuing Bank] By: /s/ J. Richard Baker
Name: J. Richard Baker Title: Senior Vice President

Blue Bird - Fifth Amendment and Limited Waiver to Credit Agreement
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Acknowledged and agreed to by the undersigned:

Name of Institution:

Renasant Bank, as a Lender

By: /s/ Alex Falgiano     Name: Alex Falgiano      Title: Managing Director

If a second signature is required:

By:      Name:      Title:

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Confidential

Acknowledged and agreed to by the undersigned:

SANTANDER BANK, N.A. as a Lender

By: /s/ David Cin     Name: David Cin
Title: Vice President

Blue Bird –Fifth Amendment and Limited Waiver to Credit Agreement

SYNOVUS BANK. as Lender

By: /s/ Tejas Patel     Name: Tejas Patel
Title: Director

[Signature Page to Credit Agreement]

Acknowledged and agreed to by the undersigned:

Name of Institution:

TRUIST BANK, as a Lender

By: /s/ Ryan K. Michael
Name: Ryan K. Michael Title:    Senior Vice President

If a second signature is required:

By:      Name:      Title:

Blue Bird –Fifth Amendment and Limited Waiver to Credit Agreement
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Annex I

ACKNOWLEDGMENT AND CONFIRMATION

Reference is made to (i) the Fifth Amendment and Limited Waiver to Credit Agreement, dated as of the date hereof (the “Amendment/Waiver”), which amends and otherwise modifies the Credit Agreement, dated as of December 12, 2016, as amended by the First Amendment to Credit Agreement, dated as of September 13, 2018, as further amended by the Second Amendment to Credit Agreement, dated as of May 7, 2020, the Third Amendment to Credit Agreement dated as of December 4, 2020 and the Fourth Amendment to Credit Agreement dated as of November 24, 2021 (as further amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, BLUE BIRD GLOBAL CORPORATION, a Delaware corporation, as Intermediate Parents, the several banks and other financial institutions from time to time party thereunder (the “Lenders”), BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent for the Lenders thereunder (in such capacities, the “Administrative Agent”), and Fifth Third Bank and Truist Bank, each as an Issuing Bank, and (ii) the Collateral Agreement, dated as of December 12, 2016 (as amended, supplemented, waived or otherwise modified from time to time prior to the date hereof, the “Collateral Agreement”), among Holdings, the Borrower and the other Grantors (as defined therein) from time to time party thereto, in favor of the Administrative Agent, for the benefit of the Secured Parties. Capitalized terms used herein but not defined have the meanings assigned to such terms in the below-defined Modified Credit Agreement.

(a)The Credit Agreement is being amended and otherwise modified as set forth in the Amendment/Waiver (the Credit Agreement, as so amended and modified, the “Modified Credit Agreement”).

(b)Each of the undersigned parties hereby assigns, pledges and grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in all of its right, title and interest in and/or to the Collateral of such party to secure the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations of such party. Such security interest shall be governed in all respects by all of the terms contained in the Collateral Agreement.

(c)Each of the undersigned hereby agrees, with respect to each Loan Document to which it is a party:
(i) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis regardless of the effectiveness of the Amendment/Waiver; and

(ii) all of the Liens and security interests in the Collateral created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its obligations, liabilities and indebtedness under the Modified Credit Agreement and the Collateral Agreement.

(d)This Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Modified Credit Agreement and the other Loan Documents.

(e)THIS ACKNOWLEDGMENT AND CONFIRMATION AND THE RIGHTS AND    OBLIGATIONS    OF    THE    PARTIES    UNDER    THIS    ACKNOWLEDGMENT    AND

NAI-1522289547v19

CONFIRMATION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(f)     This Acknowledgment and Confirmation may be executed by one or more of the parties to this Acknowledgment and Confirmation on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Acknowledgment and Confirmation by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.

[remainder of page intentionally left blank]
NAI-1522289547v19

IN WITNESS WHEREOF, each of the undersigned has caused this Acknowledgment and Confirmation to be duly executed and delivered as of the date first written above.

BLUE BIRD CORPORATION

By:        /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer BLUE BIRD BODY COMPANY
By:        /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer BLUE BIRD GLOBAL CORPORATION
By:        /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer SCHOOL BUS HOLDINGS INC.
By:    /s/ Razvan Radulescu     Name: Razvan Radulescu
Title: Chief Financial Officer

PEACH COUNTY HOLDINGS, INC.

By:    /s/ Razvan Radulescu
    Name: Razvan Radulescu
Title: Chief Financial Officer

EXHIBIT A
Form of Fifth Amendment

NAI-1522289547v19

~~THIS CONFORMED DOCUMENT IS BEING PROVIDED SOLELY FOR EASE OF REVIEW AND CONVENIENCE. JONES DAY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OF THIS DOCUMENT; PARTIES SHOULD RELY SOLELY ON EXECUTED COPIES OF THE CREDIT AGREEMENT AND AMENDMENTS THERETO FOR THE PURPOSES OF MAKING ANY DECISIONS IN CONNECTION HEREWITH.~~Execution
Version
Exhibit A to Fifth Amendment and Limited Waiver to Credit Agreement

$235,000,000

CREDIT AGREEMENT

dated as of December 12, 2016,

conformed through the First Amendment to Credit Agreement, dated as of September 13, 2018, the Second Amendment to Credit Agreement, dated as of May 7, 2020, the Third Amendment to Credit Agreement, dated as of December 4, 2020, and the Fourth Amendment to Credit Agreement dated as of November 24, 2021 among

BLUE BIRD CORPORATION,
as Holdings,

SCHOOL BUS HOLDINGS INC., PEACH COUNTY HOLDINGS, INC. and BLUE BIRD GLOBAL CORPORATION,
as Intermediate Parents,

BLUE BIRD BODY COMPANY,
as Borrower,
THE LENDERS PARTY HERETO, BANK OF MONTREAL,
as Administrative Agent and an Issuing Bank,

FIFTH THIRD BANK,
as Co-Syndication Agent and an Issuing Bank,

REGIONS BANK,
as Co-Syndication Agent, and
JPMORGAN CHASE BANK, N.A., BANK OF THE WEST and BANK OF AMERICA, N.A.,
as Co-Documentation Agents

BMO CAPITAL MARKETS CORP., FIFTH THIRD BANK and REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK,
as Joint Bookrunners and Joint Lead Arrangers

Blue Bird Body Company Credit Agreement
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TABLE OF CONTENTS

Page

ARTICLE I    Definitions    1
SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans and Borrowings    44
SECTION 1.03    Terms Generally    44
SECTION 1.04    Accounting Terms; GAAP    45
SECTION 1.05    Effectuation of Transactions    45
SECTION 1.06    Currency Translation    46
SECTION 1.07    Letter of Credit Amounts    46
SECTION 1.08    Pro Forma Calculations    46
ARTICLE II    The Credits    46
SECTION 2.01    Commitments    46
SECTION 2.02    Loans and Borrowings    47
SECTION 2.03    Requests for Borrowings    47
SECTION 2.04    Swing Line Loans    48
SECTION 2.05    Letters of Credit    50
SECTION 2.06    Funding of Borrowings    55
SECTION 2.07    Interest Elections    56
SECTION 2.08    Termination and Reduction of Commitments    57
SECTION 2.09    Repayment of Loans; Evidence of Debt    58
SECTION 2.10    Maturity and Amortization of Term Loans    58
SECTION 2.11    Prepayment of Loans    60
SECTION 2.12    Fees    62
SECTION 2.13    Interest    63
SECTION 2.14    Alternate Rate of Interest    64
SECTION 2.15    Increased Costs    64
SECTION 2.16    Break Funding Payments    65
SECTION 2.17    Taxes    66
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    69
SECTION 2.19    Mitigation Obligations; Replacement of Lenders    70
SECTION 2.20    Incremental Credit Extensions    71
SECTION 2.21    Defaulting Lenders    74
SECTION 2.22    Illegality    76

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SECTION 2.23    [Reserved]    76
SECTION 2.24    Extension of Term Loans; Extension of Revolving Loans    77
ARTICLE III    Representations and Warranties    80
SECTION 3.01    Organization; Powers    80
SECTION 3.02    Authorization; Enforceability    80
SECTION 3.03    Governmental and Third-Party Approvals; No Conflicts    81
SECTION 3.04    Financial Condition; No Material Adverse Effect    81
SECTION 3.05    Properties    81
SECTION 3.06    Litigation and Environmental Matters    82
SECTION 3.07    Compliance with Laws and Agreements    82
SECTION 3.08    Investment Company Status    82
SECTION 3.09    Taxes    82
SECTION 3.10    ERISA; Labor Matters    82
SECTION 3.11    Disclosure; Undisclosed Liabilities    83
SECTION 3.12    Subsidiaries; Equity Interests    84
SECTION 3.13    Intellectual Property; Licenses, Etc    84
SECTION 3.14    Solvency    84
SECTION 3.15    Federal Reserve Regulations    85
SECTION 3.16    Anti-Corruption Laws and Sanctions    85
SECTION 3.17    Use of Proceeds    85
SECTION 3.18    Security Interests    85
SECTION 3.19    Insurance    86
SECTION 3.20    Status of Holdings and the Intermediate Parent    86
SECTION 3.21    86
SECTION 3.21    Senior Indebtedness    86
ARTICLE IV    Conditions    86
SECTION 4.01    Closing Date    86
SECTION 4.02    Each Credit Event    87
ARTICLE V    Affirmative Covenants    88
SECTION 5.01    Financial Statements and Other Information    88
SECTION 5.02    Notices of Material Events; Other Information    90
SECTION 5.03    Information Regarding Collateral    91
SECTION 5.04    Existence; Conduct of Business    91
SECTION 5.05    Payment of Taxes, etc    92

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SECTION 5.06    Maintenance of Properties    92
SECTION 5.07    Insurance    92
SECTION 5.08     Books and Records; Inspection and Audit Rights; Lender Calls 92 SECTION 5.09    Compliance with Laws    93
SECTION 5.10    Use of Proceeds and Letters of Credit    93
SECTION 5.11    Additional Restricted Subsidiaries    94
SECTION 5.12    Further Assurances    94
SECTION 5.13    Compliance with ERISA    95
SECTION 5.14    Annual Lender Meeting    95
SECTION 5.15    Certain Post-Closing Obligations    95
ARTICLE VI    Negative Covenants    96
SECTION 6.01    Indebtedness; Certain Equity Securities    96
SECTION 6.02    Liens    99
SECTION 6.03    Fundamental Changes    100
SECTION 6.04     Investments, Loans, Advances, Guarantees and Acquisitions     102 SECTION 6.05    Asset Sales    104
SECTION 6.06    Restricted Payments; Certain Payments of Indebtedness    106
SECTION 6.07    Transactions with Affiliates    109
SECTION 6.08    Restrictive Agreements    109
SECTION 6.09     Amendment of Junior Financing, Organizational Documents     110 SECTION 6.10    Total Net Leverage Ratio    110
SECTION 6.11    Changes in Fiscal Periods    110
SECTION 6.12    Sale and Leaseback Transactions    111
SECTION 6.13    Plans    111
ARTICLE VII Events of Default    111
SECTION 7.01    Events of Default    111
SECTION 7.02    Right to Cure    114
SECTION 7.03    Application of Funds    115
ARTICLE VIII Administrative Agent    115
SECTION 8.01    Appointment and Authority    115
SECTION 8.02    Rights as a Lender    115
SECTION 8.03    Exculpatory Provisions    116
SECTION 8.04    Reliance by Administrative Agent    116
SECTION 8.05    Delegation of Duties    117

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SECTION 8.06    Resignation of Administrative Agent    117
SECTION 8.07    Non-Reliance on Administrative Agent and Other Lenders    118
SECTION 8.08    No Other Duties, Etc    119
SECTION 8.09    Administrative Agent May File Proofs of Claim; Authorization to
Enter into Subordination Agreement    119
SECTION 8.10    No Waiver; Cumulative Remedies; Enforcement    120
ARTICLE IX    Miscellaneous    121
SECTION 9.01    Notices    121
SECTION 9.02    Waivers; Amendments    122
SECTION 9.03    Expenses; Indemnity; Damage Waiver    125
SECTION 9.04    Successors and Assigns    127
SECTION 9.05    Survival    132
SECTION 9.06    Counterparts; Integration; Effectiveness    133
SECTION 9.07    Severability    133
SECTION 9.08    Right of Setoff    133
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process    134
SECTION 9.10    WAIVER OF JURY TRIAL    134
SECTION 9.11    Headings    135
SECTION 9.12    Confidentiality    135
SECTION 9.13    USA PATRIOT Act    136
SECTION 9.14    Judgment Currency    136
SECTION 9.15    Release of Liens and Guarantees    137
SECTION 9.16    No Advisory or Fiduciary Responsibility    137
SECTION 9.17    Interest Rate Limitation    138
SECTION 9.18    Acknowledgement and Consent to Bail-In of EEA Financial
Institutions    138
SCHEDULES:
SCHEDULE 2.01    —    Commitments SCHEDULE 3.05    —    Owned Real Property
SCHEDULE 3.12    —    Subsidiaries; Equity Interests SCHEDULE 5.15    —    Certain Post-Closing Obligations SCHEDULE 6.01    —    Existing Indebtedness SCHEDULE 6.02    —    Existing Liens
SCHEDULE 6.04(d)     —    Existing Investments SCHEDULE 6.07    —    Existing Affiliate Transactions SCHEDULE 6.08    —    Existing Restrictions SCHEDULE 9.01    —    Notices

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EXHIBITS:

EXHIBIT A    —    Form of Assignment and Assumption EXHIBIT B    —    Form of Guarantee Agreement EXHIBIT C    —    Form of Perfection Certificate EXHIBIT D    —    Form of Collateral Agreement EXHIBIT E    —    Form of Solvency Certificate EXHIBIT F    —    Form of Intercompany Note
EXHIBIT G    —    Form of Affiliate Assignment Agreement EXHIBIT H-1    —    Form of United States Tax Compliance Certificate EXHIBIT H-2    —    Form of United States Tax Compliance Certificate EXHIBIT H-3    —    Form of United States Tax Compliance Certificate EXHIBIT H-4    —    Form of United States Tax Compliance Certificate EXHIBIT I-1    —    Form of Borrowing Request
EXHIBIT I-2    —    Form of Issuance Notice EXHIBIT J    —    Form of Prepayment Notice EXHIBIT K    —    Form of Compliance Certificate EXHIBIT L-1    —    Form of Term Note
EXHIBIT L-2    —    Form of Revolving Note
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CREDIT AGREEMENT dated as of December 12, 2016, among BLUE BIRD CORPORATION, a Delaware corporation (“Holdings”), SCHOOL BUS HOLDINGS INC., a Delaware corporation, PEACH COUNTY HOLDINGS, INC., a Delaware corporation, and BLUE BIRD GLOBAL CORPORATION, a Delaware corporation, as Intermediate Parents, BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), the LENDERS party hereto, BANK OF MONTREAL, as an Issuing Bank, the Swingline Lender and the Administrative Agent, FIFTH THIRD BANK, as a Co-Syndication Agent and an Issuing Bank, REGIONS BANK, as a Co-Syndication Agent, and JPMORGAN CHASE BANK, N.A., BANK OF THE WEST and BANK OF AMERICA, N.A., as
Co-Documentation Agents.

WHEREAS, the Borrower has requested that the Lenders extend credit in an aggregate principal amount not in excess of $235,000,000, consisting of $160,000,000 aggregate principal amount of Term Loans to be made on the Closing Date and $75,000,000 aggregate principal amount of Revolving Commitments (including a swing line sub-facility and letter of credit sub-facility).

WHEREAS, the proceeds of (a) the Term Loans and the Revolving Loans, if any, incurred on the Closing Date will be used (i) to refinance certain existing Indebtedness of the Borrower and its Subsidiaries and (ii) to pay the Transaction Costs and (b) the Revolving Loans incurred after the Closing Date will be used to finance working capital and other general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions) not prohibited by the Loan Documents.

WHEREAS, the Lenders are willing to extend such credit to the Borrower and its Subsidiaries on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Actual Booked Units” means, as of any date of determination, the cumulative number of Units booked by the Borrower or any Subsidiary Loan Party during the three-fiscal month period ending on the last day of the fiscal month immediately preceding such date.

“Adjusted ~~Eurodollar Rate~~Term SOFR” means, with respect to any ~~Eurodollar Borrowing denominated in dollars for any Interest Period, an interest rate~~tenor, the per annum rate equal to ~~(i) the Eurodollar Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate. Notwithstanding anything to the contrary herein, the Adjusted Eurodollar Rate shall not, in any event, be less than 0.75%..~~the sum of (i) Term SOFR plus (ii) 0.10% (10 basis points); provided, that if Adjusted Term SOFR determined as provided above shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Bank of Montreal, in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignment Agreement” means an assignment and assumption agreement substantially in the form of Exhibit G, with such amendments or modifications as may be approved by the Administrative Agent.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 9.14(b).

“All-In Yield” means, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees, an Adjusted ~~Eurodollar Rate~~Term SOFR floor greater than ~~0.00~~0.75% or an Alternate Base Rate floor greater than ~~1.00~~1.75%, with respect to any Term Loans, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate with respect to any Loan), or otherwise; provided that OID and up-front fees shall, for floating rate Indebtedness, be equated to interest rate assuming a 4-year life to maturity; and provided, further, that “All-In Yield” shall not include arrangement, underwriting or other fees paid to the Joint Lead Arrangers (or Persons serving in similar capacities).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% per annum, and (c) the Adjusted ~~Eurodollar Rate in effect on such day~~Term SOFR for a one-month Interest Period ~~commencing on the second Business Day after such day plus 1.00%, and (d) 1.75%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the NYFRB Rate or the Adjusted Eurodollar Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% per annum. For purposes of clause (c) above, the Adjusted Term SOFR on any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided that if such rate (inclusive of any applicable spread adjustment) shall be less than zero, such rate shall be deemed to be zero. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~Eurodollar Rate~~Term SOFR shall be effective ~~on~~from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~Eurodollar Rate, respectively.~~Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 or 2.15, then the Alternate Base Rate shall be the greater of clauses (a) and (b) and shall be determined without reference to clause (c) above,

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provided that if Alternate Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Holdings or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the anti-bribery provisions of the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Creditor” has the meaning assigned to such term in Section 9.14(b). “Applicable Fronting Exposure” means, with respect to any Person that is an Issuing
Bank or the Swingline Lender at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the total Revolving Exposure at that time, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means:

(i)On the First Amendment Effective Date and thereafter, until changed in accordance with the following provisions, the Applicable Rate shall be set at Level III in the matrix referred to in clause (ii) below.

(ii)Commencing with the fiscal quarter of Holdings ended on September 30, 2018, and continuing with each fiscal quarter thereafter, the Administrative Agent shall determine the Applicable Rate in accordance with the following matrix, based on the Total Net Leverage Ratio:

Level	Total Net Leverage Ratio	ABR Loans	~~EurodollarSOFR Loans~~

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I	Less than 2.00x	0.75%	1.75%
II	Greater than or equal to 2.00x and less than 2.50x	1.00%	2.00%
III	Greater than or equal to 2.50x and less than 3.00x	1.25%	2.25%
IV	Greater than or equal to 3.00x and less than 3.25x	1.50%	2.50%
V	Greater than or equal to 3.25x and less than 3.50x	1.75%	2.75%
VI	Greater than or equal to 3.50x and less than 4.50x	2.00%	3.00%
VII	Greater than or equal to 4.50x and less than 5.00x	3.25%	4.25%
VIII	Greater than or equal to 5.00x	4.25%	5.25%

(i)Changes in the Applicable Rate based upon changes in the Total Net Leverage Ratio shall become effective on the third Business Day following the receipt by the Administrative Agent pursuant to Section 5.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 5.01(b) (in the case of the first three quarters of any fiscal year), as the case may be, of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 5.01(c), demonstrating the computation of the Total Net Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) Holdings has failed to timely deliver its consolidated financial statements referred to in Section 5.01(a) or Section 5.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 5.01(c) and has continued to fail to so deliver after receiving three Business Days’ notice in writing from the Administrative Agent, or (B) an Event of Default has occurred and is continuing, the Applicable Rate shall be set at Level VI in the above matrix, regardless of the Total Net Leverage Ratio at such time. The above matrix does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

(ii)Notwithstanding the foregoing, at all times during the Limited Availability Period, the Applicable Rate shall be (a) solely to the extent that the aggregate Revolving Exposures exceeds $100,000,000, 5.75% for ~~Eurodollar~~SOFR Loans or 4.75% for ABR Loans, as the case may be, with respect to such excess (which shall be applied on a ratable basis to all then outstanding Revolving Exposures regardless of the Borrowing of any Revolving Loan or the issuance of any Letter of Credit that results in such threshold being exceeded), and (b) with respect to all other Revolving Exposures, the sum of (x) the rate determined by the Administrative Agent in accordance with clauses (ii) and (iii) above, plus (y) 0.50%.

“Approved Bank” has the meaning specified in clause (d) of the definition of “Cash
Equivalents”.

“Approved Budget” means the budget delivered to the Administrative Agent on or before the Fourth Amendment Effective Date, which shall depict on a fiscal month basis the forecast number of Units booked by the Borrower or any Subsidiary Loan Party on a fiscal monthly basis.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by
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Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Auction” has the meaning assigned thereto in Section 9.04(f).

“Auction Manager” means (a) either the Administrative Agent or a Joint Lead Arranger, as determined by the Borrower, or any of their respective Affiliates, or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 9.04(f).

“Audited Financial Statements” means the audited consolidated balance sheets of Holdings as of September 28, 2013, September 27, 2014, and October 3, 2015, and the related consolidated statements of earnings and cash flows of Holdings for each year in the three-year period ended October 3, 2015, including the notes thereto.

“Availability Cap” means $110,000,000; provided that such amount shall be permanently reduced to $100,000,000 immediately following the initial issuance or incurrence of Junior Capital on or after the Fourth Amendment Effective Date.

“Available Amount” means, at any time (the “Reference Time”), an amount equal to:

(a)the sum, without duplication, of:

(i)$10,000,000, plus

(ii)an amount (if positive) equal to the cumulative amount of Excess Cash Flow for each fiscal year of Holdings (commencing with the fiscal year ending September 30, 2017) ending prior to the Reference Time for which financial statements have been delivered pursuant to Section 5.01(a) that has not been applied (and would not be required to be applied) to prepay Loans pursuant to Section 2.11(e) (without giving effect to the proviso thereto), plus

(iii)the amount of any cash or Cash Equivalents received by Holdings (other than from a Restricted Subsidiary thereof) from and including the Business Day immediately following the Closing Date through and including the Reference Time from the issuance and sale of its Qualified Equity Interests and contributed to the Borrower or any Restricted Subsidiary as common equity, except to the extent (x) constituting a Cure Amount or (y) applied pursuant to Sections 6.04(b)(ii) or 6.04(l), plus

(iv)the amount of any returns, profits, distributions or similar amounts received in cash or Cash Equivalents by the Borrower or any Restricted Subsidiary or any amounts received by the Borrower or any Restricted Subsidiary upon any Disposition, in each case, in respect of any Investment made by such Person in reliance on Section 6.04(j), plus

(v)the aggregate amount of Retained Declined Proceeds retained by the Borrower during the period from and including the Closing Date through and including the Reference Time, minus

(b)the sum, without duplication, of:

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NAI-~~1532775236v1~~1532775236v9                    5         Blue Bird Body Company Credit Agreement

(i)    the aggregate amount of Restricted Payments made pursuant to Sections 6.06(a)(vi) and 6.06(a)(ix) prior to the Reference Time; plus

(ii)    the aggregate amount of Investments made in reliance on Section 6.04(j) prior to the Reference Time; plus

(iii)    the aggregate amount of prepayments of Junior Financing made in reliance on Section 6.06(b)(iv) prior to the Reference Time.

“Available Tenor” means, as of any date of determination and with respect to the then‐current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then‐removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.23.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the ~~Eurodollar~~Term SOFR Reference Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Event or an Early Opt‐in Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to the ~~Eurodollar~~Term SOFR Reference Rate or the ~~then‐current~~then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to ~~clause (a) or (b) of~~ Section 2.23.
“Benchmark Replacement” means, ~~for any Available Tenor, the first alternative set forth in the order below that can be determined~~either of the following to the extent selected by the Administrative Agent ~~for the applicable Benchmark Replacement Date:~~in consultation with the Borrower,

~~(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~
~~(2) the sum of:~~ (a)    Daily Simple SOFR ~~and (b) the related Benchmark Replacement Adjustment; and~~; or
(~~3~~b) the sum of: (~~a~~i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower ~~as the replacement for the then‐current Benchmark for the applicable Corresponding Tenor~~ giving due consideration to (iA) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (~~ii~~B) any evolving or ~~then‐prevailing~~then-prevailing market convention for

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NAI-~~1532775236v1~~1532775236v9                    6         Blue Bird Body Company Credit Agreement

determining a benchmark rate as a replacement ~~for the then‐current~~to the then-current Benchmark for
~~U.S. dollar‐denominated~~Dollar-denominated syndicated credit facilities ~~at such time~~ and (~~b~~ii) the related Benchmark Replacement Adjustment;.

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).~~
If the Benchmark Replacement as determined pursuant to clause (~~1), (2~~a) or (~~3~~b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
~~“Benchmark Replacement Adjustment” means, with respect to any replacement of the~~ then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period ~~and Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1)for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:~~
~~(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time (Benchmark) such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and~~
~~(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time (Benchmark) such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~
~~(2)for purposes of clause (3) of the definition of~~ “Benchmark Replacement~~,”~~ Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower ~~for the applicable Corresponding Tenor~~ giving due consideration to (ia) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date and/~~or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar denominated~~Dollar-denominated syndicated credit facilities;.

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of~~

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NAI-~~1532775236v1~~1532775236v9                    7         Blue Bird Body Company Credit Agreement

~~“Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).~~

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(~~1~~a) in the case of clause (~~1~~a) or (~~2~~b) of the definition of “Benchmark Transition Event,”, the later of (~~a~~i) the date of the public statement or publication of information referenced therein and (~~b~~ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(~~2~~b) in the case of clause (~~3~~c) of the definition of “Benchmark Transition Event,”, the first date ~~of the public~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein;~~in such clause (c) and even if any Available Tenor of such Benchmark (or component thereof) continues to be provided on such date.

~~(3)in the case of a Term SOFR Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.23(b); or~~

~~(4)in the case of an Early Opt‐in Election, the 6th Business Day after the date notice of~~ such Early Opt‐in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the 5th Business Day after the date notice of such Early Opt‐in Election is provided to the Lenders, written notice of objection to such Early Opt‐in Election from ~~Lenders comprising the Required Lenders.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time (Benchmark) in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time (Benchmark) for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (~~1~~a) or (~~2~~b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all ~~then‐current~~then current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the ~~then‐current~~then-current Benchmark:

(~~1~~a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such

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NAI-~~1532775236v1~~1532775236v9                    8         Blue Bird Body Company Credit Agreement

administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely;, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(~~2~~b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the ~~FRB~~Federal Reserve Board, the ~~NYFRB~~Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(~~3~~c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each ~~then‐current~~then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (~~x~~a) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (1) or (2) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the ~~then‐current~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (~~y~~b) ending at the time that a Benchmark Replacement has replaced the ~~then‐current~~then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blue Bird Global” means Blue Bird Global Corporation (f/k/a Blue Bird Body Corporation), a Delaware corporation.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers or sole manager of such Person or the board of directors or board of managers or sole manager of the member of

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NAI-~~1532775236v1~~1532775236v9                    9         Blue Bird Body Company Credit Agreement

such Person if such Person has only one member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement. “Borrower Materials” has the meaning assigned to such term in Section 5.01. “Borrowing” means any borrowing of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of ~~Eurodollar~~SOFR Loans, as to which a single Interest Period is in effect or (b) Swingline Loans.

“Borrowing Minimum” means (a) in the case of a ~~Eurodollar~~SOFR Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $1,000,000 and (c) in the case of Swingline Loans, $250,000; provided that such amounts may be less if such amount represents all the remaining availability under the Revolving Commitments.

“Borrowing Multiple” means (a) in the case of a ~~Eurodollar~~SOFR Revolving Borrowing,
$500,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of Swingline Loans, $100,000; provided, that such amounts may be less if such amount represents all the remaining availability under the Revolving Commitments.

“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit I or such other form as may be acceptable to the Administrative Agent, for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with ~~a Eurodollar~~an SOFR Loan, the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in dollar deposits in the London interbank market~~that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by Holdings, the Borrower or any Restricted Subsidiary during such period for the acquisition, leasing (pursuant to a Capitalized Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on the consolidated balance sheet of Holdings; excluding (a) interest capitalized during construction, and (b) all insurance proceeds and condemnation awards received on any account of any Casualty Event to the extent any such amounts are actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking in connection with such Casualty Event.

“Capital Lease Obligations” of any Person means the obligations of such Person under Capitalized Leases and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Dividend Payments” means, with respect to the Preferred Shares, the payment of any portion of dividends on such shares with the issuance of additional Preferred Shares or

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NAI-~~1532775236v1~~1532775236v9                    10         Blue Bird Body Company Credit Agreement

common Equity Interests of Holdings, and not in cash, pursuant to the terms of the Preferred Shares Certificate of Designations.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded on a balance sheet as capitalized leases.

“Cash Balance” means, as of any date (calculated at the close of business on such date), the aggregate amount of unrestricted cash and cash equivalents of the Loan Parties and their Subsidiaries on such date.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000 (an “Approved Bank”), (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than
$250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Obligations” means obligations of Holdings, the Borrower or any Restricted Subsidiary owed to any Lender or its Affiliates in respect of any overdraft and related liabilities arising from treasury, depository, credit card, purchasing card and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a Person that is a “controlled foreign corporation” under Section 957 of the Code

“Change in Control” means:

(a)    the failure of Holdings to own, directly or indirectly, all of the Equity Interests of the Borrower;
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(b)the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Sponsor, of Equity Interests representing 35% or more of the aggregate ordinary voting power (or the equivalent thereof) represented by the issued and outstanding Equity Interests in Holdings and the percentage of the aggregate ordinary voting power (or the equivalent thereof) so held by such Person or group is greater than the percentage of the aggregate ordinary voting power (or the equivalent thereof) represented by the Equity Interests in Holdings held by the Sponsor;

(c)at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither (i) nominated, designated or approved by the Board of Directors of Holdings or the Sponsor nor (ii) appointed by directors so nominated, designated or approved; or

(d)the occurrence of a “Change in Control” (or similar event, however denominated), as defined in the documentation governing any Junior Financing that is Material Indebtedness if the effect of such event is to permit the holders of such Material Indebtedness to require such Indebtedness to be repaid, redeemed or repurchased.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:
(a) the adoption of any rule, regulation, treaty or other Requirement of Law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other Requirement of Law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Term Loans or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Swingline Commitment, Term Commitment, Incremental Term Commitment or Revolving Commitment Increase, and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and on which the initial funding of the Loans occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets of any Loan Party, whether real or personal, tangible or intangible, on which Liens are or are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

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NAI-~~1532775236v1~~1532775236v9                    12         Blue Bird Body Company Credit Agreement

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)the Administrative Agent shall have received from (i) Holdings, the Borrower, and each of the Restricted Subsidiaries (other than any Excluded Subsidiary), either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or
(y) in the case of any Person that is required to become a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, (ii) Holdings, each Intermediate Parent, the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Closing Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Closing Date, at the reasonable request of the Administrative Agent, opinions of the type referred to in Section 4.01(b) and (iii) the Borrower, a completed Perfection Certificate, duly executed and delivered by the Borrower;

(b)all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (other than such Equity Interest in Immaterial Subsidiaries), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)if any Indebtedness for borrowed money of Holdings, the Borrower or any Restricted Subsidiary is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note that shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank (it being understood that any Restricted Subsidiary not a signatory to the Intercompany Note on the Closing Date may execute a joinder to the Intercompany Note at any time after the Closing Date by providing written notice to the Administrative Agent and delivering such joinder to the Administrative Agent in order to become a party thereto, together with an undated instrument of transfer with respect thereto endorsed in blank);

(d)all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e)the Administrative Agent shall have received, to the extent customary and appropriate in the applicable jurisdiction as determined by the Administrative Agent in its reasonable discretion (it being understood that the deliverables in clause (iii) shall be required in connection with any Mortgage), (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance (or marked commitments to issue the same) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first

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NAI-~~1532775236v1~~1532775236v9                    13         Blue Bird Body Company Credit Agreement

priority Lien (subject to Permitted Encumbrances) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements as the Administrative Agent may reasonably request in writing, (iii) (x) evidence as to whether any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) as a special flood or mud slide hazard area (a “Flood Hazard Property”) and (y) if such Mortgaged Property is a Flood Hazard Property, (A) evidence as to whether the community in which such real property is located is one with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), (B) the applicable Loan Party’s written acknowledgement of receipt of written notification from the Administrative Agent (1) as to the fact that such real property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) evidence of such flood insurance from such providers, on such terms and in such amounts as reasonably required by the Administrative Agent or any Lender that advises the Administrative Agent of such requirements from time to time and otherwise sufficient to comply with the Flood Disaster Protection Act (as amended from time to time), the National Flood Insurance Reform Act, the Biggert-Waters Flood Insurance Act or other applicable law, including Regulation H of the Board of Governors, and naming the Administrative Agent and its successors and/or assigns as sole lender loss payee on behalf of the Lenders, and (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Restricted Subsidiary, if, and for so long as the Administrative Agent and the Borrower reasonably agree that, the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the practical benefits to be obtained by the Lenders therefrom, (b) no action to perfect a security interest in motor vehicles and other assets subject to certificates of title shall be required other than the filing of a financing statement under the Uniform Commercial Code and (c) in no event shall the Collateral include any Excluded Assets to the extent, and for so long as, such property constitutes Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means (a) with respect to any Lender, its Revolving Commitment (as increased by its Supplemental Revolving Commitment on the First Amendment Effective Date), Revolving Commitment Increase, Initial Term Commitment, Supplemental Term Commitment or Incremental Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

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NAI-~~1532775236v1~~1532775236v9                    14         Blue Bird Body Company Credit Agreement

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.01(c) substantially in the form attached hereto as Exhibit L .

“Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means, with respect to the Administrative Agent or Lender, Taxes imposed as a result of a present or former connection between such Administrative Agent or Lender and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(i)without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period:

(A)Consolidated Interest Expense,

(B)net income tax expense calculated in accordance with GAAP,

(C)depreciation expense,

(D)amortization expense (including amortization of deferred financing fees or costs),

(E)the amount of any extraordinary charges and expenses,

(F)Transaction Costs (including any upfront financing fees and other agent and lender fees and any amortization of OID in connection with the Facilities) and fees and expenses incurred in connection with any amendments, waivers or other modifications to any of the Facilities,

(G)the amount of any costs and expenses incurred in connection with any Specified

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NAI-~~1532775236v1~~1532775236v9                    15         Blue Bird Body Company Credit Agreement

Transaction (whether or not such Specified Transaction is consummated),

(H)loss on Disposition of assets,

(I)non-cash losses attributable to Swap Agreements,

(J)restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and adjustments to existing reserves and including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance, relocation costs, integration and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to opening of facilities, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (J) for any Test Period shall not exceed, together with any such items identified in clause (ii) of the definition of “Pro Forma Basis” in respect of such Test Period, without duplication, the greater of (x) $15,000,000 and (y) 20% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries for such Test Period,

(K)any other non-cash expenses, losses or charges for such period,

(L)any transaction fees, costs or expenses in connection with (whether or not consummated) any incurrence of Indebtedness, Disposition, Restricted Payment or Investment, in each case, to the extent permitted under this Agreement,

(M)management, monitoring, consulting or advisory fees or expenses paid in cash for services provided by the Sponsor, but solely to the extent permitted under Section 6.07(xii),

(N)payments made pursuant to Section 6.06(a)(iv) but solely to the extent such payments are permitted to be made thereunder, and

(O)third-party costs and expenses incurred in connection with compliance with and filings relating to public company requirements and regulations, including, costs relating to audit fees and quarterly reviews, legal expenses, Directors & Officers liability insurance costs and related expenses and director’s fees and expenses, minus

(ii)without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period, to the extent included in determining Consolidated Net Income of such Person for such period:

(A)gains on Disposition of assets,

(B)non-cash gains attributable to purchase accounting,

(C)any other non-cash income or gains,

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NAI-~~1532775236v1~~1532775236v9                    16         Blue Bird Body Company Credit Agreement

(D)unrealized gains on Swap Agreements, and

(E)the amount of any extraordinary or non-recurring gains and income.

For purposes of this definition, all references to extraordinary, items, charges, expenses, gains or losses shall be determined pursuant to generally accepted accounting principles as in effect in the United States prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20). Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be (i) $29,024,000 for the fiscal quarter ended October 3, 2015, (ii) $5,298,000 for the fiscal quarter ended January 2, 2016, (iii)
$10,093,000 for the fiscal quarter ended April 2, 2016, and (iv) $32,481,000 for the fiscal quarter ended July 2, 2016.

“Consolidated Interest Expense” means, with respect to any Person, for any period, gross interest expense for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less gross interest income for such period.

“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) Unrestricted Cash (as determined based on a trailing four fiscal quarter average basis); provided, however, that to the extent the calculation of Consolidated Net Debt is used for purposes of determining Total Net Leverage Ratio in connection with permitting the incurrence of Indebtedness, the proceeds of such Indebtedness shall not be included in the Unrestricted Cash referred to in clause (b) of this definition; provided, further, that to the extent the Supplemental Term Loan is not applied to finance the Specified Distribution prior to the expiration of the Supplemental Term Loan Availability Period (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the net cash proceeds received by the Borrower in respect of the Supplemental Term Loan on the First Amendment Funding Date shall not be included in the Unrestricted Cash referred to in clause (b) of this definition (such excluded Unrestricted Cash, the “Excluded Cash”); provided, further, that the calculation of Excluded Cash shall be decreased on a dollar for dollar basis for any voluntary prepayments of Term Loan Borrowings made by the Borrower pursuant to Section 2.11(a) following the Supplemental Term Loan Availability Period until the Excluded Cash is equal to $0.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries (or, in the case of the Borrower, of the Borrower, its Restricted Subsidiaries and Micro Bird so long as the Borrower owns a joint interest therein and Micro Bird does not constitute a Subsidiary) for such period, determined on a consolidated basis, excluding any extraordinary income or loss and calculated in accordance with GAAP. Notwithstanding the foregoing, the following shall be excluded from Consolidated Net Income: (a) the net income of any Person in which such Person or one of its Restricted Subsidiaries has a joint interest with a third-party except to the extent of the amount of dividends or distributions actually paid to such Person or Restricted Subsidiary during such period; (b) the net income of any other Person arising and not assumed prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries; and (c) any after-tax gains or losses attributable to discontinued operations.

“Consolidated Total Assets” means, the consolidated total assets of Holdings and its Restricted Subsidiaries as set forth on the consolidated balance sheet of Holdings as of the most recent period for which financial statements were required to have been delivered pursuant to Sections 5.01(a),
(b) and (c).

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NAI-~~1532775236v1~~1532775236v9                    17         Blue Bird Body Company Credit Agreement

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date and required to be classified as Indebtedness on their balance sheet, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any Permitted Acquisition (or other similar Investment permitted hereunder)) consisting only of indebtedness for borrowed money, unreimbursed obligations under drawn letters of credit (to the extent not reimbursed within one Business Day following such drawing), obligations in respect of Capitalized Leases and purchase money indebtedness and debt obligations evidenced by bonds, debentures, notes or similar instruments.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries on such date, including current deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) any current liability to the extent there is a corresponding restricted cash deposit; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude any changes in current assets or current liabilities as a result of (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and (a) is organized by such Person primarily for the purpose of making equity investments in one or more companies or (b) is a fund or account managed by such Person or an Affiliate of such Person.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning given to such term in Section 9.19.

“Co-Documentation Agent” means each of JPMorgan Chase Bank, N.A., Bank of the West and Bank of America, N.A., in its capacity as a documentation agent.

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NAI-~~1532775236v1~~1532775236v9                    18         Blue Bird Body Company Credit Agreement

“Co-Syndication Agent” means each of Fifth Third Bank and Regions Bank, in its capacity as a syndication agent.

“Cure Amount” means any EBITDA Cure Amount and any Liquidity Cure Amount; provided that for all purposes of this Agreement other than Section 7.02, unless the Required Lenders otherwise agree in writing, the term “Cure Amount” shall also be deemed to include a reference to the Net Proceeds of any issuance or incurrence of any Junior Capital on or after the Fourth Amendment Effective Date, whether or not all or any portion thereof is required to be applied to prepay outstanding Revolving Loans pursuant to Section 2.11 or to exercise a Cure Right pursuant to Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, by the time and on the Business Day required to be funded by it hereunder, (b) has notified the Borrower, any Issuing Bank or the Administrative Agent that it does not intend to or does not comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by any Issuing Bank or the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm in a manner satisfactory to the Administrative Agent or such Issuing Bank and the Borrower that it will comply with its funding obligations, or (d) has, or has a Lender Parent that has, on or after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of this clause (d), the Borrower and the Administrative Agent are each reasonably satisfied that such Lender will remain capable of performing its obligations hereunder, or (iv)

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NAI-~~1532775236v1~~1532775236v9                    19         Blue Bird Body Company Credit Agreement

become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any Lender Parent thereof by a Governmental Authority.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender,
(a) with respect to the Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Domestic Subsidiary” means any Domestic Subsidiary that directly or indirectly owns no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs or other Disqualified Domestic Subsidiaries and that otherwise does not conduct any material business.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests, cash in lieu of fractional shares of such Equity Interests or Indebtedness that would not be prohibited by Section 6.01 at the time of such conversion or exchange); or

(c)is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date which is 180 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “casualty or condemnation event” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration (or cash collateralization) of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person; provided,

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NAI-~~1532775236v1~~1532775236v9                    20         Blue Bird Body Company Credit Agreement

further, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“Disqualified Institutions” means (a) competitors of the Borrower and its Subsidiaries that are (x) in substantially the same or a similar line of business as the Borrower and its Subsidiaries and
(y) specifically identified in writing by the Borrower to the Administrative Agent on or prior to the Closing Date (as such list may be supplemented in writing from time to time by the Borrower, provided that the Borrower shall not be able to supplement such list at any time that an Event of Default has occurred and is continuing under Section 7.01(a), (b), (h) or (i)), which list and any supplements thereto will be maintained on file with the Administrative Agent as a list of “Disqualified Institutions” and made available to the Lenders (upon written request) by the Administrative Agent, and (b) affiliates of any such competitor to the extent clearly identifiable by name without further inquiry or investigation or identified by the Borrower in writing from time to time as an affiliate of a competitor; provided that no such competitor identified in writing to the Administrative Agent after delivery of the initial list on or before the Closing Date shall be deemed to be a “Disqualified Institution” until at least one (1) full Business Day after the date such written identification is received by the Administrative Agent; provided, further, that no Assignment and Assumption to a Lender shall be invalidated if otherwise validly effected in accordance with the requirements of Section 9.04 solely by virtue of such Lender being subsequently identified as a competitor of the Borrower after such assignment is effected; and provided, further, that in no event shall any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and that is not primarily engaged in making or holding any equity or equity-like investments in any person described in the preceding clauses (a) and (b) constitute a Disqualified Institution.

“dollars” or “$” refers to lawful money of the United States of America. “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
~~“Early Opt‐in Election” means, if the then‐current Benchmark is the Eurodollar Rate, the~~
~~occurrence of:~~
~~(1)a notification by the Administrative Agent to (or the request by the Borrower to the~~
~~Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding~~
~~U.S. dollar‐denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR‐based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

“EBITDA Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(e) with respect to any fiscal year of Holdings, 50% of Excess Cash Flow for such fiscal year; provided, that if the Total Net Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(e)) as of the end of such fiscal year is less than 2.50 to 1.00, the ECF Percentage shall be 0% of Excess Cash Flow for such fiscal year.

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NAI-~~1532775236v1~~1532775236v9                    21         Blue Bird Body Company Credit Agreement

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, (i) a Defaulting Lender or a Lender Parent thereof, (ii) Holdings, the Borrower or any of their Subsidiaries or Affiliates, (iii) a Disqualified Institution, (iv) a natural person or (v) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, other than, in the case of this clause (v), any such holding company, investment vehicle or trust that (A) has not been established for the primary purpose of acquiring Loans or Commitments, (B) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, (C) has assets greater than $25,000,000 and (D) makes or purchases commercial loans and similar extensions of credit in the ordinary course of its business as significant part of its activities.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was subject to ERISA and maintained with, contributed to, or required to be maintained or contributed to by any Loan Party or any of its ERISA Affiliates.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable and legally binding injunctions or agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, and includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq., as amended, the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq., as amended, the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., as amended, the Clean Water Act (“CWA”), 33 U.S.C. §§ 1251 et seq., as amended the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §§ 655 et seq. as amended, and SWDA.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Restricted Subsidiary resulting from or based upon
(a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) Environmental Laws and the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or

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NAI-~~1532775236v1~~1532775236v9                    22         Blue Bird Body Company Credit Agreement

threatened Release of any Hazardous Materials or (e) any written contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person , and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity ownership interests, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code and regulations promulgated under those sections or within the meaning of Section 4001(b) of ERISA or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is also treated as a single employer under Section 414 of the Code. Any former ERISA Affiliate of a Loan Party or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Loan Party or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party or such Subsidiary and with respect to liabilities arising after such period for which such Loan Party or such Subsidiary could reasonably be expected to be liable under the Code or ERISA, but in no event for more than six (6) years after such period if no such liability has been asserted against such Loan Party or such Subsidiary; provided, however, that such Loan Party or such Subsidiary shall continue to be an ERISA Affiliate of such Loan Party or such Subsidiary after the expiration of the six-year period solely with respect to any liability asserted against such Loan Party or such Subsidiary before the expiration of such six-year period.

“ERISA Event” means (a) a “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the notice period under applicable PGBC regulations is waived); (b) the failure by any Loan Party, any of its ERISA Affiliates or any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, whether or not waived (unless such failure is corrected by the final due date for the plan year for which such failure occurred); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that a Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA or with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan or the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 and 4041A of ERISA; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) a partial or complete withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan, the receipt by a Loan Party or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any written notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, in “endangered status” or “critical status”, within the meaning of Section 432(b) of the Code or Section 305(b) of ERISA; (i) a failure by a Loan Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to a Plan; (k) any condition that constitutes grounds for the revocation by the IRS of the qualified or tax-exempt status of

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NAI-~~1532775236v1~~1532775236v9                    23         Blue Bird Body Company Credit Agreement

any Employee Benefit Plan or any trust thereunder that is intended to qualify for tax exempt status under Section 401 or Section 501 of the Code or failure of any Plan (or any other Employee Benefit Plan intended to qualify under Section 401(a) of the Code to qualify thereunder) or failure of any trust forming part of any Plan (or any other Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Code; (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result or could reasonably be expected to result in liability to a Loan Party or any ERISA Affiliate; or (m) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan, or the assets thereof, or against any Loan Party or any of its ERISA Affiliates in connection with any Employee Benefit Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

~~“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such~~ Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to ~~the Adjusted Eurodollar Rate.~~

~~“Eurodollar Borrowing” has the meaning assigned to such term in Section 1.02. “Eurodollar Loan” has the meaning assigned to such term in Section 1.02.~~
~~Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Borrowing,~~ the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the rate set by ICE Benchmark Administration for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days ~~prior to the beginning of such Interest Period.~~

~~“Eurodollar Revolving Borrowing” has the meaning assigned to such term in Section 1.02.~~

~~“Eurodollar Revolving Loan” has the meaning assigned to such term in Section 1.02.~~ “Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)     the sum, without duplication, of:

(i)    Consolidated Net Income for such period,

(ii)    an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization), in each case to the extent deducted in arriving at such Consolidated Net Income;

(iii)    decreases in Consolidated Working Capital for such period,
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NAI-~~1532775236v1~~1532775236v9                    24         Blue Bird Body Company Credit Agreement

(iv)    an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v)    the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period;

(vi)    cash receipts in respect of Swap Agreements during such period to the extent not otherwise included in Consolidated Net Income; and

(i)(vii)    cash receipts in respect of long-term assets (other than relating to property, plant and equipment) and pension and post-employment benefit costs and expenses in excess of the amounts actually paid in cash in respect thereof to the extent not otherwise included in determining Consolidated Net Income;

less:

(b)the sum, without duplication and to the extent not otherwise deducted in the determination of Consolidated Net Income, of:

(i)the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness (other than Revolving Loans) of the Borrower or the Restricted Subsidiaries or with the proceeds from the issuance or sale of Equity Interests or a Disposition or Casualty Event,

(ii)the aggregate amount of all scheduled and mandatory principal payments, purchases or other retirements of Indebtedness of the Borrower and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any repayment of Term Loans pursuant to Section 2.10(a) and (C) the amount of any mandatory prepayment of Term Loans and Incremental Term Loans pursuant to Section 2.11(c) with the Net Proceeds from an event of the type specified in clause (a) of the definition of “Mandatory Prepayment Event” to the extent required due to a disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding, without duplication, (W) all voluntary prepayments that are deducted from the ECF Percentage of Excess Cash Flow for such fiscal year pursuant to Section 2.11(e), (X) all other prepayments of Term Loans and Incremental Term Loans, (Y) all prepayments of Revolving Loans and Swingline Loans made during such period to the extent there is not an equivalent permanent reduction in the commitments thereunder and (Z) all prepayments of revolving credit facilities (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder)), in each case with the proceeds of Internally Generated Cash Flows, in each case valued at the purchase price to the extent less than the principal amount prepaid, purchased or retired,

(iii)an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(iv)increases in Consolidated Working Capital for such period,

(v)the amount of Investments made during such period in respect of Permitted Acquisitions pursuant to Section 6.04(g) and Investments permitted under Sections 6.04(j), (m)

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and (w) to the extent that such Investments were financed with Internally Generated Cash Flow of Holdings and its Restricted Subsidiaries,

(vi)the amount of dividends paid and other Restricted Payments made during such period pursuant to Sections 6.06(a)(iv), 6.06(a)(v)(B), 6.06(a)(v)(C), 6.06(a)(v)(E), 6.06(a)(ix) and 6.06(a)(x), in each case, to the extent such dividends or other Restricted Payments were financed with Internally Generated Cash Flow,

(vii)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness that results in a deduction pursuant to clause (b)(ii) above,

(viii)fees and expenses incurred in connection with any amendments or waivers to the Loan Documents and paid in cash,

(ix)transaction fees in respect of Permitted Acquisitions or other Investments which were not consummated, to the extent not reimbursed by a third party,

(x)purchase price and post-closing adjustments, earn-out payments and similar payments paid in connection with any Permitted Acquisition or other similar Investment,

(xi)cash payments in respect of long-term liabilities (other than Indebtedness) and amounts actually paid in cash in respect of pension and post-employment benefit costs in excess of the amounts expensed, and

(xii)the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement. “Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings, (b) any CFC, (c) any Subsidiary of Holdings, the Borrower or any Restricted Subsidiary that is a Disqualified Domestic Subsidiary, (d) any Subsidiary of Holdings, the Borrower or any Restricted Subsidiary that is prohibited by applicable law, rule or regulation or, to the extent existing on the date such Person becomes a Subsidiary of a Loan Party, by any contractual obligation not created or entered into in contemplation of the Transactions or of such Person becoming a Subsidiary of a Loan Party, from guaranteeing the Loan Document Obligations or which would require the consent, approval, license or authorization of a Governmental Authority to guarantee the Loan Document Obligations (unless such consent, approval, license or authorization has been received), (e) any Immaterial Subsidiary, (f) any Unrestricted Subsidiary and (g) any Person in respect of which Borrower and Administrative Agent reasonably agree that the cost or other consequence of providing a guarantee of the Loan Document Obligations is excessive in relation to the practical benefit to the Lenders afforded thereby. Notwithstanding the foregoing, the Borrower in its sole discretion may cause any Excluded Subsidiary to become a Guarantor provided that no violation of any law, regulation or order of any Governmental Authority would result therefrom. Notwithstanding the foregoing and for the avoidance of doubt, (i) no direct or indirect Wholly Owned Subsidiary of Holdings or the Borrower existing on the Closing Date shall be deemed to be an Excluded Subsidiary other than to the extent constituting an Immaterial

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Subsidiary and (ii) none of Holdings, the Borrower or any Intermediate Parent shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under the keepwell provisions in the Guarantee Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes measured by or imposed on such recipient’s net or overall gross income or profits (however denominated) and franchise (or similar) Taxes imposed on such recipient in lieu of income Taxes by (i) the laws of the United States of America, or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) any branch profits Tax imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding Tax that is attributable to a recipient’s failure to comply with Section 2.17(e), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) except in the case of an assignee pursuant to a request by the Borrower under Section 2.19 hereto, any U.S. federal withholding Taxes imposed due to a Requirement of Law in effect at the time a Lender becomes a party hereto (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a).

“Existing Credit Agreement” means the Credit Agreement, dated as of June 27, 2014 (as amended, restated, supplemented or otherwise modified), by and among the Borrower, Holdings, the Intermediate Parents, the lenders party thereto and Société Générale, as administrative agent.

“Existing Revolver Tranche” has the meaning set forth in Section 2.24(b). “Existing Term Loan Tranche” has the meaning set forth in Section 2.24(a). “Extended Revolving Commitments” has the meaning set forth in Section 2.24(b). “Extending Revolving Lender” has the meaning set forth in Section 2.24(c).

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“Extended Revolving Loans” means one or more Classes of Revolving Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.24(a). “Extending Term Lender” has the meaning set forth in Section 2.24(c).
“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.24 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.24(d). “Extension Election” has the meaning set forth in Section 2.24(c).
“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facilities” means the Term Facility and the Revolving Facility.

“fair market value” means with respect to any asset or liability, the fair market value of such asset or liability as determined in good faith by a Responsible Officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal, tax or regulatory legislation or rules adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Code or the Treasury Regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or similar officer of Holdings, the Borrower or any applicable Subsidiary; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of the Borrower shall have, theretofore (including on the Closing Date) or concurrently therewith, delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

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“Financial Performance Covenant” means, collectively, the covenants set forth in Section 6.10(a) and, at all times during the Limited Availability Period, Sections 6.10(b), (c) and (d).

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“First Amendment” means the First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent.

“First Amendment Effective Date” means September 13, 2018.
“First Amendment Funding Date” has the meaning set forth in the First Amendment. “Flood Hazard Property” has the meaning set forth in clause (e) of the definition of
“Collateral and Guarantee Requirement.”

“Floor” means the ~~benchmark~~ rate ~~floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Rate~~per annum of interest equal to 0.75%.

“Foreign Pension Plan” means a registered pension plan which is subject to applicable pension legislation (other than ERISA or the Code) of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, which a Loan Party or Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan” means each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement (as amended, waived, supplemented, renewed or otherwise modified from time to time) whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, by any Loan Party or Restricted Subsidiary, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Plan Event” has the meaning assigned to such term in Section 3.10(c).

“Foreign Subsidiary” means (i) any Subsidiary (other than a parent company of the Borrower) that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, and (ii) any Subsidiary (other than a parent company of the Borrower) in which a Subsidiary described in clause (i) directly or indirectly owns a majority of the Equity Interests.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent.

“Fourth Amendment Effective Date” means November 24, 2021.

“FRB” means the Board of Governors of the Federal Reserve System of the United
States.

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“Funded Debt” means all Indebtedness of Holdings and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time but subject to Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among each Guarantor, the Borrower and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantor” means each of Holdings, each Intermediate Parent and each Subsidiary Loan Party (other than any Excluded Subsidiary).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, friable or damaged asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature which are regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

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“Immaterial Subsidiary” means any Subsidiary of the Borrower other than a Material Subsidiary.

“Incremental Borrowing” has the meaning assigned to such term in Section 1.02.

“Incremental Cap” means (a) $75,000,000 minus (b) the aggregate principal amount of any Revolving Commitment Increase pursuant to the Second Amendment.

“Incremental Lender” means any Incremental Revolving Lender or any Incremental Term Lender, as applicable.

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20(c)(ii).

“Incremental Revolving Facility Effective Date” has the meaning assigned to such term in Section 2.20(c)(ii).

“Incremental Revolving Lender” means, at any time, any Eligible Assignee that agrees to provide any portion of any Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.20; provided that each Incremental Revolving Lender shall be subject to the consent of the Administrative Agent and the Borrower (in each case if and to the extent such consent would be required under Section 9.04(b) and such approval not to be unreasonably withheld) and, if such Incremental Revolving Lender will provide a Revolving Commitment Increase, each Issuing Bank and the Swingline Lender (such consent in each case not to be unreasonably withheld or delayed).

“Incremental Term Commitment” has the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Term Facility Effective Date” has the meaning assigned to such term in Section 2.20(c)(iii).

“Incremental Term Lender” means, at any time, any Eligible Assignee that agrees to provide any portion of any Term Commitment Increase pursuant to an Incremental Term Facility Amendment in accordance with Section 2.20.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(b).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable or similar obligations to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation is not paid after becoming due and payable or such obligation is reflected on the balance sheet in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,
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(f)all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations of such Person under Swap Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person with respect to the redemption, repurchase, repayment, return of capital or other similar obligations in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person shall for purposes of clause (e) above (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of
(A)the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, obligations in respect of the Preferred Shares as in effect on the Closing Date shall not constitute Indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes. “Indemnitee” has the meaning assigned to such term in Section 9.03(b). “Information” has the meaning assigned to such term in Section 9.12(a).
“Initial Term Commitment” means, with respect to each Initial Term Lender, the commitment, if any, of such Initial Term Lender to make an Initial Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Initial Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The amount of each Initial Term Lender’s Initial Term Commitment as of the Closing Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Initial Term Lender shall have assumed its Initial Term Commitment, as the case may be. The initial aggregate amount of the Initial Term Lenders’ Initial Term Commitments on the Closing Date was $160,000,000.

“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.

“Initial Term Loans” means Loans made pursuant to clause (a) of Section 2.01. The aggregate outstanding principal amount of Initial Term Loans on the First Amendment Effective Date is
$148,000,000.

“Intellectual Property” has the meaning assigned to such term in the Collateral

“Intercompany Note” means an intercompany and subordination note in substantially the form of Exhibit F hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Loan Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and (b) with respect to any ~~Eurodollar~~SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan
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NAI-~~1532775236v1~~1532775236v9                    32         Blue Bird Body Company Credit Agreement

is a part and, in the case of a ~~Eurodollar~~SOFR Borrowing with an Interest Period of more than three months’ duration, each day ~~prior to the last day of such~~that would have been an Interest ~~Period that occurs at intervals~~Payment Date had successive Interest Periods of three months’ duration ~~after the first day of such Interest Period~~been applicable to such Borrowing.

“Interest Period” means, with respect to any ~~Eurodollar~~SOFR Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a ~~Eurodollar~~SOFR Borrowing, as applicable, and ending on the date that is one~~, two~~, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect); provided that:

(a)if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,

(b)any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period ~~and~~ ,

(c)no tenor that has been removed from this definition pursuant to Section 2.23 below shall be available for specification after such time in such Borrowing Request or pursuant to Section 2.07, and

(~~c~~d) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date, (ii) in the case of Incremental Term Loans, the Latest Maturity Date applicable thereto, and (iii) in the case of Revolving Loans, the Revolving Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Parent” means (i) School Bus Holdings, (ii) Peach County Holdings, (iii) Blue Bird Global and (iv) any other Wholly Owned Subsidiary of Holdings and of which the Borrower is a Wholly Owned Subsidiary.

“Internally Generated Cash Flow” means, with respect to any period, any cash of the Borrower and its Restricted Subsidiaries generated during such period, excluding the Net Proceeds of and any cash that is generated from incurrence of Indebtedness or issuance of (or contributions in respect of) any Equity Interests.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to

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NAI-~~1532775236v1~~1532775236v9                    33         Blue Bird Body Company Credit Agreement

such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been returned or repaid to the investor in cash or Cash Equivalents as a repayment of principal or a return of capital and of any payments or other amounts actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Bank of Montreal, (b) Fifth Third Bank and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l) or Section 8.06(b)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall cause such Affiliate to comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Joint Lead Arranger” means each of BMO Capital Markets Corp., Fifth Third Bank and Regions Capital Markets, a division of Regions Bank, in its capacity as a joint lead arranger and joint bookrunner.

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NAI-~~1532775236v1~~1532775236v9                    34         Blue Bird Body Company Credit Agreement

“Junior Capital” means, collectively, (a) any Qualified Equity Interests of Holdings issued on or after the Fourth Amendment Effective Date or (b) any Indebtedness of the Borrower that is issued or incurred pursuant to Section 6.01(a)(viii) on or after the Fourth Amendment Effective Date, in each case, solely for cash consideration.

“Judgment Currency” has the meaning assigned to such term in Section 9.14(b).

“Junior Financing” means (a) any unsecured or subordinated Indebtedness incurred under Sections 6.01(a)(vii), 6.01(a)(viii), 6.01(a)(xi), 6.01(a)(xii) or 6.01(a)(xvi) and (b) any Permitted Refinancing thereof.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of
Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of
Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.21 of the LC Exposures of Defaulting Lenders in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Term Facility Amendment or Revolving Commitment Increase, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

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NAI-~~1532775236v1~~1532775236v9                    35         Blue Bird Body Company Credit Agreement

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell, or the license or sublicense of Intellectual Property in the ordinary course of business, be deemed to constitute a mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest.

“Limited Availability Covenant Cap” means (a) $5,000,000 less (b) the sum of (i) the total amount of Investments made on or after the Third Amendment Effective Date pursuant to any of clauses (b), (g), (i), (j), (l), (m), (u), and (w) of Section 6.04, plus (ii) the total amount of Restricted Payments that are made on or after the Third Amendment Effective Date pursuant to any of clauses (a)(iv), (a)(v)(D), (a)(vi), (a)(ix), (a)(x) and (a)(xi) of Section 6.06, plus (iii) the total amount of payments made in respect of any Indebtedness on or after the Third Amendment Effective Date pursuant to Section 6.06(b) plus (iv) the aggregate fair market value of all assets subject to Dispositions made on or after the Third Amendment Effective Date pursuant to any of clause (a)(iii)(C) of Section 6.03 and/or clauses (d) (to the extent relating to any Disposition to a Person that is not a Loan Party) and (i) of Section 6.05.

“Limited Availability Period” means the period beginning on the Third Amendment Effective Date and continuing through and including the earlier of (i) April 1, 2023, and (ii) the first date on which the Borrower makes a Trigger Election; provided that in the case of this clause (ii), (x) no Default or Event of Default then exists or would exist after giving pro forma effect thereto and (y) the Borrower shall be in pro forma compliance with the Financial Performance Covenant (calculated as if the Trigger Election had already occurred).

“Liquidity Cure Amount” has the meaning assigned to such term in Section 7.02(c). “Liquidity Cure Right” has the meaning assigned to such term in Section 7.02(c). “Liquidity Date” has the meaning assigned to such term in Section 7.02(c).
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

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NAI-~~1532775236v1~~1532775236v9                    36         Blue Bird Body Company Credit Agreement

“Loan Documents” means (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Collateral Agreement, (iv) the other Security Documents, (v) except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e), (vi) any fee letters entered into by and among Holdings or any other Loan Party and the Joint Lead Arrangers and/or the Administrative Agent and (vii) each document or instrument executed in connection with this Agreement and designated by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Parties” means Holdings, each Intermediate Parent, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this
Agreement.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments of such Class at such time, (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time, and (c) in the case of the Incremental Term Lenders of any Class, Lenders holding outstanding Incremental Term Loans of such Class representing more than 50% of all Incremental Term Loans of such Class outstanding at such time provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans, Incremental Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Majority in Interest.

“Mandatory Prepayment Event” means:

(a)any sale, transfer or other disposition (including (x) pursuant to a Sale and Leaseback Transaction, (y) by way of merger or consolidation and (z) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding or Casualty Event of) of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Sections 6.05(i), (j), (k) or (o) or to the extent not permitted pursuant to Section 6.05, in each case, to the extent the aggregate amount of such Net Proceeds of any such sales, transfers or other dispositions exceeds (1) $50,000 per disposition (whether in a single transaction or series of related transactions) and to the extent such dispositions exceed $250,000 in the aggregate in any fiscal year and (2) $5,000,000 in the aggregate at any time; or

(b)the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02) or the issuance by Holdings or any of its Restricted Subsidiaries of any Disqualified Equity Interests.

“Material Adverse Effect” means a material adverse effect (i) on the properties, business, operations, or financial condition of Holdings, the Intermediate Parents, the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document or (iii) a material adverse effect on the legality, validity, binding effect or enforceability of a Loan Document or on the rights and remedies of the Administrative Agent, the Issuing Bank, any Lender under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of Holdings, any Intermediate Parent, the Borrower and the Restricted

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NAI-~~1532775236v1~~1532775236v9                    37         Blue Bird Body Company Credit Agreement

Subsidiaries in an aggregate principal amount exceeding $15,000,000 (or, in the case of obligations in respect of one or more Swap Agreements, $5,000,000). For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Intellectual Property” means any Intellectual Property, whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the date hereof, of any Loan Party or any Restricted Subsidiary (i) that is necessary or material to the operation of the business of Holdings and its Restricted Subsidiaries, taken as a whole, as currently conducted or contemplated to be conducted or (ii) the loss of which would reasonably be expected to have a Material Adverse Effect.
“Material Real Property” has the meaning assigned to such term in Section 5.12(b). “Material Subsidiary” means (a) each Intermediate Parent, (b) the Borrower and (c) each
Restricted Subsidiary of the Borrower that, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), had
(i) total assets in an amount greater than or equal to 2.50% of the amount of Consolidated Total Assets of Holdings and its Restricted Subsidiaries or (ii) Consolidated EBITDA for the Test Period ending on such date in an amount greater than or equal to 2.50% of the amount of total Consolidated EBITDA of Holdings and its Restricted Subsidiaries; provided that no Restricted Subsidiary shall be excluded as a Material Subsidiary until, and for so long as, the Borrower shall have designated such Restricted Subsidiary’s status as such in writing to the Administrative Agent; and provided, further, that if, as of the last day of or for any such period, the total assets or Consolidated EBITDA of all Restricted Subsidiaries that under clause (i) and (ii) above would not constitute Material Subsidiaries shall have exceeded 5.00% of Consolidated Total Assets or Consolidated EBITDA, as the case may be, of Holdings and its Restricted Subsidiaries in the aggregate, then one or more of such excluded Restricted Subsidiaries shall for all purposes of the Loan Documents be deemed to be Material Subsidiaries in descending order based on the amounts (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries) of their total assets or revenues, as the case may be, until such excess shall have been eliminated.

“Maximum Rate” has the meaning assigned to such term in Section 9.17. “Micro Bird” means Micro Bird Holdings, Inc., a Canadian corporation.
“MNPI” means material information concerning the Borrower or any of its Related Parties or any of their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, its Related Parties or any of their securities that could reasonably be expected to be material for purposes of the United States federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, deed to secured debt or other security document granting to the Administrative Agent a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

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NAI-~~1532775236v1~~1532775236v9                    38         Blue Bird Body Company Credit Agreement

“Mortgaged Property” means each Material Real Property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted to the Administrative Agent pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, subject to the provisions of Title IV of ERISA to which a Loan Party or any ERISA Affiliate (a) is an “employer” as defined in Section 3(5) of ERISA, (b) makes or is obligated to make contributions,
(c) during the preceding six (6) years, has made or been obligated to make contributions or (d) could incur liability.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds received in respect thereof in cash or Cash Equivalents, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments received in respect thereof in cash or Cash Equivalents, minus (b) the sum of (i) all reasonable and customary fees and out-of-pocket expenses paid by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in connection with such event (including reasonable attorney’s fees, investment banking fees, underwriting discounts and commissions and other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans) secured by such asset and subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (iii) the amount of all Taxes paid (or reasonably estimated to be payable), and the amount of any reserves established by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event or any transaction occurring in connection with any resulting Mandatory Prepayment Event hereunder, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Non-Cash Charges” means (a) any non-cash impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from Investments recorded using the equity method and all non-cash charges resulting from purchase accounting adjustments, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of any prepaid cash item that was paid in a prior period).

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NAI-~~1532775236v1~~1532775236v9                    39         Blue Bird Body Company Credit Agreement

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the grant or issuance of Equity Interest-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c). “Non-Loan Party Investment Amount” means, at any time, $10,000,000 in the aggregate. “NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) Federal Funds Effective Rate in effect on the preceding Business Day and (b) the Overnight Bank Funding Rate in effect on the preceding Business Day; provided that if none of such rates are published for any such preceding Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing reasonably selected by it; provided further that if the NYFRB Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control. “OID” means original issue discount.
“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or limited liability company agreement or other organizational or governing documents of such Person.

“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~Eurodollar borrowings~~SOFR Borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

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NAI-~~1532775236v1~~1532775236v9                    40         Blue Bird Body Company Credit Agreement

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Peach County Holdings” means Peach County Holdings, Inc., a Delaware corporation. “Perfection Certificate” means a certificate substantially in the form of Exhibit C. “Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of all or substantially all of the Equity Interests in (or, in the case of Micro Bird, all or a portion of the Equity Interests thereof), or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger, amalgamation or consolidation between any Restricted Subsidiary and such Person), (b) all transactions related thereto are consummated in accordance in all material respects with all Requirements of Law and, in the case of any acquisition of a Person and to the extent required, the Board of Directors of such acquired Person or its selling equity-holders shall have approved such purchase or other acquisition, (c) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) with respect to each such purchase or other acquisition, all actions, if any, required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken (or arrangements for the taking of such actions within 30 days (or by such later date reasonably satisfactory to the Administrative Agent) shall have been made), (e) after giving effect to any such purchase or other acquisition, (A) at the time that the main transaction agreement governing such Permitted Acquisition or Investment is executed and delivered and at the time of consummation of such Permitted Acquisition, no Event of Default shall have occurred and be continuing and (B) the Borrower shall be in pro forma compliance with the Financial Performance Covenant and (f) the Borrower shall have delivered to the Administrative Agent (1) to the extent available, audited and unaudited financial statements for any Person (or division or business line acquired in any such acquisition) for the last fiscal year of such Person (or division or business line), audited or reviewed by independent certified public accountants, (2) a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e)(B) above, and
(3) if obtained by or on behalf of any Loan Party and in any event for acquisitions of a Person or business whose Consolidated EBITDA (calculated in a manner consistent with the calculation of Consolidated EBITDA), after giving Pro Forma Effect to such acquisition (other than the acquisition of any additional Equity Interests in Micro Bird), constitutes (when combined with any pro forma adjustments as described in clause (ii) of the definition of “Pro Forma Basis”) more than $7,500,000, a quality of earnings report from a third party firm; provided that, notwithstanding anything herein to the contrary, (x) the total purchase consideration (to the extent consisting of cash from Internally Generated Cash Flows or any non-cash consideration (other than Qualified Equity Interests of Holdings) payable in respect of all Permitted Acquisitions (including deferred payment obligations) plus (y) any Indebtedness assumed in connection with such Permitted Acquisitions and permitted pursuant to Section 6.01(a)(vii) shall not at any time exceed an aggregate total amount equal to the greater of (I) $60,000,000 and (II) 20% of Consolidated Total Assets, determined as of the last day of the most recently ended Test Period.

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“Permitted Encumbrances” means:

(a)Liens for Taxes or assessments that are not yet overdue and delinquent or that are being contested in good faith and by appropriate action diligently pursued if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens imposed by law arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days (exclusive of obligations for the payment of borrowed money) or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)Liens incurred or deposits made in the ordinary course of business (exclusive of obligations for the payment of borrowed money) (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary;

(d)Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(e)easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, covenants, conditions, land use limitations and other similar charges or encumbrances and title defects affecting real property, in each case whether now or hereafter in existence, that, (i) do not, in the aggregate, in any case materially and adversely interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole or
(ii) are disclosed in any title insurance policy (or marked commitment) or any related survey thereto accepted by the Administrative Agent;

(f)Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);

(g)Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of the Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;

(h)Liens arising from precautionary Uniform Commercial Code financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of the Restricted Subsidiaries; and

(i)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection (B) in favor of a banking institution arising

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in the ordinary course of business encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry.

“Permitted Factoring Facility” means factoring arrangements created under any Permitted Factoring Facility Documents providing for the sale by the Borrower and/or one or more other Receivables Sellers of Permitted Factoring Facility Assets pursuant to the Permitted Factoring Facility Documents, in each case, as more fully set forth in the Permitted Factoring Facility Documents, and which Permitted Factoring Facility shall (x) be on a strictly non-recourse basis to the Borrower and its Restricted Subsidiaries and (y) provide for purchase consideration of not less than 95% of the invoiced amount of the Receivables comprising such Permitted Factoring Facility Assets.

“Permitted Factoring Facility Assets” means Receivables (whether now existing or arising in the future) of the Borrower and its Restricted Subsidiaries which are sold pursuant to a Permitted Factoring Facility and all proceeds thereof.

“Permitted Factoring Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Factoring Facility all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented or replaced from time to time so long as (a) any such amendments, modifications, supplements or replacements do not impose any conditions or requirements on the Borrower or any of its Restricted Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement or replacement and (b) any such amendments, modifications, supplements or replacements are not adverse in any way to the interests of the Lenders, or are otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof less any original issue discount, if applicable, does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and reasonable and customary discounts, commissions, fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) no Event of Default shall have occurred and be continuing or would result therefrom, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders, when taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) the terms and conditions applicable to such Permitted Refinancing (including as to collateral), when taken as a whole, shall be comparable to, or not materially less favorable to the Borrower than, either, (x) the terms and conditions of the Indebtedness being so modified, refinanced, refunded, renewed or extended or (y) the prevailing market terms and conditions applicable to similar Indebtedness for similarly-situated issuers (except for covenants or other provisions applicable exclusively to periods commencing after the Latest Maturity Date at the time such Indebtedness is incurred), and (f) except as otherwise permitted under Section 6.01, such modification, refinancing,

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refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, maintains or contributes to or has an obligation to maintain or contribute to or could incur liability.

“Platform” has the meaning assigned to such term in Section 5.01.

“Preferred Shares” means the 7.625% Series A Convertible Cumulative Preferred Stock of Holdings issued in accordance with and subject to the terms of that certain Second Amended and Restated Certificate of Incorporation of Holdings, dated as of February 24, 2015, and the Preferred Shares Certificate of Designations, of which 500,000 total preferred shares have been issued and remain outstanding as of the Closing Date, as such amount may be decreased or increased, as the case may be, from time to time upon cancellation of any thereof or conversion of any portion of such Preferred Shares to common stock of Holdings or upon payment of any Capitalized Dividend Payments, in each case, in accordance with the terms of the Preferred Shares Certificate of Designations as in effect on the Closing Date.

“Preferred Shares Certificate of Designations” means that certain Certificate of Designations, Preferences, Rights and Limitations of 7.625% Series A Convertible Cumulative Preferred Stock of Holdings, as in effect on the Closing Date, and as filed with the Secretary of State of the State of Delaware on February 24, 2015.

“primary obligor” has the meaning assigned to such term in the definition of
“Guarantee.”

“Prime Rate” means the rate of interest per annum determined from time to time by Bank of Montreal (or any successor to Bank of Montreal in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the prime rate determined by the Administrative Agent shall take effect at the opening of business on the date of such determination. Each interest rate based upon the Alternate Base Rate shall be adjusted simultaneously with any change in the Alternate Base Rate.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to any financial calculation or compliance with any test or covenant hereunder, performing such calculation or compliance with such test or covenant after giving effect to any Specified Transaction and after giving effect to (i) pro forma adjustments arising out of actions which are directly attributable to a proposed Specified Transaction, that are factually supportable and are expected to have a continuing impact and (ii) such other adjustments, synergies and cost savings as are projected by Holdings or the Borrower in good faith to result from actions taken or expected to be taken (in the good faith determination of Holdings or the Borrower, in each case as certified by the chief financial officer thereof

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in reasonable detail) within twelve months after the date any such transaction is consummated, which adjustments shall not exceed in the aggregate for any Test Period, together with any such items identified in clause (i)(J) of the definition of “Consolidated EBITDA” in respect of such Test Period, without duplication, more than the greater of (x) $15,000,000 and (y) 20% of Consolidated EBITDA of Holdings and its Restricted Subsidiaries. Such calculation or determination of such compliance shall be made using the available historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of Holdings and its Subsidiaries, and such calculations shall be made as if such Specified Transaction had been consummated at the beginning of the applicable Test Period and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been incurred or repaid at the beginning of such Test Period (and assuming that any Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period).

“Projections” means (a) the financial projections of Holdings with respect to Holdings and its Restricted Subsidiaries dated as of November 11, 2016, and covering fiscal years 2017 through 2021 and delivered to the Joint Lead Arrangers prior to the Closing Date and (b) the Approved Budget.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c). “Public Lender” has the meaning assigned to such term in Section 5.01.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning given to such term in Section 9.19.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity
Interests.

“Receivables” means all accounts receivable created by or arising from sales or leases of buses and/or related equipment and parts.

“Receivables Sellers” means the Borrower and those Subsidiaries of the Borrower that are from time to time party to the Permitted Factoring Facility Documents.

“Reference Time” has the meaning assigned to such term in the definition of “Available Amount."

~~“Reference Time (Benchmark)” with respect to any setting of the then‐current Benchmark means (1) if such Benchmark is the Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.~~

“Refinancing” means the repayment of all the existing third-party Indebtedness for borrowed money of Holdings, the Intermediate Parents, the Borrower and its Restricted Subsidiaries as of the Closing Date (other than Indebtedness permitted pursuant to Section 6.01), including, without limitation, the repayment of the Indebtedness evidenced by the Existing Credit Agreement, and the discharge (or the making of arrangements for discharge) of all Liens on assets of Holdings, the Intermediate Parents, the Borrower and its Restricted Subsidiaries other than Liens permitted pursuant to Section 6.02.
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“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge or leaching into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02, whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders. Notwithstanding the foregoing, Required Lenders shall comprise no less than two such Lenders that are not Affiliates or Approved Funds of one another, unless
(x) all Lenders that are not Defaulting Lenders are Affiliates or Approved Funds of one another or (y) there is only one Lender that is not a Defaulting Lender, at such time.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount” has the meaning assigned to such term in Section 2.18(d). “Resolution Authority” means an EEA Resolution Authority or, with respect to any UK
Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, chief accounting officer, chief operating officer, president, vice president, chief financial officer, secretary, assistant secretary, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof, and as to any document delivered on the Closing Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, any Intermediate Parent, the

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Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(h).
“Revolving Availability Period” means the period beginning on the Closing Date and ending on the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Borrowing” has the meaning assigned to such term in Section 1.02.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The initial amount of each Lender’s Revolving Commitment as of the Second Amendment Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments on the Closing Date was $75,000,000. The aggregate amount of the Lenders’ Revolving Commitments as of the First Amendment Effective Date after giving effect to the Supplemental Revolving Commitments was $100,000,000. The aggregate amount of the Lenders’ Revolving Commitments as of the Second Amendment Effective Date after giving effect to the Revolving Commitment Increase provided for in the Second Amendment is $141,896,583.60.

“Revolving Commitment Increase” has the meaning assigned to such term in Section
2.20(a).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” has the meaning assigned to such term in Section 2.01.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 1.02.

“Revolving Maturity Date” means the fifth anniversary of the First Amendment Effective
Date.

“Rollover Units” means, as of the last day of any three-fiscal month period (such period, the “applicable testing period”), a number of Units equal to the excess (if any) of (a) the cumulative number of Units booked by the Borrower or any Subsidiary Loan Party during the period beginning on the later of (x) the first day of the twelve-fiscal month period ending on the last day of the applicable testing period and (y) the first day of the three-fiscal month period ending November 27, 2021, and, in
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each case, ending on the day immediately preceding the applicable testing period over (b) the cumulative aggregate amount of Units projected for such period in the Approved Budget.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in
Section 6.12.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan~~,~~  Syria and the Donetsk People’s Republic, Luhansk People’s Republic and Crimea ~~region~~regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. Government (including, without limitation, OFAC, and the U.S. Department of State), the United Nations Security Council, Canada, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person with whom or with which a Loan Party is prohibited from dealing pursuant to any Sanctions by virtue of such Person’s operating or being organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any and all applicable Laws relating to terrorism, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the OFAC or the U.S. Department of State), the Canadian government, the United Nations Security Council, the European Union, any European Union member, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“School Bus Holdings” means School Bus Holdings Inc., a Delaware corporation. “SEC” means the Securities and Exchange Commission or any Governmental Authority
succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent.

“Second Amendment Effective Date” means May 7, 2020.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, purchasing card and cash management services or any automated clearing house transfers of funds provided to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is a Lender or an Affiliate of a Lender as of the date such Secured Cash Management Obligations were entered into, provided, that such obligations are represented by an agreement with the Borrower or any Restricted Subsidiary that designates such obligations as Secured Cash Management Obligations.

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“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations; provided that the “Secured Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) the Joint Lead Arrangers, (e) each Person to whom any Secured Cash Management Obligations are owed, (f) each counterparty to any Swap Agreement (other than the Borrower or any of its Affiliates) the obligations under which constitute Secured Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the permitted successors, assigns and delegates of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates,
(b) is in effect on the Closing Date with a counterparty that is a Joint Lead Arranger, Lender or an Affiliate thereof as of the Closing Date or (c) is with a counterparty that was a Joint Lead Arranger, Lender or an Affiliate thereof as of the date such Secured Swap Obligations were entered into, provided, that such Swap Agreement designates the obligations owed thereunder as Secured Swap Obligations; provided, further, that the “Secured Swap Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement or Section 5.11 or 5.12 to secure any of the Secured Obligations.

~~“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.~~

“SOFR ~~Administrator” means~~” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

~~“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

“SOFR Borrowing” has the meaning assigned to such term in Section 1.02.

“SOFR Loan” means a Loan bearing interest based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate.”
“SOFR Revolving Borrowing” has the meaning assigned to such term in Section 1.02. “SOFR Revolving Loan” has the meaning assigned to such term in Section 1.02. “Solvency Certificate” means a certificate from a Financial Officer of Holdings, substantially in the form of Exhibit E.

“Specified Distribution” means the Restricted Payment in an aggregate amount not to exceed $50,000,000 by the Borrower and any Intermediate Parent to any Intermediate Parent and Holdings, which will be used by Holdings to make a Restricted Payment to its direct or indirect shareholders on or after the First Amendment Funding Date and prior to the expiration of the

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Supplemental Term Loan Availability Period (or such later date as may be agreed to by the Administrative Agent in its sole discretion), which amount shall be funded solely by the net cash proceeds of the Supplemental Term Loans and unrestricted available cash.
“Specified Loan Party” means Holdings, each Intermediate Parent and the Borrower. “Specified Transaction” means, with respect to any period, (i) any purchase or other acquisition, by merger or otherwise, by Holdings or any Restricted Subsidiary of all (or remaining portion not owned by Holdings or any Restricted Subsidiary) of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person, (ii) the Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iv) the incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (v) any Restricted Payment, or (vi) any other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” means, collectively, American Securities, LLC and its Control Investment
Affiliates.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. ~~Eurodollar~~SOFR Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of Holdings, or, as the context requires, the Borrower. “Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to the
Guarantee Agreement or becomes a party thereto after the Closing Date pursuant to Section 5.11.

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“Subsidiary Redesignation” has the meaning assigned to such term in the definition of “Unrestricted Subsidiary.”

“Supplemental Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to increase its Revolving Commitments on the First Amendment Effective Date. The amount of each Revolving Lender’s Supplemental Revolving Commitment as of the First Amendment Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Supplemental Revolving Commitment, as the case may be. The initial aggregate amount of the Revolving Lenders’ Supplemental Revolving Commitments is $25,000,000.

“Supplemental Term Commitment” means, with respect to each Supplemental Term Lender, the commitment, if any, of such Supplemental Term Lender to make a Supplemental Term Loan hereunder on the First Amendment Funding Date, expressed as an amount representing the maximum principal amount of the Supplemental Term Loan to be made by such Supplemental Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Supplemental Term Lender pursuant to an Assignment and Assumption. The amount of each Supplemental Term Lender’s Supplemental Term Commitment as of the First Amendment Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Supplemental Term Commitment, as the case may be. The initial aggregate amount of the Supplemental Term Lenders’ Supplemental Term Commitments is $50,000,000.
“Supplemental Term Facility” has the meaning assigned to such term in Section 2.01. “Supplemental Term Lender” means a Lender with a Supplemental Term Commitment. “Supplemental Term Loan” means Loans made pursuant to clause (b) of Section 2.01.
The aggregate outstanding principal amount of Supplemental Term Loans on the First Amendment Funding Date will be $50,000,000.

“Supplemental Term Loan Availability Period” means the period from October 1, 2018, through and including October 31, 2018.

“Supported QFC” has the meaning given to such term in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement or contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, any Intermediate Parent, the Borrower or the other Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), as amended.

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“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed $5,000,000.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) Bank of Montreal, in its capacity as the lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Closing Date and/or a Supplemental Term Loan hereunder on the First Amendment Funding Date.

“Term Commitment Increase” has the meaning assigned to such term in Section 2.20(b).
“Term Facility” has the meaning assigned to such term in Section 2.01.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan. “Term Loan Borrowing” has the meaning assigned to such term in Section 1.02.
“Term Loans” means, collectively, Initial Term Loans, Supplemental Term Loans and any other term loans made pursuant to a Term Commitment Increase, as the context requires.

“Term Maturity Date” means the fifth anniversary of the First Amendment Effective
Date.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or
(b) with respect to Alternate Base Rate, such day of determination of the Alternate Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00
p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative

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Agent in its reasonable discretion).

“Term SOFR Reference Rate” means~~, for~~  the ~~applicable Corresponding Tenor as of the applicable Reference Time (Benchmark), the forward‐looking~~per annum forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

~~“Term SOFR Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.23 that is not Term SOFR.~~
~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Event.~~

“Test Period” means the most recent period of four consecutive fiscal quarters of Holdings for which financial statements have been delivered pursuant to Section 4.01(h), 5.01(a) or 5.01(b).

“Third Amendment” means the Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto, the Issuing Banks party thereto and the Administrative Agent.

“Third Amendment Effective Date” means December 4, 2020.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the most recently ended Test Period.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Restricted Subsidiary in connection with the Transactions occurring on the Closing Date.

“Transactions” means (a) the Financing Transactions, (b) the Refinancing and (c) the payment of the Transaction Costs.

“Trigger Election” means the election by the Borrower, which election shall only be permitted to be made concurrently with the delivery of financial statements pursuant to Section 5.01(a) or
(b) for the immediately preceding fiscal period, to terminate the Limited Availability Period by written notice to the Administrative Agent, provided that no such Trigger Election shall occur or be deemed to be effective unless (a) no Default or Event of Default then exists or would result therefrom and (b) the Borrower is in compliance on a pro forma basis with the Financial Performance Covenant (as in effect immediately prior to the effectiveness of the Third Amendment) for the most recently ended Test Period.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted ~~Eurodollar Rate~~Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain

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credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unit” means each Type C school bus, Type D school bus or specialty bus manufactured by or on behalf of the Borrower or any Subsidiary Loan Party.

“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“Unrestricted Cash” means cash and Cash Equivalents owned by Holdings, the Borrower and its Restricted Subsidiaries, but excluding (i) cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of Holdings and its Restricted Subsidiaries, (ii) cash and Cash Equivalents controlled by or subject to any Lien or other preferential arrangement in favor of any creditor (other than Liens of the type described in clauses (a) or (i) of the definition of “Permitted Encumbrances” or created by or pursuant to this Agreement and the Loan Documents and securing the Secured Obligations) and (iii) any Cure Amounts.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary after the Closing Date and so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant, (iii) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Restricted Subsidiaries) through Investments as permitted by, and in compliance with Section 6.04,
(iv) without duplication of clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04, (v) each Subsidiary to be designated as “unrestricted” and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of Holdings or any Restricted Subsidiary, (vi) such Subsidiary is not a “Restricted Subsidiary” (however defined) for purposes of any Junior Financing or unsecured Indebtedness and does not own any Equity Interests of any Restricted Subsidiary and (vii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (vi), and containing the calculations and information required by the proceeding clause (ii), and (b) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each a “Subsidiary Redesignation”); provided, that (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance with the Financial Performance Covenant; provided, further, that an Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may not be re-designated as an Unrestricted Subsidiary more than once. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence or making at the time of designation of any Investments, Indebtedness or

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Liens of such Subsidiary existing at such time.    As of the Closing Date, there are no Unrestricted Subsidiaries.

Notwithstanding the foregoing, (x) no Subsidiary may be designated as an Unrestricted Subsidiary if, at the time of designation, it directly or indirectly owns or has the exclusive license to use any Material Intellectual Property and (y) if any Unrestricted Subsidiary shall own or shall have the exclusive license to use, whether directly or indirectly, any Material Intellectual Property such Subsidiary shall cease to be an Unrestricted Subsidiary and shall automatically become a Restricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended or reauthorized from time to time.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning given to such term in Section 9.19.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying
(i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “~~Eurodollar~~SOFR Loan”) or by Class and Type (e.g., a “~~Eurodollar~~SOFR Revolving

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Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”, an “Incremental Borrowing” or a “Term Loan Borrowing”) or by Type (e.g., a “~~Eurodollar~~SOFR Borrowing”) or by Class and Type (e.g., a “~~Eurodollar~~SOFR Revolving Borrowing”).

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Notwithstanding anything contained herein to the contrary, (i) where compliance with any provision herein or the other Loan Documents is determined by reference to the proceeds of any issuances of Equity Interests or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Loan Documents, (ii) with respect to determining the permissibility of the establishment of any commitments in respect of Indebtedness, all such commitments established at or prior to such time shall be deemed to be fully drawn and (iii) with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall not be counted as cash or Cash Equivalents in any “net debt” determinations relating to the incurrence thereof. For the avoidance of doubt, any basket, financial covenant, pricing grid or other test or metric in any Loan Document that is determined by reference to a leverage ratio will be deemed to be at the highest level or exceeded, as the case may be, if the applicable leverage ratio is negative.

SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Borrower and the Administrative Agent shall negotiate in good faith to amend the financial definitions and related covenants to preserve the original intent thereof in light of such change (and such amendments to be subject to the approval of the Required Lenders); and regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) Indebtedness shall be determined without giving effect to the application of Financial Accounting Standards Board Accounting Standards Codification 815 (or any other Accounting Standards Codification having a similar result or effect) (and

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related interpretations) to the extent such application would otherwise increase or decrease the principal amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect (i) to any election under Financial Accounting Standards Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Restricted Subsidiary at “fair value” as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretation) to value any such Indebtedness in a reduced or bifurcated manner as described therein or (iii) any valuation of Indebtedness below its full stated principal amount as a result of application of Financial Accounting Standards Board Accounting Standards Update No. 2015-03, it being agreed that Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any change in GAAP after the date hereof.

SECTION 1.05    Effectuation of Transactions. All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Refinancing and the other Transactions to occur on the Closing Date, unless the context otherwise requires.

SECTION 1.06    Currency Translation. For purposes of any determination under Article V, Article VI (other than Section 6.10) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made. For purposes of Section 6.10, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a), (b) or (c).

SECTION 1.07    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.08    Pro Forma Calculations. Notwithstanding anything to the contrary herein, for the purposes of calculating the Total Net Leverage Ratio, Specified Transactions that have been made (i) during the applicable Test Period, or (ii) subsequent to such Test Period and prior to

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or simultaneously with the event for which the calculation of any such ratio is being made shall be calculated on a Pro Forma Basis; provided, that for purposes of calculating the Financial Performance Covenant pursuant to Section 6.10, any Specified Transactions that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

SECTION 1.09    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (~~A~~a) the continuation of, administration of, submission of, calculation of or any other matter related to ~~any~~the Benchmark, any component definition thereof or rates ~~referenced in the definition~~referred to in any of the definitions thereof, or any other rates referred to or defined herein, or any alternative, successor or replacement rate ~~thereto~~to any of the foregoing (including any Benchmark Replacement ~~or other benchmark replacement or adjustment thereto~~), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement ~~or other benchmark replacement or adjustment thereto~~) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ~~such~~the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (~~B~~b) the effect, implementation or composition of any ~~Benchmark Replacement~~ Conforming Changes ~~or other conforming changes in connection therewith~~. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ~~any~~the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement ~~or other benchmark replacement) or~~) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, ~~any component definition thereof or rates referenced in the definition thereof,~~ in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.10     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person that is a limited liability company becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time

ARTICLE II

The Credits

SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, (a) each Initial Term Lender severally agrees to make an Initial Term Loan to the Borrower on the Closing Date denominated in dollars in a principal amount not exceeding its Initial Term Commitment (the “Initial Term Facility”), (b) each Supplemental Term Lender severally agrees to make a Supplemental Term Loan to the Borrower on the First Amendment Funding Date denominated in dollars in a principal amount not exceeding its Supplemental Term Commitment (the “Supplemental Term Facility” and, together with the Initial Term Facility, the “Term Facility”), (c) each Incremental Term Lender severally agrees to make one or more Incremental Term Loans to the Borrower as specified in this Agreement denominated in dollars from time to time in an aggregate principal amount not exceeding its Incremental Term Commitment, and (d) each Revolving Lender severally agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period

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in an aggregate principal amount which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment (the “Revolving Facility”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Initial Term Loans, Supplemental Term Loans or Incremental Term Loans may not be reborrowed.

SECTION 2.02    Loans and Borrowings.

(a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)Subject to Section 2.14, each Revolving Borrowing, Incremental Term Loan Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or ~~Eurodollar~~SOFR Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any ~~Eurodollar~~SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a ~~Eurodollar~~SOFR Borrowing that results from a continuation of an outstanding ~~Eurodollar~~SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) ~~Eurodollar~~SOFR Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount which is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03    Requests for Borrowings. To request a Revolving Borrowing, Incremental Term Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone for a Loan (followed by a written notice) (a) in the case of a ~~Eurodollar~~SOFR Borrowing, not later than 2:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing (or, in the case of any ~~Eurodollar~~SOFR Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent), or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable

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NAI-~~1532775236v1~~1532775236v9                    59         Blue Bird Body Company Credit Agreement

and shall be confirmed promptly by hand delivery or facsimile or other electronic transmission to the Administrative Agent of a written Borrowing Request signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i)whether the requested Borrowing is to be a Revolving Borrowing, an Incremental Term Loan Borrowing, a Term Loan Borrowing, or a Borrowing of any other Class (specifying the Class thereof);

(ii)the aggregate amount of such Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day (or, in the case of a SOFR Borrowing, a U.S Government Securities Business Day);

(iv)whether such Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~SOFR Borrowing;

(v)in the case of a ~~Eurodollar~~SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)the location and number of the Borrower’s account or such other account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii)that as of the date of such Borrowing, the conditions set forth in Sections 4.02~~(a) and 4.02(b)~~  are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested ~~Eurodollar~~SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    Swing Line Loans.

(a)Subject to the terms and conditions set forth herein (including Section 2.21), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, denominated in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan (x) to refinance an outstanding Swingline Loan or (y) if any Lender is at that time a Defaulting Lender and after giving effect to Section 2.21(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)To request a Swingline Loan, the Borrower shall notify the Swingline Lender of such request (i) by telephone (confirmed in writing), not later than 2:00 p.m., New York City time or (ii)

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NAI-~~1532775236v1~~1532775236v9                    60         Blue Bird Body Company Credit Agreement

by facsimile or other electronic transmission (confirmed by telephone), not later than 2:00 p.m., New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of the Borrower maintained with the Swingline Lender, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit accounts of the Borrower maintained with the Swingline Lender or such other deposit account identified by Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice the currency and such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds in the applicable currency, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall

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NAI-~~1532775236v1~~1532775236v9                    61         Blue Bird Body Company Credit Agreement

be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such acceptance, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e)The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth (5th) Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

SECTION 2.05    Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein (including Section 2.21), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars, for the Borrower’s own account (or for the account of any other Restricted Subsidiary of the Borrower so long as the Borrower and such other Restricted Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth (5th) Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)Issuance, Amendment, Auto-Extension, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, auto-extension or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five (5) Business Days before the requested date of issuance, auto-extension, amendment or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice (substantially in the form of Exhibit I-2 hereto) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, auto-extended or extended, and specifying the date of issuance, auto-extension, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, auto-extend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a Letter of Credit Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, auto-extended or extended only if (and upon issuance, auto-extension, amendment or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, auto-extension, amendment or extension, (i) the Applicable Fronting

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NAI-~~1532775236v1~~1532775236v9                    62         Blue Bird Body Company Credit Agreement

Exposure of each Issuing Bank shall not exceed its Revolving Commitment, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments then in effect, (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit and (iv) the Revolving Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by the Administrative Agent and the such Issuing Bank, the Letter of Credit is in an initial stated amount less than $500,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit, (iii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally or (iv) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.21(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c)Notice. Each Issuing Bank agrees that it shall not permit any issuance, auto-extension, amendment or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is twelve months (or such longer period if agreed by the Issuing Bank in its sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, twelve months (or such longer period if agreed by the Issuing Bank in its sole discretion) after such extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date (except to the extent cash collateralized or backstopped not later than the date that is five (5) Business Days prior to the Revolving Maturity Date pursuant to an arrangement reasonably acceptable to the Issuing Bank); provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be auto-extended automatically for additional consecutive periods of twelve months (or such longer period if agreed by the Issuing Bank in its sole discretion) or less (but not beyond the date that is five (5) Business Days prior to the Revolving Maturity Date except to the extent cash collateralized or backstopped pursuant to an arrangement reasonably acceptable to the Issuing Bank) unless the applicable Issuing Bank sends written notice to the beneficiary via courier thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be extended. If the Borrower decides not to automatically extend any Letter of Credit, it shall notify the applicable Issuing Bank not less than fifteen days prior to the time period specified in such Letter of Credit by which such Issuing Bank must send a notice of non-extension.

(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing

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NAI-~~1532775236v1~~1532775236v9                    63         Blue Bird Body Company Credit Agreement

Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not reimbursed within such timeframe, the Borrower, subject to the conditions to borrowing set forth herein, shall be deemed to have requested in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented

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NAI-~~1532775236v1~~1532775236v9                    64         Blue Bird Body Company Credit Agreement

under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the failure to perfect any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Lenders as security for any reimbursement obligations in respect of any LC Disbursement, (v) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (as determined by a court of competent jurisdiction in a final, non-appealable judgment). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.

(h)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery or facsimile or other electronic format) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to

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reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j)Cash Collateralization. If any Event of Default under paragraph (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the portions of the LC Exposure attributable to Letters of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.21(a)(iv)), then promptly upon the request of the Administrative Agent or the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender).    The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Cash Equivalents, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of

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NAI-~~1532775236v1~~1532775236v9                    66         Blue Bird Body Company Credit Agreement

an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l)Resignation or Termination of an Issuing Bank. Any Issuing Bank may resign as a Letter of Credit Issuer upon thirty (30) days’ prior written notice to the Administrative Agent, the applicable Revolving Lenders and the Borrower. In addition, the Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination by the Borrower shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth (5th) Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated or retiring Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination or resignation, the terminated or retiring Issuing Bank shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination or resignation, but shall not issue any additional Letters of Credit (or amend, renew or extend existing Letters of Credit) or be deemed an Issuing Bank for any other purpose.

(m)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, auto-extensions, amendments, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment auto-extension or extension, and the face amount of the Letters of Credit issued, amended, auto-extended or extended by it and outstanding after giving effect to such issuance, amendment auto-extension or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n)Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06    Funding of Borrowings.

(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 3:00 p.m., New York City time (or on the Closing Date, such earlier time as notified to the Lenders prior to the Closing Date), to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly

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NAI-~~1532775236v1~~1532775236v9                    67         Blue Bird Body Company Credit Agreement

crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or such other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c)The obligations of the Lenders hereunder to make Term Loans, Incremental Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07    Interest ElectionsSECTION 2.08    .

(a)Each Revolving Borrowing, Incremental Term Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a ~~Eurodollar~~SOFR Borrowing shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a ~~Eurodollar~~SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

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NAI-~~1532775236v1~~1532775236v9                    68         Blue Bird Body Company Credit Agreement

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day (or, in the case of a SOFR Borrowing, a U.S Government Securities Business Day);

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a ~~Eurodollar~~SOFR Borrowing; and

(iv)if the resulting Borrowing is to be a ~~Eurodollar~~SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a ~~Eurodollar~~SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one-month.

(d)Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a ~~Eurodollar~~SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a ~~Eurodollar~~SOFR Borrowing and
(ii) unless repaid, each ~~Eurodollar~~SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08    Termination and Reduction of Commitments.

(a)Unless previously terminated, (i) the Initial Term Commitments shall terminate upon the Borrowing of Term Loans on the Closing Date, (ii) the Supplemental Term Commitments shall terminate on the First Amendment Funding Date or, if earlier, upon the expiration of the Supplemental Term Loan Availability Period and (iii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

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NAI-~~1532775236v1~~1532775236v9                    69         Blue Bird Body Company Credit Agreement

(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c)The Borrower shall provide written notice to the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least five (5) U.S. Government Securities Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such written notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked or postponed by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent.

SECTION 2.09    Repayment of Loans; Evidence of Debt.

(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender, the then unpaid outstanding principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender, the then unpaid outstanding principal amount of each Term Loan of such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Lender, the then unpaid outstanding principal amount of the Incremental Term Loans of such Lender in the amounts and on the dates set forth in the applicable Incremental Term Facility Amendment and on the maturity date applicable thereto, (iv) to the Administrative Agent for the account of each Lender, the then unpaid outstanding principal amount of the Extended Revolving Loans or Extended Term Loans, as applicable, of such Lender in the amounts and on the dates set forth in the applicable Extension Amendment and on the maturity date applicable thereto, and (v) to the Swingline Lender the then unpaid outstanding principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record
(i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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NAI-~~1532775236v1~~1532775236v9                    70         Blue Bird Body Company Credit Agreement

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control. In the event of any conflict between the accounts and records of any Lender or the Administrative Agent under this Section 2.09, on the one hand, and the Register, on the other hand, the Register shall control.

(e)Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form provided by the Administrative Agent and approved by the Borrower.

SECTION 2.10    Maturity and Amortization of Term Loans.

Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Loan Borrowings (but without any requirement to repay the Supplemental Term Loans or terminate any portion of the Supplemental Term Commitments, in each case, prior to the First Amendment Funding Date) on the last day of each fiscal quarter of Holdings in the amounts set forth below:

Date (calendar year)	Amount
Q3 2018	$1,850,000
Q4 2018	$2,475,000
Q1 2019	$2,475,000
Q2 2019	$2,475,000
Q3 2019	$2,475,000
Q4 2019	$2,475,000
Q1 2020	$2,475,000
Q2 2020	$2,475,000
Q3 2020	$2,475,000
Q4 2020	$2,475,000
1WEIL:\98776409\2\27507.0003WEIL:\98776409\2\27507.0003
NAI-~~1532775236v1~~1532775236v9                    71         Blue Bird Body Company Credit Agreement

Date (calendar year)	Amount
Q1 2021	$2,475,000
Q2 2021	$2,475,000
Q3 2021	$2,475,000
Q4 2021	$3,712,500
Q1 2022	$3,712,500
Q2 2022	$3,712,500
Q3 2022	$3,712,500
Q4 2022	$4,950,000
Q1 2023	$4,950,000
Q2 2023	$4,950,000
Term Maturity Date	All unpaid principal of the Term Loans

; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(a)To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

(b)Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of each Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity); provided that the Borrower may not designate that any Loans of any Class to be offered for repayment under Section 2.11(a) unless such repayment is accompanied by at least a pro rata repayment of all Term Loans and (ii) pursuant to Sections 2.11(c) or 2.11(e) shall be applied to the quarterly installments of subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section on a pro rata basis, and across each Class of Term Loans on a pro rata basis.

(c)Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Subject to Section 2.13(d), repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.
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NAI-~~1532775236v1~~1532775236v9                    72         Blue Bird Body Company Credit Agreement

SECTION 2.11    Prepayment of Loans.

(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part on a pro rata basis with respect to any Class, without penalty or premium, subject to the requirements of this Section 2.11.

(b)In the event and on each occasion that (i) the aggregate Revolving Exposures exceeds the Revolving Commitment then in effect or (ii) the aggregate amount of the Swingline Loans exceeds the Swingline Commitment, then the Borrower shall immediately prepay outstanding Revolving Loans or Swingline Loans, as applicable, and thereafter deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in an aggregate amount necessary to eliminate such excess.

(c)In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, any Intermediate Parent, the Borrower or any of its Restricted Subsidiaries in respect of any Mandatory Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Mandatory Prepayment Event described in clause
(b) of the definition of the term “Mandatory Prepayment Event,” on the date of such Mandatory Prepayment Event), prepay the outstanding Loans in an aggregate amount equal to 100% of such Net Proceeds, which prepayment shall be applied (i) first, to the remaining scheduled amortization payments of the Term Loans pursuant to Section 2.10 (including the final payment due on the Term Loan Maturity Date) on a pro rata basis and (ii) second, to the outstanding Revolving Loans (including to cash collateralize Letters of Credit) (with no permanent reduction in the Revolving Commitments); provided that, in the case of any event described in clause (a) of the definition of the term “Mandatory Prepayment Event”, if Holdings and its Restricted Subsidiaries invest the Net Proceeds from such event (or a portion thereof) within 12 months after receipt of such Net Proceeds in assets useful in the business of the Borrower and the other Restricted Subsidiaries (and, other than in the case of Net Proceeds from Casualty or similar events referred to in clause (z) of such clause (a), including any acquisitions permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested by the end of such 12-month period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested; and provided, further, that if a binding commitment to reinvest such Net Proceeds described in the immediately preceding proviso is entered into within 12 months after receipt thereof, the 12-month reinvestment period permitted with respect to such Net Proceeds under the immediately preceding proviso shall be extended an additional one hundred eighty (180) days from the end of such 12-month period, after which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested.

(d)On each occasion that any Net Proceeds are received by or on behalf of Holdings or any of its Subsidiaries in respect of the issuance or incurrence of any Junior Capital on or after the Fourth Amendment Effective Date, the Borrower shall immediately prepay the outstanding Revolving Loans (with no permanent reduction in the Revolving Commitments) in an amount equal to the lesser of (x) 100% of such Net Proceeds and (y) the aggregate of Revolving Exposures then outstanding.

(e)Following the end of each fiscal year of Holdings, commencing with the fiscal year ending September 30, 2017, the Borrower shall, within ten (10) Business Days of the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated, prepay Term Loans in an aggregate amount equal to the excess, if any, of (A) the ECF Percentage of Excess Cash Flow for such fiscal year

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NAI-~~1532775236v1~~1532775236v9                    73         Blue Bird Body Company Credit Agreement

minus (B) voluntary prepayments of Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made with Internally Generated Cash Flow, on a dollar-for-dollar basis paid in respect of the principal amount of such Loans; provided that, in the case of Term Loans, such prepayment is applied to the remaining scheduled amortization payments of the Term Loans pursuant to Section 2.10 (including the final payment due on the Term Loan Maturity Date) on a pro rata basis.

(f)Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. In the event of any mandatory prepayment of Term Loan Borrowings or Incremental Term Loan Borrowings made at a time when Term Loan Borrowings or Incremental Term Loan Borrowings of more than one Class remain outstanding, the Borrower shall select Term Loan Borrowings or Incremental Term Loan Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Loan Borrowings and Incremental Term Loan Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. Optional prepayments of Term Loan Borrowings and Incremental Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings and Incremental Term Loan Borrowings as directed by the Borrower; provided that the Borrower may not designate that any Loans of any Class be so prepaid unless such prepayment is accompanied by at least a pro rata offer to prepay Term Loans. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall apply such amounts to any outstanding ABR Borrowings prior to applying such amounts to any outstanding ~~Eurodollar~~SOFR Borrowing.

(g)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile or other electronic transmission) of any prepayment pursuant to Section 2.11(a), 2.11(c) and 2.11(e) hereunder
(i) in the case of prepayment of a ~~Eurodollar~~SOFR Borrowing, not later than 12:00 noon, New York City time, three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be in the form attached hereto as Exhibit J, shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and amounts required pursuant to Section 2.16.

(h)So long as any Term Loans remain outstanding, any Term Lender may elect to decline the entire portion of the prepayment of its Term Loans pursuant to Sections 2.11(c) or (e) (other than mandatory prepayments pursuant to clause (b) of the definition of Mandatory Prepayment Event) by delivering notice to the Administrative Agent of such election within seven (7) Business

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NAI-~~1532775236v1~~1532775236v9                    74         Blue Bird Body Company Credit Agreement

Days of receiving notice of any such prepayment, in which case such declined proceeds shall be returned to the Borrower (such retained proceeds, the “Retained Declined Proceeds”). The amount of any such prepayment that is accepted by any Term Lender shall be applied ratably to the outstanding principal amount of the Base Rate Loans and ~~Eurodollar Rate~~SOFR Loans that make up such Term Lender’s Term Loan. In the absence of delivery of a notice declining any prepayment by any Lender promptly upon receiving notice of such prepayment, such Lender shall automatically be deemed to have accepted such prepayment.

SECTION 2.12    Fees.

(a)The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of (i) during the Limited Availability Period, 0.50% per annum, and (ii) at all other times, 0.25% per annum, on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any such fees accrued from the Closing Date through the end of the first full fiscal quarter following the Closing Date shall be payable on the first Business Day following the last day of such full quarter. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)The Borrower agrees to pay (i) to the Administrative Agent in dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to ~~Eurodollar~~SOFR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank in dollars a fronting fee for each Letter of Credit equal to 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing and administration of such Letters of Credit. Participation fees and fronting fees for Letters of Credit accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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NAI-~~1532775236v1~~1532775236v9                    75         Blue Bird Body Company Credit Agreement

(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)Notwithstanding the foregoing, and subject to Section 2.21, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.

SECTION 2.13    Interest.

(a)The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each ~~Eurodollar~~SOFR Borrowing shall bear interest at the Adjusted ~~Eurodollar Rate~~Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)Notwithstanding the foregoing, commencing, (i) upon the occurrence of and during the continuation of an Event of Default under Section 7.01 (a), (b), (h), or (i) or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence of any other Event of Default, all principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of or interest on any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any overdue fee or other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that (x) no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (y) no amounts shall accrue pursuant to this Section 2.13(c) on any amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any ~~Eurodollar~~SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted ~~Eurodollar Rate~~Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14    Alternate Rate of Interest. If ~~at least two Business Days prior to the commencement~~on or before the first day of any Interest Period for a ~~Eurodollar~~SOFR Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining ~~the Adjusted Eurodollar~~

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NAI-~~1532775236v1~~1532775236v9                    76         Blue Bird Body Company Credit Agreement

~~Rate~~“Term    SOFR”    pursuant    to    the    definition    thereof    for    such    Interest    Period;    or

(ii) the ~~Administrative Agent is advised by the~~ Required Lenders ~~that the Adjusted Eurodollar Rate for such~~determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period ~~will~~with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of ~~making or maintaining their Loans included in such Borrowing for such Interest Period~~funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent;

and, in each case, the provisions of Section 2.23 do not apply, the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a ~~Eurodollar~~SOFR Borrowing shall be ineffective and
(ii) if any Borrowing Request requests a ~~Eurodollar~~SOFR Borrowing, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

SECTION 2.15    Increased Costs.

(a)If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank ~~(except any such reserve requirement reflected in the Adjusted Eurodollar Rate)~~;

(ii)impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or EurodollarSOFR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of converting to, continuing, making or maintaining any ~~Eurodollar~~SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or Administrative Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or Administrative Agent hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender, Issuing Bank or Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs or expense actually incurred or reduction actually suffered.

(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such

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NAI-~~1532775236v1~~1532775236v9                    77         Blue Bird Body Company Credit Agreement

Lender’s or Issuing Bank’s capital or liquidity or on the capital or liquidity of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)A certificate of a Lender, an Issuing Bank or Administrative Agent setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or Administrative Agent or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or
(b) of this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)Failure or delay on the part of any Lender, Issuing Bank or Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s or Administrative Agent’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender, Issuing Bank or Administrative Agent pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, Issuing Bank or Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, Issuing Bank’s or Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any ~~Eurodollar~~SOFR Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any ~~Eurodollar~~SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan, Term Loan or Incremental Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any ~~Eurodollar~~SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event (other than for lost profits). ~~For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted Eurodollar Rate, as applicable, for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.~~ A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be presumptively correct absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to Taxes indemnifiable under Section 2.17, as to which Section 2.17 shall govern, or Excluded Taxes.

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NAI-~~1532775236v1~~1532775236v9                    78         Blue Bird Body Company Credit Agreement

SECTION 2.17    Taxes.

(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, provided that if the Borrower or the Administrative Agent (as the case may be) shall be required by applicable law (as determined in the good faith discretion of the Borrower or the Administrative Agent (as the case may be)) to deduct or withhold any Taxes from such payments, then
(i) the Borrower or the Administrative Agent (as the case may be) shall be entitled to make such deductions or withholding, (ii) the Borrower or the Administrative Agent (as the case may be) shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Taxes are Indemnified Taxes, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional amounts payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes (without duplication of Section 2.17(a)) to the relevant Governmental Authority in accordance with Requirements of Law, or at the option of the Administrative Agent, promptly reimburse it for the payment of any Other Taxes.

(c)The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. In addition, any Lender, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, shall deliver

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NAI-~~1532775236v1~~1532775236v9                    79         Blue Bird Body Company Credit Agreement

such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(i),
(ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing:

(i)Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(ii)Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by applicable law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8 BEN-E as applicable (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a properly completed and duly signed certificate, in substantially the form of Exhibit H-1 (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent and the Borrower, to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or any successor forms), or

(D)to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied, to the extent required to obtain an exemption from or reduction of Tax, by an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or H-3, IRS Form W-9 (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership and one or more direct or indirect partners of such Lender is claiming the portfolio interest exemption, a United

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NAI-~~1532775236v1~~1532775236v9                    80         Blue Bird Body Company Credit Agreement

States Tax Compliance Certificate substantially in the form of Exhibit H-4 shall be provided by such Lender on behalf of such direct or indirect partners).

(iii)Any Lender that is not a United States person (as defined in Section 7701(a)(30)) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in
U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)If a payment made to a Lender under any Loan Document would be subject to
U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (e), neither the Administrative Agent, nor any Lender, shall be required to deliver any form pursuant to this clause (e) that the Administrative Agent or such Lender is not legally eligible to deliver.

(f)If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay an amount equal to the amount paid over to the Borrower pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. Notwithstanding anything to the contrary, this Section shall not be

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NAI-~~1532775236v1~~1532775236v9                    81         Blue Bird Body Company Credit Agreement

construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to the Borrower or any other Person.

(g)For purposes of this Section 2.17, the term “Lender” shall include each Issuing Bank and the Swingline Lender.

(h)Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding U.S. Government Securities Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the ~~Eurodollar~~SOFR Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a ~~Eurodollar~~SOFR Loan becomes due and payable on a day other than a U.S. Government Securities Business Day, the maturity thereof shall be extended to the next succeeding U.S. Government Securities Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding
U.S. Government Securities Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments under each Loan Document shall be made in dollars except as otherwise expressly provided herein.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, toward the payment of any fees, indemnities or expense reimbursements then due to the Administrative Agent, (ii) second, to reimburse all unreimbursed LC Disbursements and to pay all letter of credit fronting fees then due hereunder, ratably among the Issuing Banks entitled thereto in accordance with the amounts thereof then due to the Issuing Banks, (iii) third, toward the payment of any other fees, indemnities or expense reimbursements then due to the Issuing Banks and Lenders, ratably, (iv) fourth, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iv) fifth, towards payment of principal then due hereunder,

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NAI-~~1532775236v1~~1532775236v9                    82         Blue Bird Body Company Credit Agreement

ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Incremental Term Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Incremental Term Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender as required under the Loan Documents, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Incremental Term Loans and Term Loans and participations in LC Disbursements and Swingline Loans of other applicable Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Incremental Term Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Eligible Assignee, including any purchase of the Term Loans by the Borrower pursuant to Section 9.04(f), but excluding any other assignment or participation to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes to any Lender, Issuing Bank or other Secured Party as to which the Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made the corresponding payment to the Administrative Agent; (2) the Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Secured Parties severally agrees to repay to the Administrative Agent within two Business Days of demand the Rescindable Amount so distributed to such Secured Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.19    Mitigation Obligations; Replacement of Lenders.

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NAI-~~1532775236v1~~1532775236v9                    83         Blue Bird Body Company Credit Agreement

(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.22, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.

(b)If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.22, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.22, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20    Incremental Credit Extensions.

(a)At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”) from Incremental Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) the conditions set forth in Section 4.02 shall be satisfied, (B) the Borrower shall be in compliance ~~on a Pro Forma Basis~~ (before and after giving effect to any such Revolving Commitment Increase and

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NAI-~~1532775236v1~~1532775236v9                    84         Blue Bird Body Company Credit Agreement

assuming that such Revolving Commitment Increase is fully drawn) with the Financial Performance Covenant (i) in the case of Section 6.10(a) and (b), on a Pro Forma Basis as of the last day of the most recently ended Test Period (with any proceeds of any Incremental Revolving Increase ~~and any~~or Cure Amounts to be excluded for purposes of the cash component of the Total Net Leverage Ratio), (ii) in the case of Section 6.10(c), on the applicable date most recently tested (with any proceeds of any Incremental Revolving Increase or Cure Amounts to be excluded for purposes of the calculation of such Liquidity) and (iii) in the case of Section 6.10(d), for the most recently ended applicable three-month period, (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above and (D) such Revolving Commitment Increase shall be on the same terms (other than any upfront fees) governing the Revolving Commitments pursuant to this Agreement. Notwithstanding anything to contrary herein, (A) the sum of (i) the aggregate principal amount of the Revolving Commitment Increases and (ii) the aggregate principal amount of all Term Commitment Increases shall not exceed the Incremental Cap and (B) no more than four such Revolving Commitment Increases and Term Commitment Increases, taken together, may be made during the term of this Agreement. Each Revolving Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof.

(b)At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), request to effect one or more additional tranches of terms loans hereunder or increases in the aggregate amount of the Term Commitments which shall take the form of an additional tranche of term loans hereunder (each such increase, a “Term Commitment Increase”, and the term loans made thereunder, “Incremental Term Loans”) from one or more Incremental Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment and the incurrence of any such Incremental Term Loans, (A) the conditions set forth in Section 4.02 shall be satisfied, (B) the Borrower shall be in compliance ~~on a Pro Forma Basis~~ (before and after giving effect to any Incremental Term Loans made pursuant to such Term Commitment Increase) with the Financial Performance Covenant (i) in the case of Section 6.10(a) and (b), on a Pro Forma Basis as of the last day of the most recently ended Test Period (with any proceeds of any Incremental Term Loans or Cure Amounts to be excluded for purposes of the cash component of the Total Net Leverage Ratio), (ii) in the case of Section 6.10(c), on the applicable date most recently tested (with any proceeds of any Incremental Term Loans or Cure Amounts to be excluded for purposes of the calculation of such Liquidity) and (iii) in the case of Section 6.10(d), for the most recently ended applicable three-month period, (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with clause (B) above, (D) the maturity date of any term loans incurred pursuant to such Term Commitment Increase shall not be earlier than the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of any term loans incurred pursuant to such Term Commitment Increase shall be no shorter than the Weighted Average Life to Maturity of the Term Loans, (E) the interest rate margins and, subject to clause (D), the amortization schedule for any term loans incurred pursuant to such Term Commitment Increase shall be determined by the Borrower and the Incremental Term Lenders with the applicable Term Commitment Increases; provided that in the event that the All-In Yield of any Term Commitment Increase effected exceeds the All-In Yield of the existing Term Loans by more than 50 basis points, then the Applicable Rate for the existing Term Loans shall be increased to the extent necessary so that the All-In Yield of the Term Loans is equal to the All-In Yield of such term loans incurred pursuant to such Term Commitment Increase minus 50 basis points; provided, further, that to the extent the All-In Yield with respect to such Term Commitment Increase is greater than such All-In Yield with respect to the existing Term Loans solely as a result of a higher interest rate floor, then the increase to the Applicable Rate shall be effected solely by increasing the

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NAI-~~1532775236v1~~1532775236v9                    85         Blue Bird Body Company Credit Agreement

interest rate floor on the existing Term Loans, and (F) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Incremental Term Lenders with the applicable Term Commitment Increases; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clauses
(D) or (E) above), they shall be reasonably satisfactory to the Administrative Agent. Notwithstanding anything to contrary herein, (A) the sum of (i) the aggregate principal amount of the Term Commitment Increases and (ii) the aggregate principal amount of all Revolving Commitment Increases shall not exceed the Incremental Cap and (B) no more than four such Term Commitment Increases and Revolving Commitment Increases, taken together, may be made during the term of this Agreement. Each Term Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $5,000,000 in excess thereof.

(c)(i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Revolving Commitment Increase or Term Commitment Increase.

(ii)Commitments in respect of any Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Incremental Revolving Lender and the Administrative Agent. Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Incremental Revolving Facility or, unless it agrees, be obligated to provide any Revolving Commitment Increase) or by any Incremental Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Effective Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Effective Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(iii)Commitments in respect of any Term Commitment Increase (the “Incremental Term Commitments”) shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, each applicable Incremental Term Lender and the Administrative Agent. Term Commitment Increases may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Term Commitment Increase or, unless it agrees, be obligated to provide any Term Commitment Increases) or by any Incremental Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Effective Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental

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NAI-~~1532775236v1~~1532775236v9                    86         Blue Bird Body Company Credit Agreement

Term Facility Effective Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(d)Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Lender providing a portion of such Revolving Commitment Increase (each a “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Incremental Revolving Lender) will equal such Revolving Lender’s Applicable Percentage. Any Revolving Loans outstanding immediately prior to the date of such Revolving Commitment Increase that are ~~Eurodollar~~SOFR Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Loans immediately prior to the date of such Revolving Commitment Increase, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Revolving Lenders after giving effect to the Revolving Commitment Increase; provided, however, that upon the occurrence of any Event of Default, each Incremental Revolving Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of other Revolving Lenders so that, after giving effect thereto, all Revolving Loans that are ~~Eurodollar~~SOFR Loans are held by the Revolving Lenders in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b) shall not apply thereto. If there are any ABR Revolving Loans outstanding on the date of such Revolving Commitment Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans made on such date by the Revolving Lenders (including the Revolving Commitment Increase Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (i) each Incremental Revolving Lender will make ABR Revolving Loans to the Borrower by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Incremental Revolving Lender’s Revolving Commitment Increase by the aggregate amount of the Revolving Commitments (after giving effect to the Revolving Commitment Increase on such date) and (ii) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders other than the Incremental Revolving Lenders, and transferred by the Administrative Agent to the Revolving Lenders other than the Incremental Revolving Commitment, in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders in accordance with their then-current Applicable Percentages. On the date of such Revolving Commitment Increase, the Borrower will pay to the Administrative Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing

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NAI-~~1532775236v1~~1532775236v9                    87         Blue Bird Body Company Credit Agreement

and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(e)Upon each Term Commitment Increase pursuant to this Section, each Incremental Term Lender shall make an additional term loan to the Borrower in a principal amount equal to such Lender’s Term Commitment Increase. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Term Commitment Increase and Revolving Commitment Increase and shall make available to the Lenders a copy of any each Incremental Term Facility Amendment and Incremental Revolving Facility Amendment.

(f)This Section 2.20 shall supersede any provisions in Section 2.18 or Section
9.02 to the contrary.

SECTION 2.21    Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or such Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are

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applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the Revolving Exposure of that Lender.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.18, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted ~~Eurodollar Rate~~Term SOFR, or to determine or charge interest rates based upon the Adjusted ~~Eurodollar Rate~~Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue ~~Eurodollar~~SOFR Loans or to convert ABR Loans to ~~Eurodollar~~SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted ~~Eurodollar Rate~~Term SOFR component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted ~~Eurodollar Rate~~Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three
U.S. Government Securities Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all ~~Eurodollar~~SOFR Loans of such Lender to ABR Loans (the

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interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted ~~Eurodollar Rate~~Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such ~~Eurodollar~~SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such ~~Eurodollar~~SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted ~~Eurodollar Rate~~Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted ~~Eurodollar Rate~~Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted ~~Eurodollar Rate~~Term SOFR. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted ~~Eurodollar Rate~~Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.23    Effect of Benchmark Transition ~~Event~~.

(a)Benchmark Replacement. ~~Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.23), if~~ If a Benchmark Transition Event ~~or an Early Opt‐in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the ~~then‐current~~then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (~~1) or (2~~a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00
p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

~~(b)Term SOFR Event. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then‐current Benchmark, then the applicable Benchmark Replacement will replace the then‐current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.~~

(~~c~~b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments

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implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(~~d~~c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) ~~any occurrence of a Benchmark Transition Event, Term SOFR Event or Early Opt‐in Election, as applicable, and its related Benchmark Replacement Date,~~
~~(ii) the~~the implementation of any Benchmark Replacement, and (~~iii~~ii) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes~~, (iv)~~ in connection with the use, administration, adoption or implementation of a Benchmark Replacement and the commencement of any Benchmark Unavailability Period. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to ~~clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period~~Section 2.23. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or ~~nonoccurrence~~non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23.

(~~e~~d) ~~Removal~~Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or the Eurodollar~~Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer~~not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable ~~or non‐representative~~, non- representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either
(A)is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not~~,~~  or is no longer~~,~~  subject to an announcement that it is not or will ~~no longer~~not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(fe) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a ~~borrowing~~SOFR Borrowing of, conversion to or continuation of ~~Eurodollar~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During ~~any~~a Benchmark Unavailability Period or at any time that a tenor for the ~~then‐current~~then-current Benchmark is not an Available Tenor, the component of ~~the~~ Alternate Base Rate based upon the ~~then‐current~~then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.

SECTION 2.24    Extension of Term Loans; Extension of Revolving Loans.

(a)Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any

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principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.24. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, optional prepayments, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the then-applicable Latest Maturity Date) (as reasonably determined by the Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Extended Term Loans) which have more than four different maturity dates; (ii) the All-In Yield, pricing, optional redemptions and prepayments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the then-applicable Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then-applicable Latest Maturity Date of any other Term Loans hereunder, (C) the then-applicable Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and
(E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.24 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the

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Indebtedness being extended pursuant to this Section 2.24(a)).

(b)Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the maturity date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to an Revolver Extension Request, and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Lender, as the original Revolving Loan Commitments (and related outstandings): (i) the maturity date of the Extended Revolving Commitments may be delayed to a later date than the maturity date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than four different maturity dates; (ii) the All-In Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings),
(II)repayments required upon the maturity date of the non-extending Revolving Commitments and
(III)repayments made in connection with a permanent repayment and termination of non-extended Revolving Commitments); provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then-applicable Latest Maturity Date of any other Revolving Commitments hereunder and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.24 shall be in an

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aggregate principal amount that is not less than $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this under Section 2.24(b)).

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.24. Subject to Section 2.19, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.24(a) or 2.24(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other

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Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto,
(ii) modify the scheduled repayments set forth in Section 2.10 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.10), (iii) modify the prepayments set forth in Section 2.11 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section
9.02 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.24 shall supersede any provisions in Sections 2.10(c), 2.18(b) and 9.02 to the contrary.

ARTICLE III

Representations and Warranties

Each Specified Loan Party represents and warrants to the Lenders that:

SECTION 3.01    Organization; Powers. Each of Holdings, the Borrower and the Restricted Subsidiaries are duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, has the corporate or other organizational power and authority to carry on its business and to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02    Authorization; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each Specified Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and implied covenants of good faith and fair dealing.

SECTION 3.03    Governmental and Third-Party Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except (x) such as have been obtained or made and

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are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents or (y) for consents, approvals, registrations, filings or other actions the failure to make or obtain would not reasonably be expected to be adverse in any material respect to the rights of the Administrative Agent or the Lenders, (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder except (in the case of each of clauses (b)(ii) and
(c) to the extent that such violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or constituting Permitted Encumbrances.

SECTION 3.04    Financial Condition; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its subsidiaries as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited consolidated balance sheet of Holdings dated July 2, 2016, and the related consolidated statements of earnings and cash flows of Holdings for the twelve-month period ended July 2, 2016, (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present in all material respects the financial condition of Holdings as of the date thereof and its results of operations for the period covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)The Projections were prepared on behalf of Holdings in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made in light of the conditions existing at the time the Projections were created; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether Holdings’ projected consolidated results as set forth in the Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Projections may differ materially from the Projections.

(d)Since October 3, 2015, there has been no Material Adverse Effect. SECTION 3.05    Properties.
(a)Each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, if any (including the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

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(b)As of the Closing Date after giving effect to the Transactions, except as set forth on Schedule 3.05, none of Holdings, the Borrower or any Restricted Subsidiary owns any real property with a fair market value exceeding $2,000,000.

SECTION 3.06    Litigation and Environmental Matters.

(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Specified Loan Party, threatened in writing against or affecting Holdings, the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of any Specified Loan Party, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of any Specified Loan Party, any basis to reasonably expect that Holdings, the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability.

SECTION 3.07    Compliance with Laws and Agreements. Each of Holdings and its Restricted Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08    Investment Company Status. None of Holdings, the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended from time to time.

SECTION 3.09    Taxes. Holdings, the Borrower and each Restricted Subsidiary
(a) have timely filed or caused to be filed all material Tax returns and reports required to have been filed and (b) have paid or caused to be paid (i) all amounts shown to be due and owing thereon and (ii) all other material Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as Tax withholding agents unless such Taxes are being contested diligently, in good faith and in appropriate proceedings, with provision for appropriate reserves in accordance with GAAP. No Specified Loan Party knows of any proposed material tax assessment against Holdings or its Restricted Subsidiaries that is not being actively contested diligently, in good faith and in appropriate proceedings.

SECTION 3.10    ERISA; Labor Matters.

(a)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan and each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or, to the knowledge of any Specified Loan Party is reasonably expected to occur, (ii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA),
(iii) neither a Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA,

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would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, (iv) neither a Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, and (v) the present value of all accumulated benefit obligations under all Plans (based on assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the most recent valuation date, exceed the fair market value of the assets of such Plans, in the aggregate.

(c)With respect to each Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of a Loan Party or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of a Loan Party or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Loan Party or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Loan Party or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Loan Party or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law (each of the events described in clauses (i) through (vii) hereof are hereinafter referred to as a “Foreign Plan Event”).

(d)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all Foreign Plans are in material compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except as would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all amounts payable under any Foreign Plan are properly reflected on the financial statements of the applicable Loan Party or ERISA Affiliate.

(e)There are no collective bargaining agreements covering the employees of Holdings, the Borrower or any of the Restricted Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, neither any Loan Party nor any Restricted Subsidiary has suffered any strikes, walk-outs, work stoppages or other labor difficulty within the last five years.

SECTION 3.11    Disclosure; Undisclosed Liabilities.

(a)No reports, financial statements, certificates or other written information (other than information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially

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misleading; provided that, with respect to projected financial information, each Specified Loan Party represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurances can be given that such projections will be realized, and that actual results may vary from projections and such variations could be material.

(b)As of the Closing Date, the Loan Parties have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

SECTION 3.12    Subsidiaries; Equity Interests. As of the Closing Date, Part
(a) of Schedule 3.12 sets forth the name of, and the ownership interest of Holdings and each Subsidiary in, each Subsidiary. As of the Closing Date, Part (b) of Schedule 3.12 sets forth all equity investments in any other corporation or entity other than those specifically disclosed in Part (a) of Schedule 3.12. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings in the amounts specified on Part (a) of Schedule 3.12 free and clear of all Liens except those created under the Security Documents and the Organizational Documents.

SECTION 3.13    Intellectual Property; Licenses, Etc. Except, in each case, as would not reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and the Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how and other Intellectual Property rights that are reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the rights of any Person. No Intellectual Property, advertising, product, process, method, substance, part or other material used by Holdings, the Borrower or any Restricted Subsidiary in the operation of its business as currently conducted infringes upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any Intellectual Property is pending or, to the knowledge of Holdings, the Borrower, and the Restricted Subsidiaries, threatened against Holdings, the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14    Solvency. From and after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of Holdings and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) Holdings and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Section 3.14, the amount of any contingent liability at any time shall be

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computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

SECTION 3.15    Federal Reserve Regulations. None of Holdings, the Borrower or any other Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.

SECTION 3.16    Anti-Corruption Laws and Sanctions.

(a)None of (i) Holdings, any Subsidiary, any of their respective directors, officers, or, to the knowledge of Holdings or such Subsidiary, any of their respective employees or Affiliates, or (ii) to the knowledge of each Specified Loan Party, any agent or representative of Holdings or any Subsidiary that will act in any capacity in connection with or directly benefit from the Facilities is a Sanctioned Person.

(b)Neither Holdings nor any of its Subsidiaries (A) derives revenues from investments in, or transactions with, Sanctioned Persons, (B) has violated any Anti-Corruption Law,
(C) has in any material respect violated the accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has violated any applicable Anti-Money Laundering Law. Each of Holdings and its Subsidiaries has implemented and maintains in effect policies and procedures designed to cause Holdings and its Subsidiaries and their respective directors, officers, employees, and agents to comply with the Anti-Corruption Laws. Each of Holdings and its Subsidiaries, and to the knowledge of each Specified Loan Party, each director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary while acting on behalf of such Borrower or Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(c)No proceeds of any Loan or Letter of Credit have been used, directly, or to the knowledge of each Specified Loan Party, indirectly, by Holdings, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, including any payments (directly or indirectly) to a Sanctioned Person, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 3.17    Use of Proceeds. The proceeds of the Loans have been used and shall be used in accordance with Section 5.10.

SECTION 3.18    Security Interests. Each of the Security Documents creates, as security for the Secured Obligations purported to be secured thereby, a valid and enforceable (and, to the extent perfection thereof can be accomplished pursuant to the filings or other actions required by the Security Documents and such filings or other actions are required to have been made or taken, perfected) security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons (subject to Permitted Encumbrances) and subject to no other Liens (except that the Collateral may be subject to Liens permitted by Section 6.02), in favor of the Administrative Agent for the benefit of the Lenders. No filings or recordings are required in order to perfect the security interests created under any Security Document that are required by the Security Documents to be perfected except

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for filings or recordings which shall have been made, or for which satisfactory arrangements have been made or which are not yet required to have been made, upon or prior to the execution and delivery thereof.

SECTION 3.19     Insurance. The properties of each Borrower and its Subsidiaries are insured with insurance companies and as specified and required pursuant to Section 5.07.

SECTION 3.20     Status of Holdings and the Intermediate ParentSECTION 3.21
. Each of Holdings and each Intermediate Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents), own any material assets (other than,
(x) direct or indirect Equity Interests in one or more Intermediate Parents or the Borrower and (y) in the case of Holdings, certain net operating losses) or engage in any operations or business (other than the ownership of the Borrower and its Subsidiaries and activities related to being a Guarantor), except in each case as permitted under Section 6.03(c).

SECTION 3.21     Senior Indebtedness. The Loan Document Obligations constitute “senior indebtedness” (or any comparable term) under the documentation governing any Junior Financing.

SECTION 3.22     Beneficial Ownership. The information included in the Beneficial Ownership Certification executed and delivered to the Administrative Agent and the Lenders by the Borrower in accordance with Section 5.01(f), as updated from time to time in accordance with this Agreement, is true and correct in all respects. Each Loan Party acknowledges and agrees that the Beneficial Ownership Certification, if any, shall constitute one of the Loan Documents.

ARTICLE IV

Conditions

SECTION 4.01    Closing Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a)The Administrative Agent (or its counsel) shall have received from each Specified Loan Party either (i) a counterpart of this Agreement signed on behalf of such party or
(ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of (i) Schulte Roth & Zabel LLP, special New York counsel to the Loan Parties and (ii) Smith, Gambrell & Russell, LLP, Georgia counsel to the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c)The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

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(d)The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party,
(iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party (or in the case of clause (y) herein, each relevant Loan Party) approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, in each case certified as of the Closing Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(e)The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Lead Arrangers and the Borrower to be due and payable on or prior to the Closing Date (including, to the extent estimated or invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document), which amounts may be offset against the proceeds of the initial Loans made on the Closing Date.

(f)The Collateral and Guarantee Requirement shall have been satisfied except as set forth in Section 5.15.

(g)Certificates of insurance shall be delivered to the Administrative Agent evidencing the existence of insurance maintained by Holdings and its Restricted Subsidiaries pursuant to Section 5.07 and, if applicable, the Administrative Agent shall be designated as an additional insured and lender loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder.

(h)The Joint Lead Arrangers shall have received (i) the Audited Financial Statements, (ii) the unaudited consolidated and combined balance sheet of Holdings as at July 2, 2016, and the related consolidated statements of earnings and cash flows of Holdings for each fiscal quarter after July 2, 2016, ended at least 45 days prior to the Closing Date and (iii) the Projections.

(i)The Refinancing shall have been consummated or shall be consummated simultaneously with the initial funding of Loans on the Closing Date.

(j)The Lenders shall have received a Solvency Certificate from a Financial Officer of Holdings certifying as to the solvency of Holdings and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(k)The Administrative Agent and the Joint Lead Arrangers shall have received, not later than three (3) Business Days prior to the Closing Date, documentation and other information about the Loan Parties as shall have been reasonably requested in writing at least five
(5) Business Days prior to the Closing Date by the Administrative Agent or any Joint Lead Arranger required by regulatory authorities under applicable Anti-Money Laundering Laws, including without limitation the USA PATRIOT Act and “know your customer” rules and regulations.

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(l)The Administrative Agent shall have received evidence reasonably satisfactory to it that, after giving Pro Forma Effect to the Transactions, Holdings shall have not less than $5,000,000 of Unrestricted Cash.

SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as the case may be; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be.

(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing.

(c)In the case of any Borrowing of Revolving Loans or the issuance, amendment or extension of any Letter of Credit, after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, the aggregate outstanding Revolving Exposures would not exceed (i) during the Limited Availability Period, the lesser of (x) the Availability Cap and (y) the aggregate Revolving Commitments then in effect, and (ii) at any other time, the aggregate Revolving Commitments then in effect.

(d)In the case of any Borrowing of Revolving Loans, or the issuance, amendment or extension of any Letter of Credit, during the Limited Availability Period, the Cash Balance of the Loan Parties after giving effect to the incurrence of such Revolving Loans or issuance, amendment or extension of such Letter of Credit, as applicable, shall not exceed $20,000,000.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Specified Loan Party on the date thereof that the conditions specified in paragraphs (a), (b) and (d) (to the extent then-applicable) of this Section have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Documents shall have been paid in full and all Letters of Credit shall have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each Specified Loan Party covenants and agrees with the Lenders that:

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SECTION 5.01    Financial Statements and Other Information.    Holdings will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent):

(a)as soon as available, but in any event no later than the date that is 105 days after the end of each fiscal year of Holdings, an audited consolidated balance sheet and audited consolidated and consolidating statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal year, in each case with (x) customary management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous fiscal year and (y) to the extent prepared, accountants’ letter to management, all reported on by PriceWaterhouse Coopers LLP or other independent public accountants of recognized standing without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the Financial Performance Covenant), such consolidated financial statements in each case to present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)with respect to each of the first three fiscal quarters of each fiscal year, as soon as available, but in any event no later than the date that is 50 days after the end of each such fiscal quarter, an unaudited consolidated and consolidating balance sheet and unaudited consolidated statements of operations and cash flows of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year; all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with customary management’s discussion and analysis describing results of operations;

(c)solely during the Limited Availability Period, (i) with respect to each fiscal month ending after the Third Amendment Effective Date, as soon as available, but in any event no later than the date that is 25 days after the end of each such fiscal month, an unaudited consolidated and consolidating balance sheet and unaudited consolidated statement of operations of Holdings and its Restricted Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form (x) the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and (y) the figures for the corresponding period or periods contained in the most recently delivered annual budget, all certified by a Financial Officer as presenting fairly in all material respects, as applicable, the financial condition as of the end of and for such fiscal month and such portion of the fiscal year and results of operations of Holdings and its Restricted Subsidiaries on a consolidated basis, subject to normal quarter-end adjustments, year-end audit adjustments and the absence of footnotes ~~and~~, (ii) with respect to each fiscal month ending after the Fourth Amendment Effective Date, as soon as available, but in any event no later than the date that is 25 days after the end of each such fiscal month, a monthly report provided by the Borrower to the Administrative Agent and (x) showing the Actual Booked Units as of the last day of the immediately preceding three-fiscal month period (broken down on a monthly basis), noting therein all variances, on a monthly and a cumulative basis, from the Approved Budget and the

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minimum booked Units required for such period set forth in Section 6.10(d), and (y) shall include explanations for all material variances, which report shall be certified by a Responsible Officer of the Borrower and shall be in a form, and shall contain supporting information, satisfactory to the Administrative Agent in its sole discretion; and (iii) beginning with the fiscal month ending August 27, 2022, together with the monthly financial statements delivered pursuant to Section 5.01(c), (x) a rolling 13-week cash flow forecast of the Loan Parties and their Subsidiaries covering the 13-week period (beginning with the date of delivery of such forecast) and (y) a variance report for the Loan Parties and their Subsidiaries, in each case, in form and detail reasonably satisfactory to the Administrative Agent;
(d)concurrently with the delivery of financial statements under paragraph (a), (b) and (c) above, a certificate executed by a Financial Officer (a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations (1) in the case of financial statements delivered under paragraph
(a) or (b) above, demonstrating compliance with the applicable Financial Performance Covenants contained in Section 6.10(a) and (b), (2) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdings ending September 30, 2017, of Excess Cash Flow for such fiscal year, (3) in the case of financial statements delivered under paragraph (a) or (b) above, updating schedules required to be updated pursuant to Section 5.03(b) below and (4) in the case of financial statements delivered under paragraph (c) above, of the Liquidity and the Cash Balance itemized for each day during such month, and the Actual Booked Units for the applicable three-month period (and any Rollover Units that were applied to such three-month period pursuant to the last paragraph of Section 6.10(d)), and confirming whether Holdings has been in compliance with Sections 2.11(d), 6.10(c) and 6.10(d) for such month or, if not, describing any non-compliance and the steps, if any, being taken to cure it;

(e)as soon as available, but in any event no later than 60 days after the commencement of each fiscal year of Holdings, a reasonably detailed consolidated annual budget (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows and setting forth the material assumptions used for purposes of preparing such budget) for Holdings and its Restricted Subsidiaries for the forthcoming fiscal year, quarter by quarter, certified by a Financial Officer as being such officer’s good faith estimate of the financial performance of Holdings and its Subsidiaries during the period covered thereby;

(f)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any of the Restricted Subsidiaries with the SEC or with any national securities exchange, or distributed by Holdings or any of the Restricted Subsidiaries to the holders of its Equity Interests generally, as the case may be;

(g)(i) promptly following any request therefor, (A) such other information regarding the operations, business affairs and financial condition of Holdings, any Intermediate Parent, the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing or (B) information and documentation reasonably requested by the Administrative Agent on behalf of itself or any Lender for purposes of compliance with applicable “know-your-customer” requirements

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under the USA PATRIOT Act or other applicable Anti-Money Laundering Laws and (ii) promptly upon the Borrower ceasing to be an “exempt person” under 31 C.F.R. § 1020.315(b) and following any request therefor, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification in relation to the Borrower.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower delivers or posts such documents, or provides a link thereto to the Administrative Agent in accordance with Section 9.01; provided that upon the Administrative Agent’s reasonable request, the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, IntraLinks or another similar electronic system (the “Platform”) and
(b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI with respect to Holdings (or any parent company thereof), any Intermediate Parent or the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat the Borrower Materials as not containing any MNPI with respect to Holdings (or any parent thereof), any Intermediate Parent or the Borrower or any of their respective securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.01); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains MNPI: (1) the Loan Documents, (2) notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Section 5.01(a), (b) and (c), other than any information or other materials delivered in connection with Section 5.01(d), which shall remain and be deemed to be “PRIVATE”. The Borrower acknowledges its understanding that Public Lenders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the materials, documents and information distributed to them pursuant to the authorizations made herein.

SECTION 5.02    Notices of Material Events; Other Information. Promptly after any Responsible Officer of any Specified Loan Party obtains actual knowledge thereof and, if applicable, after notifying the appropriate Governmental Authority, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a)the occurrence of any Default or Event of Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary or the receipt of a notice of an Environmental Liability, in each case

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that an adverse determination (as applicable) is reasonably probable and, if adversely determined (as applicable), would reasonably be expected to result in a Material Adverse Effect;

(c)(i) the occurrence of any ERISA Event or any Foreign Plan Event, the details of such ERISA Event or such Foreign Plan Event and the action, if any, that Holdings, the Borrower, the applicable Subsidiary or, in the case of an ERISA Event, such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given by such Person to or filed with the PBGC, a Plan participant or the Plan administrator with respect thereto; and (ii) upon request by the Administrative Agent, furnish to the Administrative Agent, copies of (x) annual report (Form 5500 Series) filed by any Loan Party or any of its ERISA Affiliates with respect to each Employee Benefit Plan, (y) the most recent actuarial valuation report for each Plan, and (z) such other information, documents or governmental reports or filings relating to any Employee Benefit Plan or Foreign Plan as the Administrative Agent shall reasonably request;

(d)the occurrence of any material change in Holdings’ or any of its Subsidiaries’ financial reporting practices;

(e)damage to or condemnation of a material portion of the Collateral;

(f)immediately upon the discovery of any inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any materially adverse respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable;

(g)the occurrence of any other event that is not a matter of general public knowledge that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

(h)any change in the information provided in any Beneficial Ownership Certification delivered pursuant to this Agreement that would result in a change to the beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Information Regarding Collateral.

(c)Holdings or the Borrower will furnish to the Administrative Agent with five
(5) Business Days’ (or such shorter period as reasonably agreed to by the Administrative Agent) prior written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number.

(d)Concurrently with the delivery of financial statements pursuant to Section 5.01(a) or (b), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower (i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such

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information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any Restricted Subsidiary of the Borrower that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 have been given.

SECTION 5.04    Existence; Conduct of Business. Each Specified Loan Party will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence (including being in good standing in its jurisdiction of organization) and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks, trade names and contracts material to the conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.

SECTION 5.05    Payment of Taxes, etc. Each Specified Loan Party will, and will cause each Restricted Subsidiary to, pay its obligations in respect of all federal Taxes and all other material Taxes before the same shall become delinquent or in default, provided that neither Holdings nor any Restricted Subsidiary shall be required to pay any such Tax which is being contested diligently in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Holdings) with respect thereto in accordance with GAAP.

SECTION 5.06    Maintenance of Properties. Each Specified Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all material property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07    Insurance. Each Specified Loan Party will, and will cause each Restricted Subsidiary to, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Borrower also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. If any Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), each Specified Loan Party will, and will cause each applicable Restricted Subsidiary to (i) maintain, or cause to be maintained, such flood insurance from such providers, on such terms and in such amounts as reasonably required by the Administrative Agent or any Lender that advises the Administrative Agent of such requirements from time to time and otherwise sufficient to comply with the Flood Disaster Protection Act (as amended from time to time) or other applicable law, including Regulation H of the Board of Governors and (ii) deliver to the Administrative Agent evidence of such compliance (which the Administrative Agent shall in turn deliver to the Lenders) in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (it being agreed that any Lender that does not provide a written objection within 30 days following receipt thereof shall be deemed to be satisfied), including, without limitation, evidence of annual renewals of such insurance. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Administrative Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located

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and in any event in amount, adequacy and scope reasonably satisfactory to Administrative Agent. Each such policy of insurance shall (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, name the Administrative Agent, on behalf of the Lenders as the lender loss payee thereunder. All certificates of property and general liability insurance are to be delivered to Administrative Agent and the Loan Parties shall use their commercially reasonable efforts to cause such insurers to provide not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent of the exercise of any right of cancellation.

SECTION 5.08    Books and Records; Inspection and Audit Rights; Lender Calls. Each Specified Loan Party will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or their Restricted Subsidiaries, as the case may be. Each Specified Loan Party will, and will cause each Restricted Subsidiary to, at the Borrower’s sole cost and expense, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties (to the extent it is within such Person’s control to permit such inspection), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. Notwithstanding anything to the contrary in this Section 5.08, none of Holdings, the Borrower or any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement.(b)    In addition, annually, if requested by the Administrative Agent and at a time to be mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Section 5.1(a) above, participate in a conference call for Lenders to discuss the financial condition and results of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

SECTION 5.09    Compliance with Laws.

Each Specified Loan Party will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.(b) Without limitation of clause (a) above, each Specified Loan Party will, and will cause each Restricted Subsidiary to: (i) comply with all applicable Environmental Laws and with any permit, license or other approval required under any Environmental Law (“Environmental Permits”) except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) obtain and renew all Environmental Permits necessary for its operations and properties; and (iii) to the extent required

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under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any clean-up, removal or remedial, corrective or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except, in the case of clauses (ii) and (iii), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(e)Without limitation of clause (a) above, each Specified Loan Party will, and will cause each Restricted Subsidiary to comply with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, (iii) the Anti-Corruption Laws, (iv) the accounting provisions of the Foreign Corrupt Practices Act of 1977, as amended, in all material respects and (v) all applicable Anti-Money Laundering Laws.

(f)Holdings will maintain in effect and enforce policies and procedures reasonably designed to cause Holdings and its Subsidiaries and their respective directors, officers, employees and agents to comply with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.10    Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of (i) the Term Loans and the Revolving Loans incurred on the Closing Date, if any, to finance the Transaction occurring on the Closing Date, and (ii) the Supplemental Term Loans incurred on the First Amendment Funding Date (a) during the Supplemental Term Loan Availability Period (or such later date as may be agreed to by the Administrative Agent in its sole discretion), to fund the Specified Distribution and to pay transaction costs, fees and expenses payable in connection with the Specified Distribution and the First Amendment or (b) thereafter, for Permitted Acquisitions, capital expenditures, working capital and any other general corporate purposes not prohibited by the Loan Documents. The proceeds of the Revolving Loans and the Swingline Loans drawn after the Closing Date will be used only for working capital and other general corporate purposes (including Permitted Acquisitions) not prohibited by the Loan Documents. Letters of Credit will be used only for general corporate purposes. The Borrower will not use the proceeds of any Loans or Letters of Credit in violation of any of the representations and warranties contained in Sections 3.15 or 3.16. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall not permit Holdings, its Subsidiaries and its or their respective directors, officers and employees to use, the proceeds of any Borrowing or Letter of Credit, directly or, to the knowledge of Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.11    Additional Restricted Subsidiaries.

(a)If (i) any additional Subsidiary (other than an Excluded Subsidiary) or Intermediate Parent is formed or acquired after the Closing Date or (ii) if any Subsidiary ceases to be an Excluded Subsidiary, Holdings or the Borrower will, within 45 days (or such longer period as the Administrative Agent shall reasonably agree) after such newly formed or acquired Subsidiary or Intermediate Parent is formed or acquired or such Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and each Specified Loan Party will cause such Subsidiary or Intermediate Parent to satisfy the applicable Collateral and Guarantee Requirements with respect to such Subsidiary or Intermediate Parent and with respect to any Equity Interest in or Indebtedness of such Subsidiary or Intermediate Parent owned by any Loan Party within 45 days after such notice (or such longer period as the Administrative Agent shall reasonably agree) and the Administrative Agent

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shall have received a completed Perfection Certificate with respect to such Subsidiary or Intermediate Parent signed by a Responsible Officer, together with all attachments contemplated thereby. Notwithstanding anything contained in this Section 5.11 or any other Loan Document to the contrary, no more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote and 100% of the total combined non-voting power in or of any Restricted Subsidiary acquired or formed after the Closing Date that is a CFC or Disqualified Domestic Subsidiary shall be pledged or similarly hypothecated to guarantee or support any Secured Obligation herein.

(b)Within 45 days (or such longer period as the Administrative Agent may reasonably agree) after Holdings or the Borrower identifies any new Material Subsidiary pursuant to Section 5.03(b), all actions (if any) required to be taken with respect to such Subsidiary in order to satisfy the applicable Collateral and Guarantee Requirements shall have been taken with respect to such Subsidiary.

SECTION 5.12    Further Assurances.

(a)Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, each Specified Loan Party will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the applicable Collateral and Guarantee Requirements to be and remain satisfied, all at the expense of the Loan Parties.

(b)Subject to the limitations set forth in the definition of Collateral and Guarantee Requirement and in the Security Documents, if, after the Closing Date, any owned (but not leased) real property with a fair market value in excess of $2,000,000 (determined at the time of acquisition thereof, or, if acquired prior to the date the applicable Person became a Loan Party, the date such Person became a Loan Party, or, to the extent that any improvements are constructed on any such real property after the date of acquisition, on the date of “substantial completion” or similar timing, as determined by the Borrower in consultation with the Administrative Agent, of such improvements) (“Material Real Property”) is acquired by the Borrower or any other Loan Party or is owned by any Restricted Subsidiary on or after the time it becomes a Loan Party pursuant to Section
5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or constituting Excluded Assets), the Borrower will notify the Administrative Agent within 45 days after the first date on which such real property constitutes Material Real Property, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.” In the event any real property is mortgaged pursuant to this Section 5.12(b), the Borrower or such other Loan Party, as applicable, shall not be required to comply with the “Collateral and Guarantee Requirement” and paragraph (a) of this Section until a reasonable time following the first date on which such real property constitutes Material Real Property, and in no event shall compliance be required until the latest of (a) 90 days following the first date on which such real property constitutes Material Real Property, (b) the date on which the Administrative Agent and the Lenders have completed flood insurance due diligence and flood insurance compliance (including, without limitation, the requirements set forth in the following sentence and subject to the proviso in clause (ii) of such sentence), and (c) such longer time period as

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agreed to by the Administrative Agent in its reasonable discretion. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not enter into a Mortgage with respect to any Material Real Property acquired by any Loan Party after the Closing Date until (i) the date that occurs 30 days after the Administrative Agent has (x) delivered to the Lenders a completed flood hazard determination from a third party vendor, (y) if such Material Real Property is a Flood Hazard Property, delivered notice to the Borrower of that fact and (if applicable) delivered notice to the Borrower that flood insurance coverage is not available and (z) if such notice is required to be provided to the Borrower and flood insurance is available in the community in which such Material Real Property is located, delivered to the Lenders evidence of the required flood insurance, and (ii) the Administrative Agent shall have received confirmation from each Lender that flood insurance due diligence and flood insurance compliance has been completed by such Lender (provided, however, that any such Lender that has not objected pursuant to a written notice delivered to the Administrative Agent within 30 days following the Administrative Agent's delivery of the flood hazard determination required by clause (x) above shall be deemed to have provided such confirmation).

(c)Without limiting the foregoing, neither Holdings nor any of its Subsidiaries shall take any action or consummate any transaction that would have the effect of changing the owner of the Equity Interests of the Borrower or any Intermediate Parent unless the applicable Collateral and Guarantee Requirements are satisfied immediately upon taking such action or the consummation of such transaction.

SECTION 5.13     Compliance with ERISA. The Borrower and each Loan Party shall and shall cause its ERISA Affiliates to maintain each Plan, Employee Benefit Plan and Foreign Plan which is subject to or governed under ERISA, the Code, other federal or state law or other foreign law in compliance in all material respects with the applicable provisions of ERISA, the Code, federal or state law or other foreign law, except where noncompliance would not be reasonably likely to have a Material Adverse Effect or cause a Lien on the assets of the Borrower or any Loan Party (other than Permitted Encumbrances). Except where noncompliance would not be reasonably likely to have a Material Adverse Effect, the Borrower and each Loan Party shall and shall cause its ERISA Affiliates to (a) cause each Employee Benefit Plan that is qualified under Section 401(a) of the Code to maintain such qualification and (b) make all required contributions to any Employee Benefit Plan subject to Section 412 of the Code and to any Foreign Plan.

SECTION 5.14    Annual Lender Meeting. Within 60 days after the delivery of the financial statements required by Section 5.01(a), Holdings shall hold a meeting by conference call (the costs of such call to be paid by the Borrower) with all Lenders who choose to attend such conference call, at which meeting shall be reviewed the financial results of the most recently ended fiscal year, the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings.

    Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.15 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.15, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

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ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each Specified Loan Party covenants and agrees with the Lenders that:

SECTION 6.01    Indebtedness; Certain Equity Securities.

(a)No Specified Loan Party will, or will permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Indebtedness, except:

(i)Indebtedness of Holdings, any Intermediate Parent, the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20);

(ii)Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(iii)Guarantees by Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that such Guarantee is otherwise permitted by Section 6.04; provided further that (A) no Guarantee by any Restricted Subsidiary (other than the Borrower) of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (B) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(iv)Indebtedness of the Borrower owing to any Restricted Subsidiary or of any Restricted Subsidiary owing to any other Restricted Subsidiary or the Borrower to the extent permitted by Section 6.04; provided that (A) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the Intercompany Note or (ii) otherwise reasonably satisfactory to the Administrative Agent, and
(B) all such Indebtedness in excess of $100,000 individually and $500,000 in the aggregate owing by a Subsidiary that is not a Loan Party to any Loan Party shall be evidenced by a note and pledged as Collateral for the Secured Obligations;

(v)(A) Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within 180 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A); provided further that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed an

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aggregate total amount equal to the greater of (x) $15,000,000 at any time outstanding and (y) 5% of Consolidated Total Assets on the date of such incurrence, determined as of the last day of the most recently ended Test Period;

(vi)Indebtedness of the Borrower or any Restricted Subsidiary in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(vii)subject to the last proviso in the definition of “Permitted Acquisition”, Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof as a result of a Permitted Acquisition or similar Investment, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition or similar Investment, and Permitted Refinancings thereof; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or similar Investment;

(viii)unsecured subordinated Indebtedness and/or unsecured convertible Indebtedness of the Borrower in an aggregate outstanding principal amount for all such Indebtedness not exceeding $100,000,000 at any time, consisting of notes or loans under credit agreements, indentures or other similar instruments or agreements and any Permitted Refinancing thereof; provided that (A) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence thereof (other than through the cashless conversion or exchange of any such Indebtedness for Qualified Equity Interests or other Junior Capital), (B) such Indebtedness has no mandatory (other than customary provisions relating to asset sales or a change of control, so long as the rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Loan Document Obligations and the termination of the Commitments) or scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence thereof (in each case, other than through the cashless conversion or exchange of any such Indebtedness for Qualified Equity Interests or other Junior Capital), (C) immediately after giving effect thereto and the use of the proceeds thereof, no Event of Default shall exist or result therefrom, (D) no Person shall guarantee or otherwise provide credit support for any such Indebtedness other than another Loan Party, (E) such Indebtedness shall have customary terms for transactions of that type as determined by the Administrative Agent in its sole discretion, and shall otherwise contain other terms and conditions (including economic terms) that are satisfactory to the Administrative Agent in its sole discretion and (F) in the case of unsecured subordinated Indebtedness only, (1) the Loan Document Obligations shall have been, and while the Loan Document Obligations remain outstanding, no other Indebtedness is or is permitted to be, designated as “Senior Indebtedness” or its equivalent under any indenture or document governing any such applicable Indebtedness and (2) such Indebtedness and any guarantee or other credit support therefor shall have payment subordination terms and shall be subject to a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole discretion;

(ix)(A) Indebtedness representing deferred compensation or stock-based compensation to employees, consultants or independent contractors of Holdings and its Restricted Subsidiaries incurred in the ordinary course of business, and (B) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation to their employees, consultants or independent contractors or other similar

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arrangements incurred by such Persons in connection with Permitted Acquisitions or any other Investment permitted under Section 6.04;

(x)Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent thereof permitted by Section 6.06(a);

(xi)Indebtedness of the Borrower or any Restricted Subsidiary constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments incurred in a Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)Indebtedness of the Borrower or any Restricted Subsidiary consisting of obligations under deferred consideration (earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred in connection with any Permitted Acquisition or other Investment permitted hereunder;

(xiii)Cash Management Obligations and other Indebtedness of the Borrower and the Restricted Subsidiaries in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case, in the ordinary course of business;

(xiv)Indebtedness of the Borrower or any Restricted Subsidiary consisting of
(A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply or manufacturing arrangements, in each case in the ordinary course of business;

(xv)Obligations of the Borrower or any Restricted Subsidiary in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the other Restricted Subsidiaries, in each case in the ordinary course of business or consistent with past practice;

(xvi)other Indebtedness in an aggregate principal amount not exceeding
$25,000,000 at any time outstanding, which shall at all times during the Limited Availability Period be subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion; and

(xvii)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through
(xvi) above.

(b)Holdings and any Intermediate Parent will not create, incur, assume or permit to exist any Indebtedness in respect of which Holdings or any Intermediate Parent is the primary obligor or a guarantor except Indebtedness created under Sections 6.01(a)(i), (ii), (iii), (ix) and (x) and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in the foregoing clauses.

SECTION 6.02    Liens. No Specified Loan Party will, or will permit any Restricted Subsidiary or Intermediate Parent to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

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(i)Liens created under the Loan Documents or granted to secure the Secured Obligations;

(ii)Permitted Encumbrances;

(iii)Liens existing on the date hereof and set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof (or to the extent not listed on Schedule 6.02, where the fair market value of all properties to which such Liens apply under this clause (iii) is less than $100,000 in the aggregate); provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than
(1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01;

(iv)Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that
(A)such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens,
(B)such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (A) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole, or (B) secure any Indebtedness;

(vi)Liens (A) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (B) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(vii)[reserved]

(viii)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section
6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(ix)Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party and Liens granted by a Loan Party in favor of any other Loan Party;

(x)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case

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after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(vii);

(xi)any interest, lien, or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business and covering the assets so leased;

(xii)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Restricted Subsidiaries in the ordinary course of business;

(xiii)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made in the ordinary course of business to secure liability to insurance carriers;

(xiv)(A) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and
(B) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; and

(xv)Liens not otherwise permitted by this Section 6.02 so long as the aggregate principal amount of the obligations secured thereby does not exceed the greater of (x)
$15,000,000 at any time outstanding and (y) 5% of Consolidated Total Assets on the date such Liens are granted, determined as of the last day of the most recently ended Test Period; provided, however, that at all times during the Limited Availability Period, Liens permitted by this clause (xv) that either secure Indebtedness for borrowed money or credit advanced or that are otherwise voluntarily incurred shall be subject to intercreditor arrangements in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.

SECTION 6.03    Fundamental Changes.

(a)No Specified Loan Party will, or will permit any other Restricted Subsidiary or Intermediate Parent to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of all or substantially all of the assets of Holdings and its Restricted Subsidiaries, except that:

(i)(A) Holdings or any Intermediate Parent may merge, amalgamate, consolidate with and into Holdings or any Intermediate Parent; provided that Holdings shall be the continuing or surviving Person, (B) any Restricted Subsidiary or Intermediate Parent may merge with and into the Borrower; provided that the Borrower is the continuing or surviving Person, or (C) in the case of any Restricted Subsidiary (other than the Borrower), any one or more other Restricted Subsidiaries; provided that when any Subsidiary Loan Party is merging with another Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04;

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(ii)(A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (B) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

(iii)any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then
(A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04; provided, further, that the aggregate fair market value of all property subject to Dispositions permitted to be made under the foregoing clause (C) of this clause (iii) during the Limited Availability Period shall not exceed, in the aggregate, the Limited Availability Covenant Cap;

(iv)the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person, (B) any Investment in connection therewith is permitted under Section 6.04 and (C) no Default or an Event of Default shall have occurred and be continuing;

(v)any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 (or arrangements for the compliance with such requirements within 30 days (or by such later date reasonably satisfactory to the Administrative Agent) shall have been made) and if the other party to such transaction is not a Loan Party, no Default exists after giving effect to such transaction;

(vi)any Restricted Subsidiary (other than the Borrower) may effect a merger, dissolution, liquidation, consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05; provided that if the other party to such transaction is not a Loan Party, no Default exists after giving effect to the transaction; and

(vii)the Borrower may, upon not less than thirty (30) days’ prior notice to the Administrative Agent (or such shorter period as the Administrative Agent may reasonably agree), elect to convert its corporate form to a limited liability company organized in the State of Delaware or in any other United States jurisdiction reasonably satisfactory to the Administrative Agent; provided that (i) its constitutive documents will expressly provide that the Equity Interests in the Borrower are a “security” governed by Article 8 of the Uniform Commercial Code, (ii) its Equity Interests shall be certificated and pledged to the Administrative Agent, together with appropriate transfer powers endorsed in blank, and (iii) the Borrower shall have delivered, recorded or effected such other filings, notices and recordations as the Administrative Agent may deem reasonably necessary or desirable for the Collateral and Guarantee Requirements to be satisfied.

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(b) No Specified Loan Party will, or will permit any Restricted Subsidiary or Intermediate Parent to, engage in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

(c) Holdings and any Intermediate Parent will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests of the Borrower and any Intermediate Parent, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, any Intermediate Parent and the Borrower, (iv) any public offering of its common stock or any other issuance or registration of its Equity Interests (including, for the avoidance of doubt, the Preferred Shares) for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (v) the Guarantees in respect of the Loan Document Obligations and the performance of its Loan Document Obligations, (vi) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying Taxes,
(vii)providing indemnification to officers and directors and as otherwise permitted in Section 6.07,
(viii)activities incidental to the consummation of the Transactions, (ix) activities expressly permitted under the Loan Documents, (x) guarantees required by vendors or other trade creditors due to the consolidation of audited financial statements at Holdings and (xi) activities incidental to the businesses or activities described in clauses (i) to (x) of this paragraph.

(d) None of Holdings or any Intermediate Parent will own or acquire any assets (other than Equity Interests as referred to in paragraph (c)(i) above, cash, Cash Equivalents, loans and advances made by Holdings or any Intermediate Parent under Section 6.04(b), intercompany Investments consisting of Indebtedness permitted to be made by it under Section 6.04) or incur any liabilities (other than liabilities as referred to in paragraph (c) above, liabilities imposed by law, including Tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

Notwithstanding anything herein or any other Loan Document to the contrary, no Loan Party that is a limited liability company may divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without the prior written consent of the Administrative Agent, and in the event that any Loan Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of the Administrative Agent as required above), any limited liability companies formed as a result of such division (including all series thereof) shall be required to comply with the obligations set forth in this Agreement and the other Loan Documents and the further assurances obligations included in any Loan Document (including Sections 5.11 and 5.12 above) and become a Borrower or Guarantor (as required by Administrative Agent).

SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. No Specified Loan Party will, or will permit any Restricted Subsidiary or any Intermediate Parent to, make or hold any Investment, except:

(a)cash and Cash Equivalents;

(b)loans or advances to officers, directors and employees of Holdings and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (provided that the amount of such loans and advances

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made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time (excluding any paid in kind capitalized interest in respect thereof) not to exceed $5,000,000 (as determined at the time of such Investment);

(c)Investments (i) by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party and (iii) by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary that is not a Loan Party, constituting an exchange of Equity Interests of such Restricted Subsidiary for Indebtedness of such Restricted Subsidiary or constituting Guarantees of Indebtedness or other monetary obligations of Restricted Subsidiaries that are not Loan Parties owing to any Loan Party;

(d)Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(d) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that, in each case, the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(d) or as otherwise permitted by this Section 6.04;

(e)Investments in Swap Agreements permitted under Section 6.01(a)(vi);

(f)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(g)Permitted Acquisitions; provided that the aggregate amount of cash consideration paid or provided by any Loan Party or any Restricted Subsidiary after the Closing Date in reliance on this Section 6.04(g) (together with any Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.04(m)) for Permitted Acquisitions (including the aggregate principal amount of all Indebtedness assumed in connection with Permitted Acquisitions) for any Restricted Subsidiary that shall not be or, after giving effect to such Permitted Acquisition, shall not become a Loan Party (or for assets that are not purchased by, or promptly contributed to, a Loan Party), shall not exceed the Non-Loan Party Investment Amount at such time (as determined at the time of such Investment);

(h)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i)loans and advances to Holdings (or any direct or indirect parent thereof) or any Intermediate Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 6.06(a)(iv);

(j)so long as no Event of Default shall have occurred and be continuing, other Investments by the Borrower or any Restricted Subsidiary; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this

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clause (j) shall not exceed the Available Amount at such time (excluding any paid in kind capitalized interest in respect thereof and as determined at the time of such Investment);

(k)advances of payroll payments to employees in the ordinary course of business;

(l)so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Borrower shall be in compliance with the Financial Performance Covenant after giving Pro Forma Effect thereto, Investments and other acquisitions to the extent that payment for such Investments is made solely with Qualified Equity Interests (excluding Cure Amounts) of Holdings (or any direct or indirect parent thereof);

(m)acquisitions of, Investments in, and loans and advances to, joint ventures and Unrestricted Subsidiaries by the Borrower and its Restricted Subsidiaries, so long as the aggregate amount invested, loaned or advanced pursuant to this Section 6.04(m) (determined without regard to any write-downs or write-offs of such investments, loans or advances), together with any Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.04(g), does not exceed the Non-Loan Party Investment Amount at such time (excluding any paid in kind capitalized interest in respect thereof and as determined at the time of such Investment);

(n)the licensing, sublicensing or contribution of rights in any Intellectual Property pursuant to joint marketing arrangements with Persons other than Holdings and its Restricted Subsidiaries in the ordinary course of business;

(o)Restricted Subsidiaries of Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Section 5.11, if applicable;

(p)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(q)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(r)advances made in connection with purchases of goods or services in the ordinary course of business;

(s)deposits of cash made in the ordinary course of business to secure performance of operating leases;

(t)guarantees permitted under Section 6.01(a);

(u)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(v)Investments resulting from entering into Secured Cash Management Obligations; and

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(w)other Investments by Holdings or any Restricted Subsidiary not to exceed, in the aggregate, at any time outstanding, (excluding any paid in kind capitalized interest in respect thereof) not to exceed $5,000,000 (as determined at the time of such Investment).

Notwithstanding anything to the contrary contained herein, the total amount of Investments permitted to be made under clauses (b), (g), (i), (j), (l), (m), (u) and (w) of this Section 6.04 during the Limited Availability Period shall not exceed, in the aggregate, the Limited Availability Covenant Cap.

SECTION 6.05    Asset Sales. No Specified Loan Party will, or will permit any Restricted Subsidiary or Intermediate Parent to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will any Specified Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:

(a)(i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired in the ordinary course of business and (ii) Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries;

(b)Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)Dispositions of property to the Borrower or a Restricted Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 6.04 and (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(e)Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.06 and Liens permitted by Section 6.02;

(f)Dispositions of cash and Cash Equivalents;

(g)Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h)leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(i)Dispositions of property to Persons other than Restricted Subsidiaries (other than the sale or issuance of Equity Interests of a Restricted Subsidiary) not otherwise permitted under this Section 6.05; provided that (i) no Event of Default shall exist at the time of, or would

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result from, such Disposition, (ii) the aggregate fair market value of all property disposed of in reliance on this clause (i) shall not, in any fiscal year, exceed the greater of (x) $10,000,000 and
(y) 3.5% of Consolidated Total Assets at the time of such Disposition, determined as of the last day of the most recently ended Test Period; and (iii) with respect to any Disposition pursuant to this clause (i), Holdings, any Intermediate Parent, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; and provided further that (i) Dispositions of the Equity Interests in the Borrower shall be prohibited and (ii) Dispositions of the Equity Interests in any Restricted Subsidiary shall be prohibited unless it is for all of the outstanding Equity Interests of such Restricted Subsidiary owned (directly or indirectly) by the Borrower, except to the extent constituting a permitted Investment in a Restricted Subsidiary under Section 6.04;

(j)Dispositions of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer or such real property as part of an insurance settlement;

(k)Dispositions of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(l)the termination, settlement or unwinding of Swap Agreements to the extent such Swap Agreements are permitted pursuant to this Agreement;

(m)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings for fair market value; provided that no Default has occurred or is continuing or would result therefrom;

(n)the lapse of registered patents, trademarks and other intellectual property of Holdings and its Restricted Subsidiaries, so long as such lapse is not materially adverse to the interests of the Lenders;

(o)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(p)Dispositions of Permitted Factoring Facility Assets in accordance with the terms of any Permitted Factoring Facility Documents;

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Sections 6.05(e), (g), (j), (k) and (n) and except for Dispositions by a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.

Notwithstanding anything to the contrary contained herein, the aggregate fair market value of all property subject to Dispositions permitted to be made under clauses (d) (to the extent such Disposition is made to a Person that is not a Loan Party) and (i) of this Section 6.05 during the Limited Availability Period shall not exceed, in the aggregate, the Limited Availability Covenant Cap.

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SECTION 6.06    Restricted Payments; Certain Payments of Indebtedness.

(a)No Specified Loan Party will, or will permit any Restricted Subsidiary or any Intermediate Parent to, declare or make, directly or indirectly, any Restricted Payment, except:

(i)each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary of the Borrower; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(ii)Holdings, any Intermediate Parent, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person or, in the case of the Preferred Shares, in additional Preferred Shares in accordance with the terms of the Preferred Shares Certificate of Designations;

(iii)the Specified Distribution; provided that if the First Amendment Funding Date does not occur during the Supplemental Term Loan Availability Period, no Restricted Payment shall be permitted under this clause (iii);

(iv)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Holdings may redeem, acquire, retire, repurchase or settle its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests or any phantom equity or similar plan relating to its Equity Interests) (or make Restricted Payments to allow any of Holdings’ direct or indirect parent companies to so redeem, retire, acquire or repurchase their Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, (x) upon the death, disability, retirement or termination of employment of any such Person or (y) otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements, equity holders’ agreement, or phantom equity plan or similar plan relating to its Equity Interests;

(v)any Intermediate Parent, the Borrower and the Restricted Subsidiaries may make Restricted Payments in cash or Cash Equivalents to Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary:

(A)the proceeds of which shall be used by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary to pay its Tax liability to the relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns attributable to the income of the Borrower and any of its Restricted Subsidiaries; provided that Restricted Payments made pursuant to this clause (a)(v)(A) shall not exceed the Tax liability that the Borrower and/or the relevant Restricted Subsidiaries (as applicable) would have incurred were such Taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group;

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(B)the proceeds of which shall be used by Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary to pay (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, and customary indemnification claims made by directors or officers of Holdings (or any parent thereof), in each case to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries and (2) fees and expenses (x) due and payable by any of the Restricted Subsidiaries and (y) otherwise expressly permitted to be paid by such Restricted Subsidiary under this Agreement;

(C)the proceeds of which shall be used by Holdings or any Intermediate Parent to pay franchise Taxes and other fees, Taxes and expenses required to maintain its corporate existence;

(D)the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 6.06(a)(iv);

(E)the proceeds of which shall be used to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement; and

(F)the proceeds of which shall be used to make payments permitted by clause (b)(iv) of this Section 6.06;

(vi)in addition to any Restricted Payments permitted pursuant to Section 6.06, other Restricted Payments in an aggregate amount not to exceed the Available Amount at such time; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Holdings shall be in compliance with the Financial Performance Covenant (provided that for purposes of this clause (vi), the Total Net Leverage Ratio required by Section 6.10(a) of the Financial Performance Covenant on such date shall be deemed to be 0.25x less than the ratio required by the Financial Performance Covenant at such date) (i) in the case of Section 6.10(a) and (b), on a Pro Forma Basis as of the ~~end~~last day of the most recently ended Test Period, (ii) in the case of Section 6.10(c), on the applicable date most recently tested, and (iii) in the case of Section 6.10(d), for the most recently ended applicable three-month period, and (c) Holdings and its Restricted Subsidiaries shall have not less than
$5,000,000 in the aggregate of Unrestricted Cash plus remaining availability under the Revolving Commitments;

(vii)payments permitted under Section 6.07 (other than clause (vii) thereof);

(viii)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(ix)the Borrower and any Intermediate Parent may make Restricted Payments to Holdings in an aggregate amount not to exceed the Available Amount at such time, which proceeds shall be applied by Holdings or any Intermediate Parent to make Restricted Payments in respect of Preferred Shares then outstanding; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) the Total Net Leverage

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Ratio, on a Pro Forma Basis as of the end of the most recently ended Test Period, does not exceed 3.25 to 1.00 and (c) Holdings and its Restricted Subsidiaries shall have not less than
$5,000,000 in the aggregate of Unrestricted Cash plus remaining availability under the Revolving Commitments;

(x)Holdings, the Borrower and any Intermediate Parent may make additional Restricted Payments; provided that (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) the Total Net Leverage Ratio, on a Pro Forma Basis as of the end of the most recently ended Test Period, does not exceed 2.75 to 1.00 and (c) Holdings shall have not less than $5,000,000 in the aggregate of Unrestricted Cash plus remaining availability under the Revolving Commitments;

(xi)Holdings, the Borrower and any Intermediate Parent may make additional Restricted Payments in an aggregate amount not to exceed $15,000,000 during the term of the Agreement; provided that no Default or Event of Default exists or would result from such Restricted Payment on a Pro Forma Basis.

(b)No Specified Loan Party will, or will permit any other Restricted Subsidiary or any Intermediate Parent to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i)payment of regularly scheduled or required interest payments as, in the form of payment and when due in respect of any Indebtedness to the extent such payments in respect of any Junior Financing are permitted by the subordination provisions thereof;

(ii)refinancings, refundings, renewals, modifications or exchanges of Indebtedness to the extent permitted by Section 6.01;

(iii)the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies or any Intermediate Parent; and

(iv)so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and Holdings would be in compliance with a Total Net Leverage Ratio not to exceed 2.75 to 1.00, on a Pro Forma Basis as of the end of the most recently ended Test Period, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the Available Amount at such time.

Notwithstanding anything to the contrary contained herein, the total amount of Restricted Payments permitted to be made under clauses (a)(iv), (a)(v)(D), (a)(vi), (a)(ix), (a)(x) and (a)(xi) of this Section 6.06, together with the total amount of payments permitted to be made in respect of Indebtedness under this Section 6.06(b), in each case during the Limited Availability Period shall not exceed, in the aggregate, the Limited Availability Covenant Cap.

SECTION 6.07    Transactions with Affiliates. No Specified Loan Party will, or will permit any Restricted Subsidiary or any Intermediate Parent to, sell, lease or otherwise transfer any

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property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions with Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary as a result of the transaction), (ii) on terms substantially as favorable to Holdings, any Intermediate Parent, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the payment of fees and expenses related to the Transactions occurring on the Closing Date, (iv) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (v) employment agreements and severance arrangements and health, disability and similar insurance or benefit plans between Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries and their respective officers and employees (including management and employee benefit or incentive plans or agreements, phantom equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with present or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business (including loans and advances pursuant to Sections 6.04(b) and 6.04(k)) and any payments in respect thereof, (vi) transactions pursuant to permitted agreements in existence or contemplated on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (vii) Restricted Payments permitted under Section 6.06(a), (viii) transactions between the Borrower or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower, Holdings or any Intermediate Parent; provided, that such director abstains from voting as a director of the Borrower, Holdings or such Intermediate Parent, as the case may be, on any matter involving such other Person; (ix) any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower; (x) loans or advances to officers, directors, employees or consultants of the Borrower or any of the Restricted Subsidiaries to the extent permitted by Section 6.04; (xi) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower, any Intermediate Parent and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operations of Holdings, any Intermediate Parent, the Borrower and the Restricted Subsidiaries; (xii) consulting and advisory services performed by the Sponsor and payments in respect of such services not to exceed $2,000,000 in any fiscal year; (xiii) such other transactions or series of related transactions with respect to which the aggregate consideration paid, or fair market value of property disposed of, by Holdings and the Restricted Subsidiaries do not at any time exceed $100,000 in the aggregate and (xiv) transactions (A) solely among Loan Parties or (B) among the Borrower and any Restricted Subsidiary or among Restricted Subsidiaries.

SECTION 6.08    Restrictive Agreements. No Specified Loan Party will, or will permit any Restricted Subsidiary or Intermediate Parent to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon
(a)the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Secured Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing clauses (a) and (b) shall not apply to any such restrictions that (i)(x) exist on the date hereof and (to the extent not otherwise permitted by this Section 6.08) are listed on Schedule 6.08 and (y) any renewal or extension of a restriction permitted by clause (i)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (ii)(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such restrictions were not entered

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into solely in contemplation of such Person becoming a Restricted Subsidiary and (y) any renewal or extension of a restriction permitted by clause (ii)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, taken as a whole, in any material respect, (iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 6.01; provided that such restrictions will not materially affect the Borrower’s ability to pay the Loan Documentation Obligations as they become due, (iv) are customary restrictions that arise in connection with any Disposition permitted by Section 6.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but solely to the extent any negative pledge relates to the property financed by or securing such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are imposed by Requirements of Law, (viii) are customary restrictions contained in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, any Intermediate Parent, the Borrower or any Restricted Subsidiary,
(x) are customary provisions restricting assignment of any license, lease or other agreement entered into in the ordinary course of business and otherwise permitted hereunder, (xi) are restrictions on cash (or Cash Equivalents) or deposits imposed by customers under contracts entered into in the ordinary course of business (or otherwise constituting Permitted Encumbrances on such cash or Cash Equivalents or deposits) or (xii) are customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any Restricted Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Loan Parties and their subsidiaries to meet their ongoing obligations.

SECTION 6.09    Amendment of Junior Financing, Organizational Documents and Preferred Shares. No Specified Loan Party will, or will permit any Restricted Subsidiary or Intermediate Parent to, amend, modify, waive, terminate or release (a) the documentation governing any Junior Financing in violation of any subordination or intercreditor agreement applicable thereto or (b) any Organizational Document or the terms of the Preferred Shares, if the effect of such amendment, modification, waiver, termination or release is materially adverse to the Lenders.

SECTION 6.10    Financial Performance Covenant.

(a)Total Net Leverage Ratio. Holdings will not permit the Total Net Leverage Ratio as of the last day of any Test Period ending during any period set forth below to be greater than the ratio set forth opposite such period:

Period	Maximum Total Net Leverage Ratio
First Amendment Effective Date through the fiscal quarter ending June 29, 2019	4.00:1.00
Fiscal quarter ending September 28, 2019 through the fiscal quarter ending October 3, 2020	3.75:1.00
Fiscal quarter ending January 2, 2021 through the fiscal quarter ending October 2, 2021	Not applicable during the Limited Availability Period (or, if the Borrower has made a Trigger Election, 3.75:1.00)
Fiscal quarter ending January 1, 2022 through the fiscal quarter ending October	Not applicable during the Limited Availability Period (or, if the Borrower
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1, 2022	has made a Trigger Election, 3.50:1.00)
Fiscal quarter ending December 31, 2022 through the fiscal quarter ending April 1, 2023	4.00:1.00 (or, if the Borrower has made a Trigger Election on or before October 1, 2022, 3.50:1.00)
Fiscal quarter ending July 1, 2023 and thereafter	3.50:1.00

Notwithstanding the foregoing, with respect to any reference in this Agreement (other than in this Section 6.10, Section 5.01(a) or (c), Section 7.01(d) (solely with respect to Section 6.10), Section 7.02 and Section 8.06) to compliance (on a pro forma basis or otherwise) with this Section 6.10, the Financial Performance Covenant or Total Net Leverage Ratio requirement contained in this Section 6.10 (including, for the avoidance of doubt, any determination of compliance therewith), the Total Net Leverage Ratio required by this Section 6.10 for (x) the fiscal periods ending January 2, 2021, April 3, 2021, July 3, 2021 and October 2, 2021 shall be deemed to be 3.75:1.00 and (y) any fiscal quarter ending on or after January 1, 2022 shall be deemed to be 3.50:1.00, in each case, whether or not the Borrower has made a Trigger Election or the Limited Availability Period has otherwise ended.

(a)Minimum Consolidated EBITDA. During the Limited Availability Period, Holdings will not permit the Consolidated EBITDA as of the last day of any Test Period ending during any period set forth below to be less than the amount set forth opposite such period (with numbers in parentheses denoting negative amounts):

Period	Minimum Consolidated EBITDA
Fiscal quarter ending January 2, 2021	$24,500,000
Fiscal quarter ending April 3, 2021	$19,300,000
Fiscal quarter ending July 3, 2021	$24,700,000
Fiscal quarter ending October 2, 2021	$27,500,000
Fiscal quarter ending January 1, 2022	$14,500,000
Fiscal quarter ending April 2, 2022	($4,500,000)
Fiscal quarter ending July 2, 2022	($6,800,000)
Fiscal quarter ending October 1, 2022	$20,000,000

(b)Minimum Liquidity. During the Limited Availability Period, Holdings will not permit Liquidity as of the last Friday of any fiscal month ending during a period set forth below (or, if such day is not a Business Day, the immediately preceding Business Day) to be less than the amount set forth opposite such period:

Period	Minimum Liquidity
Fourth Amendment Effective Date through	$10,000,000
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January 1, 2022
January 2, 2022, through April 2, 2022	$5,000,000
April 3, 2022, through July 2, 2022	$15,000,000
Thereafter	$20,000,000

Notwithstanding anything to the contrary in Section 5.01(d) hereof, any reasonably detailed calculations of such Liquidity shall not be required to be furnished any sooner than the 25th day of the immediately succeeding fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day).

(d)Minimum Units Booked. During the Limited Availability Period, but only if the Liquidity calculated pursuant to Section 6.10(c) for the most-recently ended fiscal month is less than $50,000,000, Holdings will not permit the Actual Booked Units during any three-fiscal month period set forth below to be less than the number of Units set forth opposite such period. Notwithstanding anything to the contrary in Section 5.01(d) hereof, any reasonably detailed calculations of such Actual Booked Units shall not be required to be furnished any sooner than the 25th day of the immediately succeeding fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day).

Period	Minimum Units Booked
Three month period ending November 27, 2021	1,128
Three month period ending January 1, 2022	776
Three month period ending January 29, 2022	748
Three month period ending February 26, 2022	727
Three month period ending April 2, 2022	763
Three month period ending April 30, 2022	1,111
Three month period ending May 28, 2022	1,525
Three month period ending July 2, 2022	2,053
Three month period ending July 30, 2022	2,072
Three month period ending August 27,2022	2,199
Three month period ending October 1, 2022	2,306

Notwithstanding the foregoing, if the Actual Booked Units during any three-fiscal month period set forth above is less than the minimum number of Units set forth opposite such period, then the Borrower may elect (on no more than two occasions during any twelve-month period) by written notice to the Administrative Agent to carry forward up to 50% of available Rollover Units to such three-fiscal month period, which Rollover Units will deemed to be Actual Booked Units for such three-fiscal month period; provided, however, that the Borrower may not elect to carry forward Rollover Units in two consecutive three-fiscal month periods.

SECTION 6.11     Changes in Fiscal Periods. No Specified Loan Party will, or will
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permit any Restricted Subsidiary to, make any change in fiscal year nor change its method for determining fiscal quarters; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent (or change its method for determining fiscal quarters to any other method), in which case, Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and the other Loan Documents that are necessary to reflect such change in fiscal year or method.

SECTION 6.12     Sale and Leaseback Transactions. No Specified Loan Party will, or will permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (such arrangement, a “Sale and Leaseback Transaction”), except for any Sale and Leaseback Transaction (i) permitted by Section 6.05, (ii) made for cash consideration in an amount not less than the fair market value of such property and (iii) the Net Proceeds of which, when taken together with all other Sale and Leaseback Transactions during the term of this Agreement, do not exceed in the aggregate the greater (x)
$10,000,000 and (y) 3.5% of Consolidated Total Assets at the time of such Sale and Leaseback Transaction, determined as of the last day of the most recently ended Test Period; provided that, if such Sale and Leaseback Transaction results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01 and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02.

SECTION 6.13     Plans. No Specified Loan Party will, or will permit any Restricted Subsidiary or any ERISA Affiliate to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. No Specified Loan Party will, or will permit any Restricted Subsidiary or any ERISA Affiliate to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

SECTION 6.14     Material Intellectual Property. Notwithstanding any other provision of this Agreement, neither Holdings nor any of its Restricted Subsidiaries shall be permitted, whether directly or indirectly, to dispose of, make an investment, dividend or distribution of, or otherwise contribute, transfer, sell, lease or license any Material Intellectual Property, in each case, other than (x) transfers of Material Intellectual Property to a Loan Party, (y) transfers of Material Intellectual Property from a non-Guarantor Restricted Subsidiary to another non-Guarantor Restricted Subsidiary or (z) non-exclusive licenses in the ordinary course of business of any such Material Intellectual Property. For purposes of this Section 6.14, a transfer of Material Intellectual Property shall include (x) any disposition of Equity Interests of a Subsidiary that directly or indirectly owns or has the exclusive license to use any such Material Intellectual Property or the taking of any action (including any designation) that results in a Loan Party that directly or indirectly owns or has the exclusive license to use any such Material Intellectual Property becoming an Excluded Subsidiary and (y) the entering into or optional renewal of an exclusive license of any such Material Intellectual Property.

ARTICLE VII

Events of Default

SECTION 7.01    Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

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(a)any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)any representation or warranty made or deemed made by or on behalf of Holdings or any of its Restricted Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 5.04 (with respect to the existence of any Specified Loan Party or any Material Subsidiary), 5.09 and 5.10 or in Article VI; provided, that any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02, or (ii) Section 5.01 or 5.02(a) and, in each case, such failure shall continue unremedied for a period of ten (10) days;

(e)Holdings or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after receipt of written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)Holdings or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g)any event or condition occurs that results in any Material Indebtedness becoming due or required to be prepaid, repurchased, redeemed or defeased (or in the case of any Swap Agreement, terminated) prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Swap Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or, in the case of any Swap Agreement, to cause the termination thereof, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or its debts, or of a material part of its assets, under any Debtor Relief Law or any other insolvency, receivership or

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similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)Holdings, any Intermediate Parent, the Borrower or any other Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, any Intermediate Parent, the Borrower or any Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or
(v) make a general assignment for the benefit of creditors;

(j)one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) shall be rendered against Holdings or any of its Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of Holdings and its Restricted Subsidiaries, taken as a whole, to enforce any such judgment;

(k)an ERISA Event or a Foreign Plan Event occurs that has resulted or could reasonably be expected to result in liability of a Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l)any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under or consented to under the Loan Documents, (ii) solely as a result of acts or omissions of the Administrative Agent or any Lender or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage in writing;

(m)any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n)any of the Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

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(o)the subordination provisions set forth in any documentation relating to Junior Financing shall cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, or in each case any Loan Party shall affirmatively assert in writing any of the foregoing; or

(p)a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings, any Intermediate Parent or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately,
(ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings, any Intermediate Parent or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any and all rights and remedies available to it under the Loan Documents and applicable law. Notwithstanding anything herein to the contrary, the enforcement of any remedies pursuant to this Section 7.01 shall be subject to Section 4.02 of the Collateral Agreement.

SECTION 7.02    Right to Cure(a)    .

(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Restricted Subsidiaries fail to comply with the requirements of Section 6.10(a) and/or Section 6.10(b), as applicable, as of the last day of any fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day subsequent to the date on which a Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is required to be delivered in accordance with Section 5.01(d), Holdings shall have the right to issue Qualified Equity Interests (that do not constitute any portion of the Liquidity Cure Amount) for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute through its Restricted Subsidiaries to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “EBITDA Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the Total Net Leverage Ratio and/or minimum Consolidated EBITDA shall be recalculated (solely for the purposes of Section 6.10(a) and/or Section 6.10(b), as applicable) giving effect to the following pro forma adjustment:

(i)Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring compliance with the requirements of Section 6.10(a) and/or Section 6.10(b), as applicable, and not for any other purpose under this Agreement, by an amount equal to the EBITDA Cure Amount; and

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(ii)if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the EBITDA Cure Amount or any portion of the EBITDA Cure Amount on the balance sheet of Holdings and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of Section 6.10(a) and/or Section 6.10(b), as applicable, Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of Section 6.10(a) and/or Section 6.10(b), as applicable, as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.10(a) and/or Section 6.10(b), as applicable, that had occurred shall be deemed cured for the purposes of this Agreement.

(b)Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) for purposes of this Section 7.02, the EBITDA Cure Amount shall be no greater than the amount required for purposes of complying with the requirements of Section 6.10(a) and/or Section 6.10(b), as applicable, and any amounts in excess thereof shall not be deemed to be an EBITDA Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the EBITDA Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial-ratio based conditions other than compliance with the requirements of Section 6.10(a) and/or Section 6.10(b), as applicable, and there shall be no pro forma reduction in indebtedness with the proceeds of any EBITDA Cure Amount nor any increase in the available unrestricted cash on the balance sheet of Holdings and its Restricted Subsidiaries for purposes of determining compliance with the covenants contained in Section 6.10(a) or Section 6.10(b), the Total Net Leverage Ratio, Liquidity or for any other purpose. For the avoidance of doubt, no Lender shall be required to make any extension of credit and no Issuing Bank shall be required to Issue any Letters of Credit during the ten Business Day period referred to in clause (a) above unless the Borrower has received the proceeds of such EBITDA Cure Amount.

(c)Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings and the Restricted Subsidiaries fail to comply with the requirements of Section 6.10(c), as of the last Friday of any fiscal month (or, if such day is not a Business Day, the immediately preceding Business Day) (the “Liquidity Date”), at any time prior to the expiration of the third (3rd) Business Day subsequent to the date on which a Compliance Certificate with respect to such fiscal month is required to be delivered in accordance with Section 5.01(d), Holdings shall have the right to issue Qualified Equity Interests (that do not constitute any portion of the EBITDA Cure Amount) for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (which Holdings shall contribute through its Restricted Subsidiaries to the Borrower as cash common equity) (collectively, the “Liquidity Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Liquidity Cure Amount”) pursuant to the exercise by Holdings of such Liquidity Cure Right, the Liquidity shall be recalculated to include such Net Proceeds solely for the purposes of determining compliance with Section 6.10(c) as of the applicable Liquidity Date for such prior fiscal month. If, after giving effect to the foregoing recalculation Holdings and its Restricted Subsidiaries shall then be in compliance with the requirements of Section 6.10(c), then Holdings and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of such Section 6.10(c) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Section 6.10(c) that had occurred shall be deemed cured for the purposes of this Agreement.

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(d)Notwithstanding anything herein to the contrary, (i) in each three consecutive month period of the Borrower there shall be at least two non-consecutive months in which the Liquidity Cure Right is not exercised, (ii) during the term of this Agreement, the Liquidity Cure Right shall not be exercised more than two times and (iii) for purposes of this Section 7.02, the Liquidity Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.10(c) and any amounts in excess thereof shall not be deemed to be a Liquidity Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, there shall be no increase in the available unrestricted cash on the balance sheet of Holdings and its Restricted Subsidiaries for purposes of determining compliance with the covenant in Section 6.10(a) or for any other purpose other than compliance with Section 6.10(c). For the avoidance of doubt, no Lender shall be required to make any extension of credit and no Issuing Bank shall be required to Issue any Letters of Credit during the three (3) Business Day period referred to in clause (c) above unless the Borrower has received the proceeds of such Liquidity Cure Amount.

SECTION 7.03    Application of FundsSECTION 7.04 . After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be Cash Collateralized as set forth herein), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in accordance with Section 4.02 of the Collateral Agreement.

ARTICLE VIII

Administrative Agent

SECTION 8.01    Appointment and Authority.

(a)Each of the Lenders, the Swingline Lender and the Issuing Banks hereby irrevocably appoints Bank of Montreal to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of, or any obligations under, any of such provisions except for its consent rights set forth in Section 8.06.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders, the Swingline Lender and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender

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and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any other similar term) in this Agreement or any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or other Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or
(ii) in the absence of its own gross negligence or willful misconduct; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank; and

(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or

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document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon, and shall not incur any liability for relying upon, any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or amendment of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank sufficiently prior to the making of such Loan or the issuance, extension, renewal or amendment of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06    Resignation of Administrative Agent.

(a)The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor administrative agent in accordance with this Section 8.06. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor administrative agent in accordance with this Section 8.06. Upon receipt of any such notice of resignation or upon any such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1,000,000,000) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (d) (solely with respect to the covenant in Section 6.10), (h) or (i) has occurred and is

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continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks (and with the consent of the Borrower unless an Event of Default under Section 7.01(a), (b), (d) (solely with respect to the covenant in Section 6.10), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Banks directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)Any resignation by Bank of Montreal as Administrative Agent pursuant to this section shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of Montreal resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations with respect to Letters of Credit under Section 2.05. If Bank of Montreal resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment by the Borrower of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of Montreal to effectively assume the obligations of Bank of Montreal with respect to such Letters of Credit.

SECTION 8.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the

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Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender and each Issuing Bank, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or an agreement to provide a new Commitment pursuant to Section 2.20 pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

SECTION 8.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Lead Arranger nor any person named on the cover page hereof as a “Co-Syndication Agent” or “Co-Documentation Agent”, as applicable, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09    Administrative Agent May File Proofs of Claim; Authorization to Enter into Subordination Agreement(a)    . (a) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit outstanding and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of

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any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

(b)The Lenders irrevocably authorize the Administrative Agent to enter into and perform its obligations under any intercreditor agreement or subordination agreement with respect to any such Indebtedness permitted to be incurred by the Loan Parties under this Agreement and any amendments, restatements, supplements or other modifications thereof approved in accordance with the terms thereof. Each Lender acknowledges and agrees to the terms of such subordination or intercreditor agreement.

SECTION 8.10    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to their benefit hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or voting such claims or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and
(ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall severally indemnify the Administrative Agent, within 10 days after the demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.17 and without limiting any obligation of the Borrower to do so pursuant to such Section), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(i) relating to the maintenance of a Participant Register and (iii) any Taxes (other than Indemnified Taxes and Other Taxes) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each

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Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include each Issuing Bank and Swingline Lender.

SECTION 8.11    Swap Obligation and Cash Management Obligation Arrangements. By virtue of a Lender’s execution of this Agreement or an Assignment and Assumption or an agreement to provide a new Commitment pursuant to Section 2.20, as the case may be, any Affiliate of such Lender with whom Borrower or any Loan Party has entered into an agreement creating Swap Obligations or Cash Management Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guarantees as more fully set forth herein. Without limiting the generality of the foregoing, (i) each such Affiliate shall, for the avoidance of doubt, be deemed to have agreed to the provisions of Section 8.12 and
(ii) no such Affiliate shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral). Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Swap Obligations or Cash Management Obligations unless the Administrative Agent has received written notice of such Swap Obligations or Cash Management Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or such Affiliate.

SECTION 8.12    Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time the Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, Issuing Bank or other Secured Party, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender, each Issuing Bank and each other Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender, Issuing Bank or other Secured Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Loan Document Obligations (or any portion thereof) under any Loan Document.

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ARTICLE IX

Miscellaneous

SECTION 9.01    Notices.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i)if to any Specified Loan Party, the Administrative Agent, or Bank of Montreal, in its capacity as Issuing Bank or Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)if to any other Lender or Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) set forth in the applicable Assignment and Assumption or to such other address (or fax number, telephone number or e-mail address) as provided in writing to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF

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MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR
THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, any Intermediate Parent, the Borrower, any Restricted Subsidiary, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, any Intermediate Parent, the Borrower, any Restricted Subsidiary, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc. Each Specified Loan Party, the Administrative Agent, the Swingline Lender and each Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender, each Swingline Lender and each Issuing Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, the Swingline Lender, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02    Waivers; Amendments.

(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the

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foregoing, the making of a Loan or the issuance, amendment or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)Except as provided (i) in Section 2.20 with respect to any Revolving Commitment Increase or Incremental Term Facility Amendment and (ii) in Section 2.24 with respect to any Extension Amendment, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce the amount of scheduled amortization of the principal amount of any Loan or reduce any premium, fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any waiver of any condition precedent set forth in Article IV or the waiver of any Default, or mandatory prepayment shall not constitute a reduction in principal, LC Disbursement, interest, fees or prepayment premiums)), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c);

(iii)postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood the waiving of the applicability of post-default increases in interest rates and any waiver of any Default, mandatory prepayment or condition precedent set forth in Article IV shall not constitute a postponement of any date for payment of any principal, LC Disbursement or interest, fees or prepayment premiums payable hereunder);

(iv)(A) change Sections 2.10(c) or 2.18(b) or (c) hereof in a manner that would alter the pro rata sharing of payments required thereby or (B) change Section 7.03 or Section 9.04(f) hereof or Section 4.02 of the Collateral Agreement in a manner that would alter the manner in which payments or prepayments of principal, interest or other amounts shall be applied as among the Lenders or Classes or Types of Loans, in each case without the written consent of each Lender directly and adversely affected thereby;

(v)change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby;

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(vi)reduce the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii)release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided for in the Guarantee Agreement) without the written consent of each Lender (except as expressly provided in the Security Documents or the other Loan Documents);

(viii)release all or substantially all of the Collateral from the Liens of the Security Documents (except as expressly provided for in the Security Documents or the other Loan Documents) or subordinate a substantial portion of such Liens to other Lien except as expressly permitted under this Agreement or the other Loan Documents, in each case, without the written consent of the Required Lenders;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be and (B) the exercise of rights and remedies in respect of the Collateral shall be subject to the provisions of Section
4.02 of the Collateral Agreement.

Notwithstanding anything to the contrary contained in this Section 9.02 or otherwise in this Agreement or any other Loan Document, (i) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified as is reasonably necessary to effect the provisions of Sections 2.20 or 2.24 with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender or Issuing Bank (except as expressly provided in Sections 2.20 or 2.24, as applicable), (ii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived as is reasonably necessary, with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender or Issuing Bank, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects or (B) cause any Security Document to be consistent with this Agreement and the other Loan Documents, (iii) without the consent of any Lender or Issuing Bank, the Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement, waiver or modification of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document, (iv) any fee letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (v) any increase, extension or renewal of this Agreement (including, without limitation, any increase pursuant to Section 2.20 and any extension pursuant to Section 2.24) shall be, if applicable, subject to (and conditioned upon) the prior completion of flood insurance due diligence and flood insurance compliance in accordance with the requirements of paragraph (e) of the definition of “Collateral and Guarantee Requirement”. The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to the Loan Documents.

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(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender (unless prohibited under applicable law) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)) (or all such amounts in respect of any applicable Class of Loans or Commitments only, in the case of any proposed amendment, modification, waiver or termination requiring the consent of all directly and adversely affected Lenders) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.03    Expenses; Indemnity; Damage Waiver.

(a)The Borrower shall pay, if the Closing Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication), the Joint Lead Arrangers, the Swingline Lender and each Issuing Bank including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, the Joint Lead Arrangers, the Swingline Lender and each Issuing Bank and to the extent reasonably deemed necessary by the Administrative Agent, one regulatory counsel and one local counsel in each relevant jurisdiction and, in the case of any actual or perceived conflict of interest (as

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reasonably determined by the Administrative Agent, Issuing Bank, Swingline Lender or Joint Lead Arranger subject to such conflict), one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole), in connection with (A) the syndication of the credit facilities provided for herein and (B) the preparation, negotiation, execution, delivery, management and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated),
(ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication), the Joint Lead Arrangers, the Swingline Lender each Issuing Bank and each Lender, including the reasonable fees, charges and disbursements of one primary counsel to the Administrative Agent, the Joint Lead Arrangers, the Swingline Lender, each Issuing Bank and each Lender and to the extent reasonably deemed necessary by the Administrative Agent, one regulatory counsel and one local counsel in each relevant jurisdiction and, in the case of any actual or perceived conflict of interest (as reasonably determined by the Administrative Agent, Issuing Bank, Swingline Lender, Joint Lead Arranger or Lender subject to such conflict), one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole), in connection with the enforcement or protection of any rights or remedies in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and including, for each of clauses (i) and (ii) above, without limitation, the reasonable fees, expenses, charges and disbursements of (1) outside consultants reasonably required by the Administrative Agent, and (2) environmental site assessments, as applicable and to the extent reasonably required to be performed under the Loan Documents or by applicable law, and (iii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b)The Borrower shall indemnify the Administrative Agent, each Issuing Bank, the Swingline Lender, each Lender, each Joint Lead Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements, settlement costs and other charges of counsel), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of any claims, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties (as determined by

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a court of competent jurisdiction in a final and non-appealable judgment), (y) resulted from a material breach in bad faith of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) arise from disputes between or among Indemnitees or their Related Parties that do not involve an act or omission by Holdings, the Borrower or any Subsidiary (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, a Joint Lead Arranger or similar role under the Loan Documents). For the avoidance of doubt, this paragraph (b) shall not apply with respect to Taxes that are imposed with respect to any payments of any obligation of any Loan Party under any Loan Document, which shall be governed solely by Section 2.17, or with respect to Other Taxes, which shall be governed solely by Section 2.17. In addition, this paragraph (b) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, liabilities or applicable counsel fees or expenses arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender (or, in the case of a payment to an Issuing Bank or the Swingline Lender, each Revolving Lender) severally agrees to pay to the Administrative Agent or such Issuing Bank or Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank or Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments at such time (or, in the case of a payment to an Issuing Bank or Swingline Lender, its share of the aggregate Revolving Exposures only). The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)To the extent permitted by applicable law, (i) none of Holdings, any Intermediate Parent or the Borrower shall assert, and each hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) no party hereto shall assert, and each party hereby waives any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, provided that nothing in this sentence shall diminish the obligations of any Loan Party under paragraphs (a) or (b) of this Section or any other expense reimbursement or indemnity obligations of any Loan Party set forth herein.

(e)All amounts due under this Section shall be payable not later than fifteen (15) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial

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determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04    Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii), and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender (I) to any Lender or an Affiliate of any Lender or to an Approved Fund or (II) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or (y) by a Revolving Lender (I) to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (II) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, provided that during such period assignments shall be made in consultation with the Borrower; provided, further, that no consent of the Administrative Agent shall be required for an assignment (x) by a Term Lender to any Lender or an Affiliate of any Lender or to an Approved Fund or (y) by a Revolving Lender to any other Revolving Lender or an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender and (B) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.    Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within five (5) Business Days after written notice to the Borrower requesting such consent, the Borrower shall be deemed to have consented to such assignment. Notwithstanding anything to the contrary in this Agreement or in any Assignment and Assumption, no assignment made in accordance with the requirements of this Section 9.04 at the time when made shall be subsequently invalidated solely by virtue of such assignee being subsequently being identified by the Borrower as a Disqualified Institution after such Assignment and Assumption was effected.

(ii)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption

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with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of assignments of Term Loans and (y)
$2,500,000 in the case of assignments of Revolving Loans or Revolving Commitments (and, in each case, integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that such minimum amounts shall not apply to (x) any assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (y) any assignment of all of a Lender’s outstanding Loans and Commitments; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the Borrower any Tax forms required by Section 2.17(e) and a written notice in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank or Swingline Lender may be made unless (1) the assignee shall be or become an Issuing Bank or Swingline Lender, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank or Swingline Lender, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit or Swingline Loans, as applicable, hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Revolving Commitment for purposes of Sections 2.04(a) and 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Commitment prior to such assignment and the assignor’s Revolving Commitment following such assignment; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of

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any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Loan Party, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee and any Tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (v) and paragraph (iv) above. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form (it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee), and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(vi)The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that
(A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and
(C) each Loan Party, the Administrative Agent, the Issuing Banks and the other Lenders shall continue

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to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and related interest amounts on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to any Participants in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations . The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 with respect to its participation sold to such Participant than the applicable Lender would have been entitled to receive, except to the extent such entitlement results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by

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the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f)Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loan Commitment or Term Loans owing to it to the Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments), subject to the following limitations:

(i)the Borrower shall conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that, (A) notice of and invitation to the Auction shall be made to all Term Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 9.04(f) and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii) with respect to all repurchases made by the Borrower pursuant to this Section 9.04(f), (A) the Borrower shall deliver to the Auction Manager a certificate of a Responsible Officer stating that (1) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (2) as of the launch date of the related Auction and the effective date of any Affiliate Assignment Agreement, it is not in possession of any information regarding the Borrower, its Subsidiaries or its Affiliates, or their assets, the Borrower’s ability to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Affiliate Assignment Agreement or any of the transactions contemplated thereby that has not previously been disclosed to the Auction Manager, the Administrative Agent and the Lenders which are not Public Lenders, (B) the Borrower shall not use the proceeds of any Revolving Loans to acquire such Term Loans and (C) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliate Assignment Agreement; and

(iii) following any repurchase by the Borrower pursuant to this Section 9.04(f), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 9.04(f), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

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SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender or any Affiliate of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (e).

SECTION 9.06    Counterparts; Integration; Effectiveness.

(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Loan Document and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on

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the Uniform Electronic Transactions Act; provided that, except as otherwise provided for herein, nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Swingline Lender or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations in whatever currency at any time owing by the Administrative Agent, such Lender, any such Issuing Bank, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent, such Lender, the Swingline Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of the Administrative Agent, such Lender, the Swingline Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent, the applicable Lender, the Swingline Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of the Administrative Agent, each Lender, each Issuing Bank, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, such Issuing Bank, the Swingline Lender and their respective Affiliates may have.

SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or

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for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against any Loan Party or their respective properties in the courts of any jurisdiction.

(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality.

(a)Each of the Administrative Agent, the Issuing Banks and the Lenders severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, agents and advisors, including accountants and legal counsel (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any Governmental Authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by law and other than in connection with routine

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audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any Loan Document or the enforcement of rights hereunder or thereunder,
(v) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (A) any permitted assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any securitization, Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents, (C) any pledgee referred to in Section 9.04(d) or (D) if required by insurers or reinsurers, (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to service providers to the Administrative Agent and the Lenders, including league table providers, in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes hereof, “Information” means all confidential and non-public information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary; it being understood that all information received from Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN WRITING THOUGH A NOTICE OR THE RELEVANT ASSIGNMENT AND ASSUMPTION A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE

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PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13    USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act or such Anti-Money Laundering Law.

SECTION 9.14    Judgment Currency.

(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15    Release of Liens and Guarantees.

(a)A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party). Upon any Disposition by any Loan Party (other than to another Loan Party) of any Collateral in a transaction permitted under this Agreement or any other Loan Document, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document or any other Loan Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than (x) contingent indemnification obligations as to which no claim has been made and (y) Secured Cash Management Obligations and Secured Swap Obligations (each as defined in the Collateral Agreement) as to which arrangements reasonably satisfactory to the applicable Secured Party (as defined in the Collateral Agreement) have been made) and the expiration or termination of all Letters of Credit (including as a

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result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of this Agreement, or as a result of such Letters of Credit being backstopped or cash collateralized), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement. Notwithstanding anything set forth above, the release of a Subsidiary Loan Party that becomes a non-Wholly Owned Subsidiary shall only be permitted if (i) at the time such Subsidiary Loan Party becomes an Excluded Subsidiary of such type, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Disposition or other transaction pursuant to which such Subsidiary Loan Party ceased to be a Wholly-Owned Subsidiary of the Borrower (z) was entered into for a bona fide business purpose and was not undertaken for the purpose of causing such Subsidiary Loan Party to cease to be a Subsidiary Loan Party and (y) was not for less than fair market value as reasonably determined by the Borrower (unless pursuant to a bona fide joint venture with a Person that is not an Affiliate), (iii) after giving pro forma effect to such Disposition or other transaction, less than 50% of the Equity Interests in such Subsidiary Loan Party are directly or indirectly owned by the Borrower and its Affiliates, (iv) after giving pro forma effect to such release and such Disposition or other transaction, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 6.04 (as if such Person were then newly acquired), in an amount equal to the portion of fair market value of the net assets of such Person attributable to the Borrower’s direct or indirect equity interest therein and such Investment is permitted pursuant to Section 6.04 at such time and (v) the Borrower certifies to the Administrative Agent in writing compliance with preceding clauses (i) through (iv).

(b)The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv), (v), (vi), (viii), (xi), (xii) or (xiv), clauses (c), (d), (e), (g) and (i) of the definition of “Permitted Encumbrances” and Liens set forth on Schedule 6.02.

(c)Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

SECTION 9.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party party hereto acknowledges and agrees, on its behalf and on behalf of its Subsidiaries, that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and Holdings and their respective Affiliates has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings and their respective Affiliates is capable of

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evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders, the Issuing Banks and the Joint Lead Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Lenders, the Issuing Banks or the Joint Lead Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, the Issuing Banks, the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Lenders, the Issuing Banks or the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings and their respective Subsidiaries hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders, the Issuing Banks or the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent, any Issuing Bank or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent, any Issuing Bank or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be

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accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19     Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument (including any hedge agreement) that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States) that in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.20     Certain Amendments. In addition to any requirements set forth in Section 9.02(b), without the consent of each Lender adversely affected thereby, no Loan Document nor any provision hereof or thereof may be waived, amended or modified if such waiver, amendment or modification shall directly or indirectly (w) waive, amend or otherwise modify this Section 9.20, (x) alter the manner in which payments or prepayments of principal, interest or other amounts shall be applied as among the Lenders and their Affiliates (including the waterfall provisions), (y) release all or substantially all of the Collateral from the Liens of the Security Documents or subordinate the Liens on the Collateral granted pursuant to the Loan Documents to secure the Secured Obligations to any other Lien or (z) subordinate the Secured Obligations owed to any Lender or any of its Affiliates to any other indebtedness, except, in the cases of the preceding clauses (y) and (z), to any indebtedness that is expressly permitted by Section 9.15(b) as in effect on the Fourth Amendment Effective Date to rank senior in right of payment or be secured by Liens that are senior in priority to the Liens securing the Secured Obligations.

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